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As filed with the Securities and Exchange Commission on October 20, 2003

Registration No. 333-104603

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
 FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Salt Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	36-3972986 (I.R.S. Employer Identification No.)

8300 College Boulevard
Overland Park, Kansas 66210
(913) 344-9200
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Michael E. Ducey
Chief Executive Officer and President
8300 College Boulevard
Overland Park, Kansas 66210
(913) 344-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregory A. Ezring, Esq.
Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
(212) 906-1200

        Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 20, 2003.

PROSPECTUS

         SALT HOLDINGS CORPORATION

OFFER TO EXCHANGE

$123,500,000 aggregate principal amount at maturity of its 12 3/4% Series B Senior Discount Notes due 2012, which have been registered under the Securities Act, for any and all of its outstanding 12 3/4% Series A Senior Discount Notes due 2012.

        We are offering to exchange our 12 3/4% series B senior discount notes due 2012, or the "exchange notes," for our currently outstanding 12 3/4% series A senior discount notes due 2012, or the "outstanding notes." We refer to the outstanding notes and the exchange notes collectively in this prospectus as the "notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture.

        We may redeem up to 35% of the exchange notes using proceeds from one or more equity offerings on or prior to December 15, 2005. We may redeem the exchange notes on or after December 15, 2007 at the prices set forth in this prospectus. Additionally, we may redeem the notes, in whole but not in part, upon a change of control prior to December 15, 2007. Holders may require us to repurchase the exchange notes upon a change of control. There is no sinking fund for the exchange notes. The exchange notes will rank equal with all of our existing and future unsecured senior debt and senior to our future subordinated unsecured debt. As of June 30, 2003, the exchange notes would have been senior to $101.3 million of our debt. The exchange notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes are not guaranteed by any of our subsidiaries and will be effectively subordinated to the existing and future indebtedness of our subsidiaries.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2003, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account though market making or other trading activities must deliver a prospectus in any resale of the exchange notes.

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 13.

        Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

CAUTIONARY NOTE REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied, by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

i

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Except where otherwise noted, references to North America include only the continental United States and Canada, and statements as to our position relative to our competitors or as to market share refer to the most recent available data. Statements concerning (a) North America general trade salt are generally based on historical sales volumes, (b) North America highway deicing salt are generally based on historical production capacity, (c) sulfate of potash are generally based on historical sales volumes and (d) United Kingdom salt sales (general trade and highway deicing) are generally based on sales volumes. Except where otherwise noted, all references to tons refer to "short tons." One short ton equals 2,000 pounds.

        The following items referred to in this prospectus are fiduciary registered and other trademarks pursuant to applicable intellectual property laws and are the property of our wholly owned subsidiary Compass Minerals Group, Inc. or its subsidiaries: "Sifto®," "American Stockman®," "Safe Step®," "Winter Storm®," "Guardian®," "FreezGard®," "Nature's Own®" and "K-Life®."

ii

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-4, the "exchange offer registration statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the "Securities Act," covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Salt Holdings Corporation and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

        The indenture governing the notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the "Exchange Act." Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC. Furthermore, we will provide the trustee for the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the SEC or is prohibited by the Exchange Act, you can obtain a copy of such report, at no cost, by writing or telephoning us at the following address:

Salt Holdings Corporation
8300 College Boulevard
Overland Park, Kansas 66210
Attention: Chief Financial Officer
(913) 344-9200

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

        You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

iii

PROSPECTUS SUMMARY

        This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in the exchange notes. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the "Company," "Salt Holdings," "we," "us" and "our" refer to Salt Holdings Corporation and its consolidated subsidiaries, collectively.

Summary of the Terms of the Exchange Offer

        The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered	$123,500,000 in aggregate principal amount at maturity of 12 3/4% Series B Senior Discount Notes due 2012.
Exchange Offer
We are offering to exchange $1,000 principal amount at maturity of our 12 3/4% Series B Senior Discount Notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount at maturity of our currently outstanding 12 3/4% Series A Senior Discount Notes due 2012. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2003. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount at maturity. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.
See "The Exchange Offer."
Transferability of Exchange Notes
We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement so long as you may accurately make the representations listed under "The Exchange Offer—Transferability of the Exchange Notes." If you are a broker-dealer that acquired outstanding notes as a result of market making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any other government agency or court of competent jurisdiction, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.
By executing the letter of transmittal, you will represent to us that, among other things:
• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

• neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;
• neither you nor any person or entity receiving the related exchange notes is an "affiliate" of Salt Holdings, as that term is defined under Rule 405 of the Securities Act; and
• you are not acting on behalf of any person or entity who could not truthfully make these statements.
See "The Exchange Offer—Procedures for Tendering Outstanding Notes" and "Plan of Distribution."

Effect of Not Tendering
Any outstanding notes that are not tendered, or that are tendered but not accepted, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Effect of Not Tendering."
Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
United States Federal Income Tax Consequences
The exchange of the exchange notes for the outstanding notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes. See "Material United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See "Use of Proceeds."
Exchange Agent	The Bank of New York, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes."

Issuer	Salt Holdings Corporation.
Securities Offered	$123,500,000 in aggregate principal amount at maturity of our 12 3/4% Series B Senior Discount Notes due 2012.
Maturity Date	December 15, 2012.
Interest
Prior to December 15, 2007, interest will accrue on the exchange notes in the form of an increase in the accreted value of the exchange notes. Thereafter, cash interest on the exchange notes will accrue and be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2008, at a rate of 12 3/4% per annum. The accreted value of each exchange note will increase from the date of issuance until December 15, 2007 at a rate of 12 3/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2007.
Original Issue Discount
The exchange notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the exchange notes prior to June 15, 2008, interest will accrue from the issue date of the exchange notes based on the yield to maturity of the exchange notes and will be included as interest income (including for periods ending prior to December 15, 2007) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Consequences."
Ranking	The exchange notes are senior obligations of ours. Accordingly, they will rank:
• equally with all of our existing and future unsecured senior debt;
• ahead of any of our current and future debt that expressly provides for subordination to the exchange notes; and

• subordinated to any of our secured indebtedness to the extent of the value of the security for that indebtedness. As of June 30, 2003, $78.6 million of senior indebtedness under our senior credit facilities was secured by substantially all of our assets in connection with our guarantee of our senior credit facilities.
The exchange notes will be effectively subordinated to all of the existing and future indebtedness of our subsidiaries. As of June 30, 2003, our subsidiaries had total liabilities of $614.7 million.

Optional Redemption
We may redeem any of the exchange notes at any time on or after December 15, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. At any one or more times on or before December 15, 2005, we may choose to repurchase up to 35% of the exchange notes with the money that we raise in one or more equity offerings, as long as we pay 112 3/4% of the accreted value of the exchange notes and at least 65% of the original aggregate principal amount at maturity of notes remains outstanding afterwards. See "Description of the Exchange Notes—Optional Redemption."
Change in Control
Upon a change in control, we may be required to make an offer to purchase each holder's exchange notes at a price equal to 101% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any, to the date of purchase.

In addition, upon a change in control prior to December 15, 2007, we may redeem the exchange notes, in whole but not in part, at a redemption price equal to the accreted value of the exchange notes plus an applicable premium.
Basic Covenants of the Indenture	The indenture contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends on, redeem or repurchase our capital stock;
• make investments;
• permit payment or dividend restrictions on our restricted subsidiaries;
• sell assets;
• create liens;
• engage in transactions with affiliates; and
• consolidate or merge or sell all or substantially all of our assets and the assets of our restricted subsidiaries.

In addition, we will be obligated to offer to repurchase the exchange notes at 100% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of certain asset sales.
These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes—Certain Covenants."

Absence of a Public Market for the Exchange Notes
The exchange notes are new securities, for which there is currently no established trading market and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market making activities with respect to the exchange notes at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote them.

Risk Factors

        See the section entitled "Risk Factors" beginning on page 13 for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Company Overview

        We are the second largest producer of salt in North America, the largest producer of salt in the United Kingdom and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of sulfate of potash, or "SOP", which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world and has a wide variety of end-use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

        • We believe that our cash flows are not materially impacted by economic cycles due to the stable end-use markets of salt and the absence of cost effective alternatives.

        • We operate eleven facilities in North America and the United Kingdom, including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the United Kingdom in Winsford, Cheshire.

        • We believe that we are among the lowest cost rock salt producers in our markets. Our cost advantage is due to the size and quality of our mineral interests, the strategic location of our facilities and our continuous focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt.

        For the year ended December 31, 2002, we sold approximately 11.0 million tons of salt and other minerals, generating sales of $502.6 million and operating income of $77.6 million.

        We operate through the following product lines:

Highway Deicing

        We are the largest producer of rock, or highway deicing, salt in North America. We also operate the largest highway deicing salt mine in the United Kingdom at Winsford, Cheshire and provide an estimated 55% of the United Kingdom's highway deicing salt requirements. We believe we are the only local supplier of highway deicing salt capable of meeting peak winter demand in the United Kingdom. In addition, our highway deicing product line includes the following characteristics:

        • We sell primarily to state, provincial, county and municipal highway departments for deicing applications for which demand depends largely on the number of snowfall days.

        • While subject to seasonal variations in demand, highway-deicing salt is not materially affected by an economic downturn, as it is an essential part of highway maintenance to ensure public safety and continued personal and commercial mobility.

        • Due to the lack of cost-effective alternatives and the steadily expanding highway infrastructure, the production of highway deicing salt in the United States has been increasing over time at 1% per annum, while prices increased by 4% per annum from 1970 to 2001.

        As a result of the contract bidding for the 2001/2002 winter season, we secured significant price increases in North America of 14% over prices paid by customers during the prior year period on all of our highway deicing volume. We were able to achieve these price increases as a result of industry inventory levels being unusually low following the prior season and the effects of several past successive mild winters that kept price increases at lower than historical rates. These price increases improved our product sales and operating income for the year ended December 31, 2002 by approximately $8 million. Following the mild 2001/2002 winter season, the results of the 2002/2003 bidding season yielded essentially no change in the average prices awarded when compared to the prior year bid price.

General Trade Salt

        We are the third largest producer of general trade salt in North America and the second largest in the United Kingdom, serving major retailers, agricultural cooperatives and food producers. Our general trade salt product line includes the following key characteristics:

        • We offer a full range of salt products distributed to several end use markets, including consumer applications such as table salt, water conditioning, consumer ice control, food processing, agricultural applications and a variety of industrial applications.

        • We believe we are the largest private label producer of water conditioning salt and the largest producer of salt-based agricultural products in North America based on tonnage.

        • We manufacture more than 70 private labels of table salt for grocers and major retailers and, in Canada, we market salt under the popular Sifto® brand name.

        • We are the market leader in the United Kingdom for evaporated salt used for water conditioning.

        • Our operations are generally not susceptible to economic cycles as a result of the non-discretionary need for, and low cost of, salt. From 1970-2001, the production of general trade salt in the United States has been increasing over time at over 1% per annum, while prices have been increasing by 5% per annum during the same period.

Sulfate of Potash

        We are the market leader in North American sales of SOP. Approximately 62% of our SOP sales in 2002 were made to domestic customers, which include fertilizer manufacturers, dealers and distributors. Our SOP product line includes the following key characteristics:

        • SOP is primarily used as a specialty fertilizer, providing essential potassium to high-value, chloride-sensitive crops such as certain vegetables and fruits, tea, tobacco and turf grass. We believe that there are growth opportunities for SOP both domestically and internationally because of its favorable impact on crop yield and quality.

        • We believe we are the low cost producer of SOP in North America. We leverage our abundant mineral resources and unique low cost manufacturing process to achieve margins that are attractive compared to other fertilizer products.

        We believe that SOP requires more intense focus and active marketing efforts to sell the benefits of utilizing this product compared to other fertilizer products. In addition, we believe that SOP, as a specialty fertilizer was a non-core product of IMC Global Inc., or "IMC Global," and did not receive sufficient focus to realize its full growth potential. As we continue our market development of our SOP product line, we believe that we can take advantage of the significant growth opportunities arising from SOP's superior performance over commodity potash. See "Business—Specialty Potash Segment."

Recapitalization and Recent Developments

        On November 28, 2001, Apollo Management V, L.P., or "Apollo," through its subsidiary YBR Holdings LLC, or "YBR Holdings," acquired control of Salt Holdings from IMC Global pursuant to a recapitalization of Salt Holdings. As of June 30, 2003, YBR Holdings owned approximately 83.7%, IMC Global owned approximately 5.5% and management (through direct investments, a deferred compensation plan and an option plan) owned approximately 10.8% of Salt Holdings' fully-diluted equity. The cash needed to finance the acquisition of Salt Holdings and the related recapitalization, including related fees and expenses, was provided by equity contributions, the proceeds from the sale of $250.0 million principal amount of 10% senior subordinated notes due 2011 of our wholly owned subsidiary, Compass Minerals Group, Inc., or "Compass Minerals," and borrowings under a $360.0 million senior credit facility. The purchase of equity by YBR Holdings and the subsequent recapitalization and related financing are collectively referred to throughout this prospectus as the "Recapitalization."

        On May 22, 2003, we issued $179,600,000 in aggregate principal amount at maturity of our 12% senior subordinated discount notes due 2013, or the "subordinated discount notes," in a private placement under Rule 144A and Regulation S of the Securities Act. The proceeds from the sale of the subordinated discount notes were distributed to our stockholders. In connection with the offering of our subordinated discount notes, we amended our amended and restated senior credit facilities and received the consent from the holders of a majority of the aggregate principal amount at maturity of the outstanding notes to amend the indenture governing the notes in order to permit the distribution of the proceeds from the offering of the subordinated discount notes to our stockholders. See "Description of Other Indebtedness and Preferred Stock" and "Description of the Exchange Notes."

        On June 23, 2003, we successfully completed the purchase of a portion of IMC Global's minority shareholder interest in Salt Holdings, reducing IMC Global's ownership of Salt Holdings' common stock to approximately 5%. Additionally, we purchased all of our senior preferred stock held by IMC Global, all of our senior subordinated debentures, or "New Seller Notes," payable to IMC Global and approximately $18.0 million of cash held in escrow. We also successfully completed the purchase of IMC Global's remaining SOP business including its SOP marketing business and its Carlsbad, New Mexico SOP product line. The purchase of our stock and securities from IMC Global and the purchase of intangible assets related to IMC Global's remaining SOP business are collectively referred to in this prospectus as the "Transactions." The total purchase price for the Transactions was $60.5 million.

Post-Recapitalization Organization

        Upon consummation of the Recapitalization, Apollo, a managed investment fund, through its subsidiary YBR Holdings, acquired a controlling interest in the common stock of Salt Holdings and has effective control over the business and affairs of Salt Holdings. See "Risk Factors—We are controlled by Apollo, whose interest may not be aligned with yours" and "Principal Stockholders." Salt Holdings was ultimately structured as a holding company, with no operations of its own and deriving substantially all of its revenue and cash flow from its operating subsidiaries. All of our operating subsidiaries are wholly owned subsidiaries of GSL Corporation, NAMSCO Inc. and Compass Minerals (Europe) Limited, which are wholly owned by Compass Minerals. The diagram below summarizes our corporate organization as a result of the consummation of the Recapitalization.

Summary Combined and Consolidated Financial Information

        The following table presents summary combined and consolidated financial information. The statement of operations data for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 are derived from our audited combined and consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1999 and for the nine months ended December 31, 1998 and the balance sheet data as of December 31, 2000 and 1999 are derived from our audited combined financial statements that are not included herein. The historical statement of operations data for the six months ended June 30, 2002 and 2003, and the historical balance sheet data as of December 31, 1998 and June 30, 2002 and 2003, are derived from unaudited combined and consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

        Prior to November 28, 2001, Salt Holdings was incorporated as IMC Potash Corporation, an inactive wholly owned subsidiary of IMC Global. Accordingly, prior to November 28, 2001, the combined and consolidated financial data reflect only the results of Compass Minerals and its subsidiaries which were included in the Recapitalization. As part of the Recapitalization, IMC Potash Corporation was reincorporated as Salt Holdings. At November 28, 2001, IMC Global contributed the net assets of Compass Minerals to Salt Holdings.

        The information included in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited combined and consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	For the nine months ended December 31,	For the years ended December 31,						For the six months ended June 30,
	1998	1999	2000	2001		2002		2002		2003
			(dollars in millions)
Statement of Operations Data:
Sales	$277.7	$494.4	$509.2	$523.2		$502.6		$244.7		$301.4
Cost of sales—shipping and handling	55.8	126.9	140.0	143.2		137.5		68.7		85.2
Cost of sales—products(1)	111.8	213.1	227.7	224.4		202.1		101.7		125.0
Depreciation and amortization(2)	34.3	55.1	44.3	32.6		37.1		18.3		19.4
Selling, general and administrative expenses	36.7	37.2	35.5	38.9		40.6		19.4		23.1
Goodwill write-down(3)	—	87.5	191.0	—		—		—		—
Restructuring and other charges(3)(4)	20.3	13.7	425.9	27.0		7.7		4.7		—
Operating earnings (loss)	18.8	(39.1)	(555.2)	57.1		77.6		31.9		48.7
Interest expense(5)	17.4	19.0	16.4	14.4		42.4		21.1		25.0
Net income (loss)	(14.4)	(67.5)	(467.7)	19.0		18.9		4.0		18.9
Balance Sheet Data (at period end):
Total cash and cash equivalents	$4.9	$4.3	$0.3	$15.9		$11.9		$21.4		$13.7
Total assets	1,423.0	1,290.5	636.0	655.6		644.1		598.6		605.3
Series A redeemable preferred stock	—	—	—	74.6		19.1		79.4		1.8
Total debt(6)	264.7	196.0	152.4	526.5		507.8		458.4		579.1
Other Financial Data:
Cash flows provided by operating activities	$25.7	$78.4	$72.1	$112.4		$82.4		$70.1		$82.9
Cash flows used for investing activities	(39.3)	(48.1)	(34.0)	(43.6)		(19.1)		(6.4)		(26.4)
Cash flows (used for) provided by financing activities	6.4	(33.6)	(43.3)	(53.7)		(69.8)		(58.9)		(56.1)
Ratio of earnings to fixed charges(7)	—	—	—	3.69	x	1.67	x	1.29	x	1.87	x
Capital expenditures	$39.6	$45.6	$33.7	$43.0		$19.5		$6.5		$5.4

(1)
"Cost of sales—products" is presented net of depreciation and amortization.

(2)
"Depreciation and amortization" for purposes of this table excludes amortization of deferred financing costs.

(3)
Based on anticipated proceeds from the sale of Salt Holdings by IMC Global, we recorded an asset impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. In connection with this non-cash charge, goodwill was reduced $191.0 million and mineral properties and rights was reduced $425.6 million. The goodwill write-down in 1999 was the result of lowering goodwill to its recoverable value based on estimated future discounted cash flows of the business.

(4)
"Restructuring and other charges" include primarily those charges related to the impairment of idled assets in December of 1998, the restructuring of our business in the fourth quarter of 1999 designed to reduce employee headcount and an asset impairment in the fourth quarter of 2000 related to the planned disposition of Salt Holdings by IMC Global as described in (3) above. During 2001, we incurred $27.0 million of transaction and transition costs in connection with the Recapitalization. During 2002, we incurred $7.7 million of transition costs in connection with separating Salt Holdings from IMC Global. Substantially all cash payments related to these charges have been made.

(5)
As we have incurred substantial indebtedness in connection with the Recapitalization, we believe it is helpful to provide a measure describing the cash requirements necessary to satisfy our debt service in terms of "cash interest expense," which is interest expense less non-cash interest related to the outstanding notes, the subordinated discount notes, the Seller Notes and the amortization of debt issuance costs, plus amortization of the original issuance premium. Cash interest expense was $39.6 million, $19.4 million, and $18.2 million for the year ended December 31, 2002 and the six months ended June 30, 2002 and 2003, respectively. Cash interest expense is not calculated under GAAP. While cash interest expense and similar variations thereof is commonly used as a measure of the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles the differences between cash interest expense and interest expense, calculated in accordance with GAAP.

		For the six months ended June 30,
	For the year ended December 31, 2002
		2002	2003
	(dollars in millions)
Interest expense	$42.4	$21.1	$25.0
Less non-cash interest expense:
Outstanding notes	0.2	—	4.3
Subordinated discount notes	—	—	1.3
Seller Notes	0.8	0.8	—
New Seller Notes	—	—	0.2
Less (plus) amortization:
Deferred financing costs	1.9	1.0	1.1
Amortization of premium on senior subordinated notes	(0.1)	(0.1)	(0.1)

Cash interest expense	$39.6	$19.4	$18.2

(6)
"Total debt" does not include (i) $9.3 million and $9.8 million of our senior subordinated debentures, or the "Settlement Notes," as of December 31, 2002 and June 30, 2003, respectively, including interest, currently held by a wholly owned subsidiary subject to reissuance if expected future levels of equity returns are not achieved (see Note 8 in our combined and consolidated financial statements) and (ii) additional notes which may be issued in exchange for our senior preferred stock. As of June 30, 2003, an additional $1.8 million aggregate initial accreted value of notes could be issued in exchange for our senior preferred stock. See "Description of Other Indebtedness and Preferred Stock."

(7)
For the purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs and the interest component of our operating rents. The ratio of earnings to fixed charges on a historical basis is not meaningful because we participated in a credit facility with IMC Global and its affiliates and the level of third-party debt was not comparable to the level of third-party debt in place upon consummation of the Recapitalization, the offering by Compass Minerals of an additional $75.0 million in aggregate principal amount of its 10% senior subordinated notes due 2011 on April 10, 2002, or the "April 2002 senior subordinated notes," the offering of the notes, the offering of the subordinated discount notes and the amendment to the senior credit facilities. Earnings were insufficient to cover fixed charges by approximately $1.5 million, $55.6 million and $572.5 million, respectively, for the nine months ended December 31, 1998 and the fiscal years ended December 31, 1999 and 2000.

RISK FACTORS

        You should carefully consider the following risks and all of the information set forth in this prospectus before participating in the exchange offer. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Relating to the Exchange Notes and the Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be a smaller market for the remaining outstanding notes not tendered in the exchange offer. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

        As of June 30, 2003, we had $579.1 million of outstanding indebtedness, including approximately $78.6 million under our senior credit facilities, $328.1 million of Compass Minerals' senior subordinated notes, $71.1 million of our outstanding notes, $101.3 million of our subordinated discount notes, and a stockholders' deficit of $181.8 million. In addition, such outstanding indebtedness does not include (i) $9.6 million of our Settlement Notes, including interest, currently held by a wholly owned subsidiary subject to reissuance if expected future levels of equity returns are not achieved (see Note 8 in our combined and consolidated financial statements) and (ii) additional notes which may be issued in exchange for our senior preferred stock. As of June 30, 2003, $1.8 million aggregate initial accreted value of notes could be issued in exchange for our senior preferred stock. As a result, we are a highly leveraged company. This level of leverage could have important consequences for you, including the following:

  •
  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business;

  •
  we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  •
  it may make us more vulnerable to a downturn in our business or the economy;

  •
  the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the exchange notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing the availability of cash flow for other purposes; and

  •
  materially and adversely effect our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

        In addition, the indenture governing the notes, the indenture governing the subordinated discount notes and our senior credit facilities contain financial and other restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. See "Description of Other Indebtedness and Preferred Stock" and "Description of the Exchange Notes."

Despite our substantial indebtedness we may still incur significantly more debt. This could exacerbate the risks described above.

        The terms of the indenture governing the notes, the indenture governing the subordinated discount notes and our senior credit facilities permit us and our subsidiaries to incur significant additional indebtedness in the future. As of June 30, 2003, we had approximately $126.0 million available for additional borrowing under the revolving credit facility, subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. All borrowings under our senior credit facilities are effectively senior to the exchange notes.

We are a holding company with no operations of our own and depend on our subsidiaries for cash. Our ability to access the cash flow of our subsidiaries may be contingent upon our ability to refinance the debt of our subsidiaries.

        We have no operations of our own and derive substantially all of our revenue and cash flow from our subsidiaries. None of our subsidiaries guaranteed these notes. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, these notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries.

        As of June 30, 2003, the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $614.7 million, or approximately 78% of our total indebtedness and other liabilities. Further, approximately $126.0 million was available to our subsidiaries for additional borrowing under the revolving credit facility. Our subsidiaries who have their debt accelerated may not be able to repay such indebtedness. As a result of general economic, financial, competitive and other factors we can also not assure you that our assets and our subsidiaries' assets will be sufficient to fully repay the exchange notes and our other indebtedness. See "Description of Other Indebtedness and Preferred Stock."

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.

        Although our operations are conducted through our subsidiaries, none of our subsidiaries are obligated to make funds available to us for payment on the exchange notes. Accordingly, our ability to make payments on the exchange notes is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of our senior credit facilities and the indenture governing the senior subordinated notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of our senior credit facilities and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. The terms of our senior credit facilities also restrict our subsidiaries from paying dividends to us in order to fund cash interest on the exchange notes after June 1, 2008, if we do not maintain an adjusted senior indebtedness leverage ratio of 5.25 or less (as of June 30, 2003) or if a default or event of default has occurred and is continuing under our senior credit facilities. As of June 30, 2003, our adjusted senior indebtedness leverage ratio was 2.87. We cannot assure you that we will maintain this ratio. This ratio is not necessarily comparable to other similarly titled ratios of other companies due to inconsistencies in the method of calculation and we encourage you to read our amended and restated credit agreement contained in the exhibits to the registration statement of which this prospectus is a part.

        We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these exchange notes when due. See "Description of Other Indebtedness and Preferred Stock."

The exchange notes will be effectively subordinated to the liabilities of our subsidiaries and borrowings under our senior credit facilities.

        Our subsidiaries will not guarantee the exchange notes. Therefore, the exchange notes will be effectively subordinated to all of our subsidiaries' liabilities. Our subsidiaries' creditors will have the right to be paid before the holders of the exchange notes from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, such subsidiary may not have sufficient assets to make payments to us. As of June 30, 2003, the aggregate amount of liabilities of our subsidiaries was approximately $614.7 million.

        In connection with our guarantee of our senior credit facilities, substantially all of our assets secure borrowings under our senior credit facilities. The exchange notes will be effectively subordinated to all such secured indebtedness under our senior credit facilities to the extent of the value of the collateral. In the event of any bankruptcy, liquidation or dissolution of our assets, holders of secured indebtedness will have a prior claim to the assets that constitute the collateral. Additionally, the indentures governing the exchange notes and the senior subordinated notes and our senior credit facilities permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Restrictive covenants in our senior credit facilities, the indenture governing the notes and the indenture governing the subordinated discount notes may restrict our ability to pursue our business strategies. A default under our senior credit facilities may also prohibit us from making any payments on the exchange notes.

        Our senior credit facilities, the indenture governing the notes and the indenture governing the subordinated discount notes limit our ability, among other things, to:

  •
  incur additional indebtedness or contingent obligations;

  •
  pay dividends or make distributions to our stockholders;

  •
  repurchase or redeem our stock;

  •
  make investments;

  •
  grant liens;

  •
  make capital expenditures;

  •
  enter into transactions with our stockholders and affiliates;

  •
  sell assets; and

  •
  acquire the assets of, or merge or consolidate with, other companies.

        In addition, our senior credit facilities require us to maintain financial ratios. These financial ratios include an interest coverage ratio and a consolidated indebtedness leverage ratio. Although we have historically always been able to maintain these financial ratios, we may not be able to maintain these ratios in the future. Covenants in our senior credit facilities may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

        If we default under our senior credit facilities, we could be prohibited from making any payments on the exchange notes. In addition, if we default under our senior credit facilities, including for reasons of change of control, default under agreements governing our other indebtedness, material judgments in excess of $5,000,000 or inaccuracy of representations and warranties, the lenders could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay the exchange notes in full. See "Description of Other Indebtedness and Preferred Stock—The Senior Credit Facilities." We also encourage you to read our amended and restated credit agreement contained in the exhibits to the registration statement of which this prospectus is a part.

To service our indebtedness, including the exchange notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the exchange notes on or before maturity. Depending on prevailing general economic and financial conditions, competition and other factors, we cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the exchange notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the exchange notes.

        If we undergo a change of control (as defined in the indenture governing the exchange notes) we may need to refinance large amounts of our debt, including the exchange notes, the subordinated discount notes and borrowings under our senior credit facilities. If a change of control occurs, we must offer to buy back the exchange notes for a price equal to 101% of the accreted value of the exchange notes, plus any accrued and unpaid interest. We may not have sufficient funds available to make any required repurchases of the exchange notes and our other indebtedness with similar provisions upon a change of control. In addition, our senior credit facilities prohibit us from repurchasing the exchange notes until we first repay our senior credit facilities in full. If we fail to repurchase the exchange notes in that circumstance, we will go into default under both the indenture governing the exchange notes and the senior credit facilities. Any future debt which we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The buyback requirements also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a change of control under the indenture governing the exchange notes. See "Description of the Exchange Notes—Change of Control."

You will be required to pay U.S. federal income tax on accrual of original issue discount on the exchange notes even if we do not pay cash interest.

        The exchange notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the exchange notes prior to December 15, 2007, and there will be no periodic payments of cash interest on the exchange notes prior to June 15, 2008, original issue discount (the difference between the stated redemption price at maturity and the issue price of the exchange notes) will accrue from the issue date of the exchange notes. Consequently, purchasers of the exchange notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the exchange notes) and the issue price of the exchange notes. See "Material United States Federal Income Tax Consequences."

You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

        The exchange notes will be new securities for which there is currently no established trading market and none may develop. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. The initial purchasers of the outstanding notes have indicated to us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are under no obligation to do so. At their discretion, the initial purchasers could discontinue their market making efforts at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

The market price for the exchange notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. Although we have not experienced any substantial disruptions or volatility with respect to our non-investment grade debt, including the outstanding notes, the market for the exchange notes, if any, may be subject to disruptions and price volatility. Any such disruptions may adversely affect the market price of your exchange notes.

Risks Relating to Our Business

The demand for our products changes seasonally and variations in our cash flows from quarter to quarter as a result of weather conditions may have an adverse effect on our ability to make payments on our indebtedness, including the exchange notes.

        Our highway deicing product line is seasonal, with operating results varying from quarter to quarter. Over the last four years, our North American highway deicing product line has generated over 65% of its annual sales during the months of December through March when the need for highway deicing is at its peak. We need to stockpile sufficient highway deicing salt in the first two fiscal quarters to meet estimated demand for the winter season. Weather conditions that impact our highway deicing product line include temperature, levels of precipitation, number of snow days and duration and timing of snow fall in our relevant geographic markets. Lower than expected sales by us during this period could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our indebtedness.

        Our SOP operating results are dependent in part upon conditions in the agriculture markets. The agricultural products business can be affected by a number of factors, the most important of which for U.S. markets are weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption) and quantities of crop nutrients imported to and exported from North America.

Economic and other risks associated with international sales and operations could adversely affect our business, including economic loss and a negative impact on earnings.

        Since we manufacture and sell our products primarily in the United States, Canada and the United Kingdom, our business is subject to risks associated with doing business internationally. Our sales outside the United States, as a percentage of our total sales, was 34% and 36% for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. Accordingly, our future results could be harmed by a variety of factors, including:

  •
  changes in foreign currency exchange rates;

  •
  exchange controls;

  •
  tariffs, other trade protection measures and import or export licensing requirements;

  •
  potentially negative consequences from changes in tax laws;

  •
  differing labor regulations;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

  •
  restrictions on our ability to repatriate dividends from our subsidiaries; and

  •
  unexpected changes in regulatory requirements.

        Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in U.S. dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in Canadian dollars and pound sterling. Significant changes in the value of Canadian dollars and pound sterling relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the exchange notes and borrowings under our senior credit facilities.

        In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We have in the past experienced and expect to continue to experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations. We expect that the portion of our revenues denominated in non-U.S. dollar currencies will continue to increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Effects of Currency Fluctuations and Inflation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risk."

        Our overall success as a global business depends, in part, upon our ability to succeed in differing economic and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

We are a newly formed company with limited operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company.

        We were not operated as a stand-alone company for the three years prior to the closing of the Recapitalization. Prior to the Recapitalization, IMC Global provided us with a number of support services, including corporate services such as accounting functions, internal audit, treasury, taxation, company secretarial, legal and intellectual property, property management, insurance administration, human resources functions, credit management and information technology functions. While we believe we have made arrangements for replacement services appropriate for operation as a stand-alone company, there is a risk that continuity or effectiveness in the performance of these functions will be affected as a result of our transition.

Our operations are dependent on natural gas and a significant interruption in the supply or increase in the price of natural gas could have a material adverse affect on our financial condition or results of operations.

        Energy costs represented approximately 12% of the costs of our North American salt production in 2002. Natural gas is a primary fuel source used in the salt production process. Our profitability is impacted by the price and availability of the natural gas we purchase from third parties. We do not have any long-term contracts for the purchase of natural gas. Our contractual arrangements for the supply of natural gas do not specify quantities and are automatically renewed annually unless either party elects not to do so. We do not have arrangements in place with back-up suppliers. A significant increase in the price of natural gas that is not recovered through an increase in the price of our products or an extended interruption in the supply of natural gas to our production facilities could have a material adverse effect on our business, financial condition or results of operations.

Competition in our markets could limit our ability to attract and retain customers, force us to continuously make capital investments and put pressure on the prices we can charge for our products.

        We encounter competition in all areas of our business. Competition in our product lines is based on a number of considerations including product performance, cost of transportation in the distribution of salt, brand reputation, quality of client service and support and price. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We may have to adjust the prices of some of our products to stay competitive. We may not have sufficient resources to continue to make such investments or that we will maintain our competitive position. Some of our competitors have greater financial and other resources than we do.

Environmental laws and regulation may subject us to significant liability and require us to incur additional costs in the future.

        We are subject to numerous environmental, health and safety laws and regulations in the United States, Canada and Europe, including laws and regulations relating to land reclamation and remediation of hazardous substance releases, and discharges to air and water. For example, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or "CERCLA," imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons (known as "potentially responsible parties") who are considered to have contributed to the release of "hazardous substances" into the environment. Although we are not currently incurring material liabilities pursuant to CERCLA, we may in the future incur material liabilities under CERCLA and other environmental cleanup laws, with regard to our current or former facilities, adjacent or nearby third party facilities or off-site disposal locations. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and in some cases criminal, sanctions.

        We have received notices from governmental agencies that we may be a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. We have entered into "de minimis" settlement agreements with the United States with respect to certain CERCLA sites, pursuant to which we have made one-time cash payments and received statutory protection from future claims arising from those sites. At other sites for which we have received notice of potential CERCLA liability, we have provided information to the U.S. Environmental Protection Agency, or the "EPA," that we believe demonstrates that we are not liable and the EPA has not asserted claims against us with respect to such sites. In some instances, we have agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake investigations, which currently are in progress, to determine whether remedial action may be required to address such contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform remedial activities that will address identified site conditions. At the present time, we are not aware of any additional sites for which we expect to receive a notice from the EPA of potential CERCLA liability. However, based on past operations there is a potential that we may receive such notices in the future for sites of which we are currently unaware. Taking into account established reserves, expenditures for our known environmental liabilities and site conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures could be required in the future to remediate the contamination at these or at other current or former sites.

        Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations. For more information, see "Business—Environmental, Health and Safety Matters."

The Canadian government's proposal to designate road salt as a toxic substance could have a material adverse affect on our business, including reduced sales and the incurrence of substantial costs and expenditures.

        In December 2001, the Canadian government released a Priority Substances List Assessment Report for road salt. This report found that road salts are entering the environment under conditions that may have a harmful effect or constitute a danger to the environment. Based on this report, the Minister of Environment has proposed designating road salt as a "toxic" substance pursuant to the Canadian Environmental Protection Act. Canada's federal cabinet, which has ultimate responsibility, has not yet taken final action with respect to this proposal and is not subject to any deadline to do so. At this point, Environment Canada has indicated that, whether or not road salts are declared toxic, their preferred course of action is the establishment of voluntary guidelines for users as opposed to any form of regulation. Environment Canada has been developing these guidelines based on consultation with a broad-based stakeholders group, which includes the salt industry. On September 20, 2003, Environment Canada released a proposed Code of Practice to serve as these guidelines. The proposed Code of Practice remains subject to public comment until November 19, 2003. Environment Canada has indicated that it expects to publish the final code in 2004. Although the proposed Code of Practice remains subject to change, the released draft requires large road salt users to develop salt management plans. We do not believe that this would have a material direct effect on us, but the new salt management plans may lead our customers in Canada to require less road salt.

        Given the importance of road salt for traffic safety and the current lack of any practical substitute, we deem it unlikely that any final guideline or regulation would result in a complete ban on the use of road salt. We do, however, recognize the importance of environmental protection in Canada's decision-making process. Although we cannot predict whether the proposal to designate road salts as a toxic substance will be finalized or the precise form of the proposed Code of Practice or other future regulation, if standardized guidelines are developed for the use and storage of road salt or any alternate deicing products, we could suffer reduced sales and incur substantial costs and expenses that could have a material adverse effect on our business, financial condition and results of operation. Our road salt sales, net of shipping and handling, in Canada generated approximately 10% of our total sales in 2002. In addition, while we are not aware of any similar governmental proposals for the designation of road salt as a toxic substance in either the United States or the United Kingdom, we cannot guarantee that these proposals will not arise.

Our operations are dependent on our having received the required permits and approvals from governmental authorities.

        We hold numerous governmental environmental, mining and other permits and approvals authorizing operations at each of our facilities. A decision by a governmental agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental or other permits or approvals. We currently do not have any material pending permits or approvals.

Protection of proprietary technology—Our intellectual property may be misappropriated or subject to claims of infringement.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret protection, as well as licensing agreements and third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved or that others will not infringe or challenge our intellectual property rights. The patents we currently have in place expire over the next one to fifteen years. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. Many of our important brand names are registered as trademarks in the United States and foreign countries. These registrations can be renewed if the trademark remains in use. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, we may lose the competitive advantage provided by our intellectual property and our results of operations may suffer material adverse consequences as a result.

If we are unsuccessful in negotiating new collective bargaining agreements, we may experience significant increases in the cost of labor or a disruption in our operations.

        As of June 30, 2003, we had 1,529 employees. Approximately 37% of our U.S. workforce (54% of our global workforce) is represented by labor unions. Of our nine material collective bargaining agreements, four will expire in 2004, one will expire in 2005 and four will expire in 2006. Additionally, approximately 13% of our workforce is employed in Europe where trade union membership is common. Although we believe that our relations with our employees are good, as a result of general economic, financial, competitive, legislative, political and other factors beyond our control, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

We rely on independent distributors and the loss of a substantial number of these distributors may reduce our profits and sales.

        In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. In 2002, 12% of our revenues were generated through these independent distributors. Many of these independent distributors are not bound to us by exclusive distribution contracts and may offer products and services to our customers that compete with ours. In addition, the majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a notice period, which on average is a six month period. The loss of a substantial number of these distributors or the decision by many of these distributors to offer competitors' products to our customers could materially reduce our sales and profits.

We are controlled by Apollo, whose interests may not be aligned with yours.

        A holding company controlled by Apollo and its affiliates owns approximately 84% of our fully diluted equity and, therefore, has the power to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock. See "Related Party Transactions."

        The interests of Apollo and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Apollo as equity holder might conflict with your interests as a exchange note holder. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of exchange notes. In addition, our sponsors or their affiliates currently own, and may in the future own, businesses that directly compete with ours.

If we cannot successfully complete acquisitions or integrate acquired businesses, our internal growth may be limited.

        Our business strategy is based in part on our ability to supplement internal growth by pursuing opportunistic acquisitions of small complementary businesses. We do not know whether in the future we will be able to complete acquisitions on acceptable terms, identify suitable businesses to acquire or successfully integrate acquired businesses. We compete with other potential buyers for the acquisition of other small complementary businesses. This competition and regulatory considerations may result in fewer acquisition opportunities. If we cannot complete acquisitions, our internal growth may be limited and our financial condition may be adversely affected.

Our business is dependent upon highly skilled personnel, and the loss of key personnel may have a material adverse effect on our development and results of operations.

        The success of our business is dependent on our ability to attract and retain highly skilled managers and other personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our development, earnings and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the outstanding notes to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., the initial purchasers of the outstanding notes, on December 20, 2002. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

        The registration rights agreement requires us to:

  •
  file a registration statement for the exchange offer and the exchange notes not later than 120 days after the issue date of the outstanding notes;

  •
  use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 180 days after the issue date of the outstanding notes;

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  consummate the exchange offer not later than 210 days after the issue date of the outstanding notes; and

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  file a shelf registration statement for the resale of the outstanding notes in the event that we are not permitted to effect the exchange offer because it would violate any applicable law, the exchange offer is not consummated within 210 days after the issue date of the outstanding notes or any holder of the outstanding notes is not eligible to participate in the exchange offer, and use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act.

        These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. All additional interest that accrues on or prior to December 15, 2007 shall be added to the accreted value of each outstanding note and all additional interest that accrues thereafter shall be payable in cash to holders of outstanding notes on each scheduled interest payment date. We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

        Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See "Where You Can Find More Information."

Transferability of the Exchange Notes

        Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

  •
  you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

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  neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

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  neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

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  neither you nor any such person or entity is an "affiliate" of Salt Holdings, as such term is defined under Rule 405 under the Securities Act; and

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  you are not acting on behalf of any person or entity who could not truthfully make these statements.

        To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

        Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer; Acceptance of Tendered Notes

        Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2003. We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount at maturity.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

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  the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

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  the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes; and

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  the holders of the exchange notes will not be entitled to rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

        As of the date of this prospectus, $123.5 million in aggregate principal amount at maturity of notes was outstanding. We have fixed                        , 2003 as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

        We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading "—Solicitation of Tenders; Fees and Expenses." However, we will not pay any taxes incurred in connection with a holder's request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See "—Transfer Taxes" in this section below.

Expiration Date; Extensions; Amendment

        We will accept validly tendered outstanding notes and exchange them promptly for exchange notes in accordance with Rule 14e-1(c) under the Exchange Act. The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, or the "Expiration Date," unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, delay accepting any tendered notes or, if any of the conditions described below under the heading "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

Interest on the Exchange Notes

        Prior to December 15, 2007, interest will accrue on the exchange notes in the form of an increase in the accreted value of the exchange notes. Thereafter, cash interest on the exchange notes will accrue and be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2008, at a rate of 12 3/4% per annum. The accreted value of each exchange note will increase from the date of issuance until December 15, 2007, at a rate of 12 3/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2007.

Procedures for Tendering Outstanding Notes

        Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must:

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  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

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  have the signatures guaranteed if required by the letter of transmittal; and

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  mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

        To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

        By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading "—Transferability of the Exchange Notes."

        All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

        If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

        Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an "eligible guarantor institution."

        Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

        If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

        If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or the "DTC," for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an "agent's message" in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. Upon receipt of such holder's acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an "agent's message" to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

        The term "agent's message" means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

  •
  DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal; and

  •
  we may enforce such agreement against such participant.

        In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Salt Holdings' Rights Under the Exchange Offer

        All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer for all holders of outstanding notes or to waive any defects or irregularities of tender for any notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

        We intend to notify holders of defects or irregularities in tenders of outstanding notes. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

        If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution," which is defined above under the heading "—Guarantee of Signatures;"

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  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

  •
  the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on            , 2003. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must:

  •
  specify the name of the person having tendered the notes to be withdrawn;

  •
  identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

  •
  specify the name in which any such notes are to be registered, if different from that of the registered holder.

        Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "—Procedures for Tendering Outstanding Notes."

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        These conditions are for the sole benefit of Salt Holdings and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use every reasonable effort to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

        To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount at maturity of outstanding notes will be reduced by the amount so tendered and a holder's ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading "—Purpose of the Exchange Offer."

        Accordingly, the notes not tendered may be resold only:

  •
  to us or our subsidiaries;

  •
  pursuant to a registration statement which has been declared effective under the Securities Act;

  •
  for so long as the notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

  •
  pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Salt Holdings and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Salt Holdings and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller's property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

        We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

        We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

        The Bank of New York is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, New York 10286 Attn: Carolle Montreuil
By Overnight Courier or By Hand:	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, New York 10286 Attn: Carolle Montreuil
Confirm by Telephone:	(212) 815-5920

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

        DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

        The outstanding notes were issued in exchange for an equal principal amount at maturity of our 13 3/4% Series A subordinated discount debentures due 2013. Original issue discount accreted on the subordinated discount debentures at a rate of 13 3/4% per year and the subordinated discount debentures were scheduled to mature on November 28, 2013. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2003 on a historical basis. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined and consolidated financial statements and the notes thereto included in the back of this prospectus.

As of June 30, 2003
(in millions)
Cash and cash equivalents	$13.7

Debt:
Senior credit facilities
Revolving debt(1)	$—
Bank term debt	78.6
10% Senior Subordinated Notes(2)	328.1
12 3/4% Senior Discount Notes	71.1
12% Senior Subordinated Discount Notes	101.3

Total debt(3)	579.1
Series A Redeemable Preferred Stock	1.8
Total stockholders' deficit	(181.8)

Total capitalization	$399.1

(1)
Total availability of $126.0 million for general corporate purposes and seasonal borrowings, subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. The average amount of revolver borrowings during the year will vary due to seasonal working capital requirements.

(2)
Includes $3.1 million premium received in connection with the issuance of the April 2002 senior subordinated notes, net of amortization.

(3)
"Total debt" does not include (i) $9.6 million of our Settlement Notes, including interest, currently held by a wholly owned subsidiary subject to reissuance if expected future levels of equity returns are not achieved (see Note 8 in our combined and consolidated financial statements) and (ii) additional notes which may be issued in exchange for our senior preferred stock. As of June 30, 2003, an additional $1.8 million aggregate initial accreted value of notes could be issued in exchange for our senior preferred stock. See "Description of Other Indebtedness and Preferred Stock."

SELECTED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

        The following table presents selected combined and consolidated financial information. The statement of operations data for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 are derived from our audited combined and consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1999 and for the nine months ended December 31, 1998 and the balance sheet data as of December 31, 2000 and 1999 are derived from our audited combined financial statements that are not included herein. The historical statement of operations data for the six months ended June 30, 2002 and 2003, and the historical balance sheet data as of December 31, 1998 and June 30, 2002 and 2003, are derived from unaudited combined and consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

        Prior to November 28, 2001, Salt Holdings was incorporated as IMC Potash Corporation, an inactive wholly owned subsidiary of IMC Global. Accordingly, prior to November 28, 2001, the combined and consolidated financial data reflect only the results of Compass Minerals and its subsidiaries which were included in the Recapitalization. As part of the Recapitalization, IMC Potash Corporation was reincorporated as Salt Holdings. At November 28, 2001, IMC Global contributed the net assets of Compass Minerals to Salt Holdings.

        The information included in this table should be read in conjunction with "Prospectus Summary—Summary Combined and Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited combined and consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	For the nine months ended December 31,	For the years ended December 31,						For the six months ended June 30,
	1998	1999	2000	2001		2002		2002		2003
	(dollars in millions)
Statement of Operations Data:
Sales	$277.7	$494.4	$509.2	$523.2		$502.6		$244.7		$301.4
Cost of sales—shipping and handling	55.8	126.9	140.0	143.2		137.5		68.7		85.2
Cost of sales—products(1)	111.8	213.1	227.7	224.4		202.1		101.7		125.0
Depreciation and amortization(2)	34.3	55.1	44.3	32.6		37.1		18.3		19.4
Selling, general and administrative expenses	36.7	37.2	35.5	38.9		40.6		19.4		23.1
Goodwill write-down(3)	—	87.5	191.0	—		—		—		—
Restructuring and other charges(3)(4)	20.3	13.7	425.9	27.0		7.7		4.7		—
Operating earnings (loss)	18.8	(39.1)	(555.2)	57.1		77.6		31.9		48.7
Interest expense(5)	17.4	19.0	16.4	14.4		42.4		21.1		25.0
Net income (loss)	(14.4)	(67.5)	(467.7)	19.0		18.9		4.0		18.9
Balance Sheet Data (at period end):
Total cash and cash equivalents	$4.9	$4.3	$0.3	$15.9		$11.9		$21.4		$13.7
Total assets	1,423.0	1,290.5	636.0	655.6		644.1		598.6		605.3
Series A redeemable preferred stock	—	—	—	74.6		19.1		79.4		1.8
Total debt(6)	264.7	196.0	152.4	526.5		507.8		458.4		579.1
Other Financial Data:
Cash flows provided by operating activities	$25.7	$78.4	$72.1	$112.4		$82.4		$70.1		$82.9
Cash flows used for investing activities	(39.3)	(48.1)	(34.0)	(43.6)		(19.1)		(6.4)		(26.4)
Cash flows (used for) provided by financing activities	6.4	(33.6)	(43.3)	(53.7)		(69.8)		(58.9)		(56.1)
Ratio of earnings to fixed charges(7)	—	—	—	3.69	x	1.67	x	1.29	x	1.87	x
Capital expenditures	$39.6	$45.6	$33.7	$43.0		$19.5		$6.5		$5.4

(1)
"Cost of sales—products" is presented net of depreciation and amortization.

(2)
"Depreciation and amortization" for purposes of this table excludes amortization of deferred financing costs.

(3)
Based on anticipated proceeds from the sale of the Salt Holdings by IMC Global, we recorded an asset impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. In connection with this non-cash charge, goodwill was reduced $191.0 million and mineral properties and rights was reduced $425.6 million. The goodwill write-down in 1999 was the result of lowering goodwill to its recoverable value based on estimated future discounted cash flows of the business.

(4)
"Restructuring and other charges" include primarily those charges related to the impairment of idled assets in December of 1998, the restructuring of our business in the fourth quarter of 1999 designed to reduce employee headcount and an asset impairment in the fourth quarter of 2000 related to the planned disposition of Salt Holdings by IMC Global as described in (3) above. During 2001, we incurred $27.0 million of transaction and transition costs in connection with the Recapitalization. During 2002, we incurred $7.7 million of transition costs in connection with separating Salt Holdings from IMC Global. Substantially all cash payments related to these charges have been made.

(5)
As we have incurred substantial indebtedness in connection with the Recapitalization, we believe it is helpful to provide a measure describing the cash requirements necessary to satisfy our debt service in terms of "cash interest expense," which is interest expense less non-cash interest related to the outstanding notes, the subordinated discount notes, the Seller Notes and the amortization of debt issuance costs, plus amortization of the original issuance premium. Cash interest expense was $39.6 million, $19.4 million and $18.2 million for the year ended December 31, 2002 and the six months ended June 30, 2002 and 2003, respectively. Cash interest expense is not calculated under GAAP. While cash interest expense and similar variations thereof is commonly used as a measure of the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles the differences between cash interest expense and interest expense, calculated in accordance with GAAP.

		For the six months ended June 30,
	For the year ended December 31, 2002
		2002	2003
	(dollars in millions)
Interest expense	$42.4	$21.1	$25.0
Less non-cash interest expense:
Outstanding notes	0.2	—	4.3
Subordinated discount notes	—	—	1.3
Seller Notes	0.8	0.8	—
New Seller Notes	—	—	0.2
Less (plus) amortization:
Deferred financing costs	1.9	1.0	1.1
Amortization of premium on senior subordinated notes	(0.1)	(0.1)	(0.1)

Cash interest expense	$39.6	$19.4	$18.2

(6)
"Total debt" does not include (i) $9.3 million and $9.8 million of our Settlement Notes as of December 31, 2002 and June 30, 2003, respectively, including interest, currently held by a wholly owned subsidiary subject to reissuance if expected future levels of equity returns are not achieved (see Note 8 in our combined and consolidated financial statements) and (ii) additional notes which may be issued in exchange for our senior preferred stock. As of June 30, 2003, an additional $1.8 million aggregate initial accreted value of notes could be issued in exchange for our senior preferred stock. See "Description of Other Indebtedness and Preferred Stock."

(7)
For the purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs and the interest component of our operating rents. The ratio of earnings to fixed charges on a historical basis is not meaningful because we participated in a credit facility with IMC Global and its affiliates and the level of third-party debt was not comparable to the level of third-party debt in place upon consummation of the Recapitalization, the offering of the April 2002 senior subordinated notes, the offering of the notes, the offering of the subordinated discount notes and the amendment to the senior credit facilities. Earnings were insufficient to cover fixed charges by approximately $1.5 million, $55.6 million and $572.5 million, respectively, for the nine months ended December 31, 1998 and the fiscal years ended December 31, 1999 and 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. You should read the following discussion together with the section entitled "Risk Factors" and the combined and consolidated financial statements and notes thereto included elsewhere in this prospectus.

Company Overview

        We are the second largest producer of salt in North America, the largest producer of salt in the United Kingdom and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of SOP which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world and has a wide variety of end-use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

        • We believe that our cash flows are not materially impacted by economic cycles due to the stable end-use markets of salt and the absence of cost effective alternatives. Short-term cash flows are affected by the seasonality of our business and are dependent on weather conditions. See "Risk Factors—The demand for our products changes seasonally and variations in our cash flows from quarter to quarter as a result of weather conditions may have an adverse effect on our ability to make payments on our indebtedness, including the exchange notes."

        • We operate eleven facilities in North America and the United Kingdom, including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the United Kingdom in Winsford, Cheshire.

        • We believe that we are among the lowest cost rock salt producers in our markets. Our cost advantage is due to the size and quality of our mineral interests, the strategic location of our facilities and our continuous focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt. Note 13 to our combined and consolidated financial statements included in this prospectus provides additional information regarding geographical data.

        For the year ended December 31, 2002, we sold approximately 11.0 million tons of salt and other minerals, generating sales of $502.6 million and operating income of $77.6 million.

Stand-Alone Company

        The combined and consolidated financial information related to periods ending 2001 and prior included in this prospectus have been derived from the consolidated financial statements of IMC Global. The preparation of this information was based on assumptions and estimates, including allocations of costs from IMC Global, that we believe are reasonable. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if we had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position and cash flows.

        We believe that there are opportunities to improve performance on both the revenue and cost sides of our business. For example, we believe that our new management focus on operating efficiencies and monitoring capital expenditures following the consummation of the Recapitalization has led to reductions in our operating costs and maintenance capital expenditures. Additionally, we intend to continue to focus on regaining our lost market share and growing our SOP business.

        In connection with the Recapitalization, we have incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt has adversely affected our net income. Upon consummation of the Recapitalization, we incurred a number of one-time fees and expenses of over $35.0 million. See "Related Party Transactions."

Management's Discussion on Critical Accounting Policies

        We have identified the critical accounting policies that are most important to the portrayal of our financial condition and results of operations. The policies set forth below require management's most subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Inventory Allowances

        We record allowances for unusable or slow moving finished goods and raw materials and supplies inventory. We adjust the value of certain inventory to the estimated market value to the extent that management's assumptions of future demand, market or functional conditions indicate the cost basis is either in excess of market or the inventory will not be utilized or sold in future operations. If actual demand or conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Mineral Interests

        As of June 30, 2003, we maintained $149.1 million and $7.6 million of net mineral interests as a part of mineral interests and other intangible assets and as a part of property, plant and equipment, respectively.

        Mineral interests include probable mineral reserves. We lease mineral reserves at several of our extraction facilities. These leases have varying terms, and many provide for a royalty payment to the lessor based on a specific amount per ton of mineral extracted or as a percentage of revenue. Pursuant to Statement of Financial Accounting Standards, or "SFAS," No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," mineral interests associated with other than owned properties are classified as intangible assets.

        Our mineral interests are amortized on a units-of-production method based on internal and third-party estimates of recoverable reserves.

        Our rights to extract minerals are contractually limited by time. If we are not able to continue to extend lease agreements, as we have in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions, the assigned lives may be less than that projected by management, or if the actual size, quality or recoverability of the minerals is less than that projected by management, then the rate of amortization could be increased or the value of the reserves could be reduced by a material amount.

Deferred Tax Asset Valuation Allowance

        As of June 30, 2003, we had approximately $97.9 million of net operating loss carryforwards, or "NOLs," that expire between 2009 and 2020. We have previously experienced two ownership changes that have placed significant limitations on our ability to use these NOLs. Since we do not consider utilization of these credits to be more likely than not under our proposed operating structure and current tax law, a valuation allowance has been recorded for the entire amount of the NOLs. In making this determination, management considers a multitude of factors including its internal forecasts.

Many of the assumptions in these forecasts are inherently difficult to predict and in some cases are outside of our direct control, and therefore, may prove to be significantly different than the actual outcomes. As a result, the amount of required valuation allowance could be materially different.

Pension Plans

        We make actuarial assumptions that we believe are reasonable. These assumptions include discount rates, expected long-term rates of return on plan assets and rate of compensation increases, and are used in the calculation of the actuarial valuation of our defined benefit pension plans. If actual conditions or results vary from those projected by management, adjustments may be required in future periods to meet minimum pension funding, thereby increasing pension expense and our pension liability. Note 9 to our combined and consolidated financial statements included in this prospectus provides additional information regarding pension assumptions used by us.

        We have two defined benefit pension plans for some of our employees in the United States and the United Kingdom. The size of the U.S. plan is not significant as compared to the U.K. plan, taken as a whole. The U.K. plan was closed to new participants in 1992. Our funding policy is to make the minimum annual contributions required by applicable regulations. Cash contributions to the plans totaled $1.1 million in 2002.

Seller Notes and Settlement Notes

        In connection with the Recapitalization on November 28, 2001, we issued $11.3 million in notes payable to IMC Global, or the "Seller Notes" (see Note 8 in our combined and consolidated financial statements). Should threshold equity returns not be achieved by Apollo affiliates, the Seller Notes and any accrued and unpaid interest (including any related promissory notes) may be payable in whole or in part to Apollo affiliates rather than IMC Global.

        On August 29, 2002, we, Apollo, IMC Global and certain of their affiliates amended the Seller Notes in connection with post-closing requirements of the Recapitalization. IMC Global returned $8.4 million of Seller Notes, plus $0.6 million of accrued interest, to Salt Holdings. Pursuant to this settlement, we retained a contingent obligation whereby the $9.0 million of notes plus accrued interest, now termed the "Settlement Notes" ($9.8 million at June 30, 2003) may be payable, in whole or in part, to Apollo affiliates should certain levels of equity returns not be achieved. Future equity returns are inherently difficult to predict, and therefore, our expectations may prove to be significantly different than actual outcomes. As a result, expected future levels of equity returns may not be achieved causing the Settlement Notes to become payable, in whole or in part. At June 30, 2003, management believed the performance targets would be met and accordingly, no amounts payable related to the Settlement Notes have been included in the consolidated balance sheet.

Other Significant Accounting Policies

        Other significant accounting policies not involving the same level of measurement uncertainties as those discussed above are nevertheless important to an understanding of our financial statements. Policies related to revenue recognition, financial instruments and consolidation policy require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under re-examination by accounting standards setters and regulators. Although no specific conclusions reached to date by these standard setters appear likely to cause a material change in our accounting policies, future outcomes cannot be predicted with confidence.

Results of Operations

        The following table sets forth combined and consolidated historical financial information for the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003. We record sales to customers based upon total billings, including pass-through shipping and handling costs necessary to transport our products from the production site to the delivery point. We manage the profitability and attractiveness of existing and prospective customers, product lines and plants by, among other factors, analyzing the customer billings net of related shipping and handling costs. This allows for a more comparable look at the relative profitability of our business as well as providing a more accurate analysis upon which to analyze trends in the business.

        The following table and discussion should be read in conjunction with the information contained in our combined and consolidated financial statements and the notes thereto included elsewhere in this prospectus. However, our results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future. See "Risk Factors—We are a newly formed company with limited operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company."

	For the year ended December 31,			For the six months ended June 30,
	2000	2001	2002	2002	2003
	(dollars in millions, except per ton data)
Sales	$509.2	$523.2	$502.6	$244.7	$301.4
Cost of sales—shipping and handling	140.0	143.2	137.5	68.7	85.2
Cost of sales—products	272.0	257.0	239.2	120.0	144.4

Gross profit	97.2	123.0	125.9	56.0	71.8
Selling, general and administrative expenses	35.5	38.9	40.6	19.4	23.1
Goodwill write-down	191.0	—	—	—	—
Restructuring and other charges	425.9	27.0	7.7	4.7	—

Operating earnings (loss)	(555.2)	57.1	77.6	31.9	48.7
Interest expense	16.4	14.4	42.4	21.1	25.0
Other (income) expense	(0.2)	(3.1)	4.9	4.4	1.0

Income (loss) before taxes	(571.4)	45.8	30.3	6.4	22.7
Income tax expense (benefit)	(103.7)	26.8	11.4	2.4	3.8

Net income (loss)	$(467.7)	$19.0	$18.9	$4.0	$18.9

Sales by Segment:
Salt	$465.1	$485.0	$452.5	$219.6	$274.8
Specialty potash fertilizers	44.1	38.2	50.1	25.1	26.6

Total	$509.2	$523.2	$502.6	$244.7	$301.4

Sales Volumes (in thousands of tons):
Highway Deicing	9,146	9,402	7,965	4,147	5,287
General Trade	2,686	2,822	2,786	1,255	1,364
SOP	296	188	242	114	124
Average Sales Price (per ton):
Highway Deicing	$25.72	$26.87	$27.96	$28.62	$29.53
General Trade	85.59	82.35	82.48	80.40	87.02
SOP	148.99	203.19	207.02	220.18	214.52

Six Months Ended June 30, 2003 Compared to the Six Months Ended June 30, 2002

Sales

        Sales for the six months ended June 30, 2003 of $301.4 million increased $56.7 million, or 23% compared to $244.7 million for the six months ended June 30, 2002. Sales include revenues from the sale of our products, or "Product Sales," as well as pass-through shipping and handling fees charged to customers to reimburse us for shipping and handling costs incurred in delivering salt and SOP product to the customer. Such shipping and handling fees were $85.2 million during the six months ended June 30, 2003, an increase of $16.5 million compared to the six months ended June 30, 2002 shipping and handling fees of $68.7 million. The increase in shipping and handling related fees for the six months ended June 30, 2003 is primarily due to more tons of North American highway and consumer deicing salt sold as compared to the same period in 2002.

        Product Sales for the six months ended June 30, 2003 of $216.2 million increased $40.2 million, or 23% compared to $176.0 million for the same period in 2002. Salt Product Sales for the six months ended June 30, 2003 of $193.9 million increased $39.7 million, or 26% compared to $154.2 million for the same period in 2002. This increase was primarily due to a 1,140,000 ton increase in sales volumes in our North American deicing product line combined with a 109,000 ton increase in sales volumes in our North American general trade product line. These increases in sales volumes impacted sales by approximately $22.9 million and $7.4 million, respectively. Also contributing to the increase was improved pricing in both our North American deicing product line and general trade product lines of $5.1 million. SOP Product Sales for the six months ended June 30, 2003 of $22.3 million remained relatively consistent as compared to the same period in 2002.

Gross Profit

        Gross profit for the six months ended June 30, 2003 of $71.8 million increased $15.8 million, or 28% compared to $56.0 million for the same period in 2002. The increase in gross profit primarily reflects the impact of improved highway and consumer deicing sales volumes in the March quarter as discussed above.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses of $23.1 million for the six months ended June 30, 2003 increased $3.7 million, or 19% compared to $19.4 million for the same period in 2002. This increase primarily reflects additional compensation and benefit costs and higher spending on discretionary promotional and marketing costs.

Restructuring and Other Charges

        Restructuring and other charges are transition costs that are non-recurring in nature and relate to charges required to establish us as an independent entity. We incurred $4.7 million of restructuring costs for the six months ended June 30, 2002 that consisted primarily of compensation costs and costs to develop stand-alone tax and inventory strategies. No such costs were incurred in 2003.

Interest Expense

        Interest expense for the six months ended June 30, 2003 of $25.0 million increased $3.9 million compared to $21.1 million for the same period in 2002. This increase is primarily the result of higher outstanding debt balances during 2003.

Other Expense

        Other expense for the six months ended June 30, 2003 of $1.0 million decreased $3.4 million compared to $4.4 million for the same period in 2002. In April 2002, we recorded a $5.3 million charge related to the write-off of the deferred financing costs associated with the refinancing of our original term loan. In the second quarter of 2003, we recorded $1.1 million of costs related to amending our senior credit facilities and a $1.9 million gain related to the early extinguishment of debt. We also recorded non-cash foreign exchange losses and (gains) of $1.9 million and $(0.9) million for the six months ended June 30, 2003 and 2002, respectively.

Income Tax Expense

        Income tax expense for the six months ended June 30, 2003 of $3.8 million increased $1.4 million compared to $2.4 million for the same period in 2002. A greater portion of pre-tax income was generated in the U.S. in the six months ended June 30, 2003 than in the same period in 2002 causing a decrease in the effective income tax due to utilization of previously reserved NOLs offsetting U.S. taxable income. Our income tax provision differs from the U.S. statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, changes in the expected utilization of previously reserved NOLs, non-deductible interest expense on discount notes, non-deductible transaction costs incurred in 2002 and foreign mining taxes.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Sales

        Sales for 2002 of $502.6 million decreased $20.6 million, or 3.9% compared to $523.2 million in 2001. Sales include Product Sales as well as pass-through shipping and handling fees charged to customers to reimburse us for shipping and handling costs incurred in delivering salt and SOP product to the customer. Such shipping and handling fees were $137.5 million during 2002, a decrease of $5.7 million compared to 2001 shipping and handling fees of $143.2 million. The decline in shipping and handling related fees during 2002 was due to fewer tons of products sold compared to 2001.

        Product Sales for 2002 of $365.1 million decreased $14.9 million, or 3.9% compared to $380.0 million for 2001. Salt Product Sales for 2002 of $322.3 million decreased $19.5 million, or 5.7% compared to $341.8 million for 2001. This decrease was primarily the result of a 1,437,000 ton decline in sales volumes in our combined North American and U.K. highway deicing product lines due to the mild winter weather in the March 2002 quarter. The decline in volumes negatively impacted sales by approximately $27 million. Additionally, the general trade product lines had a 36,000 ton reduction in sales volumes which was also primarily the result of the mild March 2002 quarter winter weather. This reduction in volumes unfavorably impacted sales by approximately $7 million. Overall, the reduction in sales volumes were offset in part by an improvement in the pricing for our North American salt product lines of $15 million. SOP Product Sales for 2002 of $42.8 million increased $4.6 million compared to $38.2 million for 2001 primarily due to a 54,000 ton increase in sales volumes partially offset by lower average prices.

Gross Profit

        Gross profit for 2002 of $125.9 million increased $2.9 million, or 2.4% compared to $123.0 million for 2001. The increase in gross profit primarily reflects the $15 million resulting from the improvement in the pricing of our North American salt product lines offset by an approximate $17 million decline due to lower highway deicing sales volumes. Gross margins also increased by approximately $1 million due to the increase in SOP sales volumes partially offset by lower average prices. Lower operating costs also improved our gross margin by $4 million.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses of $40.6 million for 2002 increased $1.7 million, or 4.4% compared to $38.9 million for 2001. The increase primarily reflects additional costs related to our transition to a stand-alone entity for services previously provided by IMC Global prior to the Recapitalization.

Restructuring and Other Charges

        Transition costs are non-recurring in nature and relate to charges required to establish us as an independent entity. During 2002, we incurred $7.7 million of transition costs that were directly related to our transition from an entity controlled by IMC Global and consisted primarily of one-time compensation costs, costs to develop stand-alone tax and inventory strategies and costs associated with determining the post-closing purchase price adjustment.

Interest Expense

        Interest expense for 2002 of $42.4 million increased $28.0 million compared to $14.4 million for 2001. This increase is primarily the result of our new capital structure following the Recapitalization on November 28, 2001.

Other (Income) Expense

        Other expense for 2002 of $4.9 million increased $8.0 million compared to other income of $3.1 million for 2001. Other income in 2001 was primarily interest income earned from IMC Global. We earned no interest income from IMC Global in 2002. Additionally, we recorded a $5.3 million loss related to refinancing our term loan credit facility in 2002.

Income Tax Expense

        Income tax expense for 2002 of $11.4 million decreased $15.4 million compared to $26.8 million of income tax expense for 2001 due to a decline in pre-tax income partially resulting from higher interest expense following the Recapitalization. Our income tax provision differs from the United States statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, changes in the expected utilization of previously reserved NOLs, non-deductible transaction costs and foreign mining taxes.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Sales

        Sales for 2001 of $523.2 million increased $14.0 million, or 2.7% compared to $509.2 million in 2000. Sales include Product Sales as well as pass-through shipping and handling fees charged to customers to reimburse us for shipping and handling costs incurred in delivering salt and SOP product to the customer. Such shipping and handling fees were $143.2 million during 2001, an increase of $3.2 million compared to 2000 shipping and handling fees of $140.0 million. The increase in shipping and handling related fees during 2001 was due to more tons of products sold compared to 2000.

        Product Sales for 2001 of $380.0 million increased $10.8 million, or 2.9% compared to $369.2 million for 2000. Salt Product Sales for 2001 of $341.8 million increased $16.7 million, or 5.1% compared to $325.1 million for 2000. This increase was primarily the result of a 256,000 ton increase in highway deicing sales volumes, primarily attributable to the United Kingdom. Higher general trade sales volumes of 136,000 tons also favorably impacted sales by approximately $8 million. Overall, the increase in highway deicing sales volumes were increased further by approximately $3 million resulting from the improvement in salt pricing, offset in part by $3 million of unfavorable changes in foreign currency.

        SOP Product Sales for 2001 of $38.2 million decreased $5.9 million, or 13.4% compared to $44.1 million for 2000. SOP sales volumes for 2001 declined 108,000 tons or approximately $9.0 million as compared to 2000, of which 50,000 tons were related to sales to related parties and 58,000 tons were related to sales to external customers as a result of lower demand for fertilizers and reduced marketing of SOP as part of IMC Global's broader potash marketing strategy. This decline was partially offset by a $3 million increase in the average price of SOP.

Gross Profit

        Gross profit for 2001 of $123.0 million increased $25.8 million, or 26.5% compared to $97.2 million for 2000. This improvement in gross profit primarily reflects the $6 million resulting from the overall improvement in pricing combined with an approximate $5 million increase due to higher highway deicing sales volumes, $3 million of improved costs and reduced depreciation and amortization expenses of $11.5 million.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for 2001 of $38.9 million increased $3.4 million, or 9.6% compared to $35.5 million for 2000 primarily reflecting higher sales related charges.

Goodwill Write-down, Restructuring and Other Charges

        During 2001, we incurred $27.0 million in expenses in connection with the Recapitalization which consisted of transaction and transition costs. The transaction costs were directly related to the acquisition and consisted primarily of outside professional services. Transition costs are non-recurring in nature and related to charges required to establish us as an independent entity. During 2000, we recorded goodwill write-down and restructuring and other charges of $616.9 million. The 2000 charges were comprised of a $191.0 million write-down of goodwill and $425.9 million of restructuring and other charges, which were recorded in the fourth quarter. Substantially all these charges were non-cash charges and reflected the amount by which our net book value exceeded IMC Global's anticipated proceeds from the disposition of the Company.

Other Income/Expense

        Other income for 2001 of $3.1 million increased $2.9 million compared to $0.2 million for 2000. This increase was largely the result of Canadian non-cash foreign currency exchange gains.

Interest Expense

        Interest expense for 2001 of $14.4 million decreased $2.0 million, or 12.2% compared to $16.4 million for 2000. This decrease was primarily the result of lower average borrowings from IMC Global and its affiliates during 2001 as compared to the prior year period, partially offset by interest expense related to our new debt borrowings at the end of 2001 related to the Recapitalization.

Income Tax Expense

        Income tax expense for 2001 of $26.8 million increased $130.5 million compared to an income tax benefit of $103.7 million for 2000. This was due to the effect in 2000 of the $616.6 million asset impairment recorded by us, which resulted in an income tax benefit for the year. Our income tax provision differs from the U.S. statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, foreign mining taxes, non-deductible transaction costs and amortization of goodwill not deductible for tax purposes.

Liquidity and Capital Resources

Historical Cash Flow

        Historically, we have used cash generated from operations to meet our working capital needs and to fund capital expenditures. Our primary sources of liquidity will continue to be cash from operations and borrowings under our revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

For the six months ended June 30, 2003 and 2002

        Net cash flow generated by operating activities for the six months ended June 30, 2003 and 2002 was $82.9 million and $70.1 million, respectively. Of these amounts, $38.8 million and $43.1 million for 2003 and 2002, respectively, were generated by working capital reductions. The primary working capital reductions for 2003 and 2002 were decreases in receivables of $50.7 million and $48.2 million, respectively, decreases in inventories of $21.0 million and $8.0 million, respectively, and decreases in accounts payable and accrued expenses of $32.9 million and $13.1 million, respectively. The reductions are indicative of the seasonal nature of highway deicing product line sales with differences primarily related to more normal winter weather in the 2002-2003 winter than in the mild 2001-2002 winter.

        Net cash flow used by investing activities for the six months ended June 30, 2003 and 2002, was $26.4 million and $6.4 million, respectively, consisting of normal capital expenditures to maintain our facilities of $5.4 million and $6.5 million, respectively, and $21.0 million in 2003 related to our purchase of IMC Global's SOP business and related Carlsbad, New Mexico SOP product line.

        Net cash flow used by financing activities was $56.1 million for the six months ended June 30, 2003, primarily due to a $9.8 million repurchase of common stock (treasury stock), $30.0 million voluntary principal repayment that reduced the amount of long-term debt outstanding under our term loan credit facility, $6.6 million related to the redemption of preferred stock and $3.9 million of deferred financing costs. Additionally, in May of 2003, we issued the subordinated discount notes and used the proceeds of approximately $100.0 million to pay a dividend on our common stock.

        Net cash flow used by financing activities was $58.9 million for the six months ending June 30, 2002, primarily due to the $39.8 million repayment of our revolver borrowings combined with a $20.0 million voluntary principal repayment that reduced the amount of long-term debt outstanding under our term loan credit facility.

        Additionally, on April 10, 2002, we completed an offering of $75.0 million aggregate principal amount of the April 2002 senior subordinated notes. The April 2002 senior subordinated notes were issued to bondholders at a premium of $3.4 million, plus accrued interest from February 15, 2002 and accordingly, we received gross proceeds of $79.5 million from the offering of the April 2002 senior subordinated notes.

For the year ended December 31, 2002

        Net cash flow generated by operating activities was $82.4 million for the year ended December 31, 2002. Of this amount, $12.7 million was generated by working capital reductions. The primary working capital reductions were increases in accounts payable and accrued expenses of $14.8 million and decreases in inventories of $3.8 million offset in part by an increase in receivables of $5.9 million. The improvement in working capital is partially due to faster collections of our receivables and the timing of interest payments. These improvements were partially offset by more severe winter weather in December 2002 than in December 2001. Additionally, in August 2002, we amended an agreement with a supplier related to the purchase of salt from the supplier's chemical production facility. Effective with the amendment, we discontinued the purchase of salt from this supplier. We received a one-time cash payment of $8.0 million related to the amendment which terminates in December 2010. In the future we may elect to resume purchasing salt from the supplier's facility. In that event, we would repay a ratable portion of the cash received.

        Net cash flow used by investing activities was $19.1 million for the year ended December 31, 2002, primarily related to capital expenditures. Extensive efforts have been made throughout 2002 to focus capital spending on maintaining the business while leveraging off of our growth and cost reduction capital spending in prior years. Capital expenditures during 2002 included $17.0 million of expenditures to maintain our facilities. During the four years prior to 2002, on average, we have spent in excess of $20.0 million per year in growth and cost reduction capital expenditures to upgrade our core operating facilities, expand and rationalize production capacities and improve operating efficiencies. Growth and cost reduction capital expenditures were $2.5 million for 2002.

        Net cash flow used by financing activities was $69.8 million for the year ended December 31, 2002, primarily due to the $39.8 million repayment of borrowings under our revolving credit facility, combined with $40.0 million of voluntary principal repayments that reduced the amount of long-term debt outstanding under our term loan credit facility. The cash used was partially offset by approximately $13 million of capital contributions received by us from IMC Global related to the post-closing purchase price adjustment

        In connection with the offering of the April 2002 senior subordinated notes, we amended and restated our senior credit facilities and reduced the term loan credit facility to $150.0 million. In connection with this transaction, we recorded a charge to Other (income) expense in the accompanying combined and consolidated statements of operations of approximately $5.3 million which was reflected as a non-cash add-back to net cash provided by operating activities.

For the year ended December 31, 2001

        Net cash flow generated by operating activities was $112.4 million for the year ended December 31, 2001. Of this amount, $50.8 million was generated by working capital reductions. The largest working capital reduction, reflective of our exposure to weather conditions, was a $36.3 million decrease in our receivables. This reduction was primarily related to more severe winter weather in December 2000 than in December 2001.

        Net cash flow used by investing activities was $43.6 million for the year ended December 31, 2001, primarily representing capital expenditures of the business. As part of these capital expenditures, we incurred $5.2 million related to the new mine shaft, mill and headframe at the Cote Blanche, Louisiana facility. The remaining capital expenditures included $26.3 million of expenditures to maintain our facilities and $11.6 million of growth and cost reduction capital expenditures. The significant growth and cost reduction projects related to the continuing expansion of our Lyons, Kansas evaporation facility and the purchase of a continuous miner at our Winsford facility.

        Net cash flow used by financing activities was $53.7 million for the year ended December 31, 2001. A significant level of activity occurred during the fourth quarter as a result of the Recapitalization. Most notably, Compass Minerals borrowed $250.0 million from its newly issued notes, $225.0 million from its new term loan credit facility and approximately $39.8 million on its new revolving credit facility. These funds were used primarily to repay certain notes payable to IMC Global and affiliates and to declare a dividend to IMC Global. We also incurred $18.0 million in financing costs. Additionally, $70.7 million was used in the net repayment of third-party debt, including a £45.0 million bank facility for our U.K. operations.

For the year ended December 31, 2000

        Net cash flow generated from operating activities was $72.1 million for the year ended December 31, 2000. Of this amount, $6.6 million was generated by working capital reductions.

        Net cash flow used by investing activities was $34.0 million for the year ended December 31, 2000 primarily representing capital expenditures of the business. Included in this amount was $9.4 million related to the construction of the new mine shaft, mill and headframe at our Cote Blanche, Louisiana facility. The remaining capital expenditures primarily relate to $18.8 million of expenditures to maintain our facilities and $5.5 million of growth and cost reduction capital expenditures. The significant growth and cost reduction projects related to the completion of the rationalization of our facilities in Hutchinson and Lyons, Kansas as well as energy and manpower efficiency projects at our evaporation facilities.

        Net cash used by financing activities was $43.3 million for the year ended December 31, 2000, of which $39.6 million was repayments of borrowings from IMC Global and its affiliates. The remaining $3.7 million related to the net repayment of third-party debt, which included capital leases.

Post-Recapitalization

        Effective with the consummation of the Recapitalization, we no longer participate in IMC Global's centralized treasury management system. Following the Recapitalization, we established our own centralized treasury management system. Our primary sources of liquidity will continue to be cash flow from operations and borrowings under our revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

        We have incurred substantial indebtedness in connection with the Recapitalization. As of June 30, 2003, we had $576.0 million of indebtedness, net of issuance premium. Our significant debt service obligations could, under certain circumstances, materially affect our financial condition and prevent us from fulfilling our debt obligations. See "Risk Factors—Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes."

        Concurrent with the Recapitalization, Compass Minerals issued $250.0 million aggregate principal amount of its 10% senior subordinated notes due 2011 and entered into the senior credit facilities. Our senior credit facilities provided for a term loan credit facility in the principal amount of $225.0 million and a revolving credit facility in an aggregate amount of up to $135.0 million. Upon consummation of the Recapitalization, Compass Minerals borrowed the full amount available under the term loan credit facility and made borrowings under the revolving credit facility based upon our working capital needs. No borrowings were outstanding under the revolving credit facility as of June 30, 2003. Future borrowings under the revolving credit facility will be available to fund our working capital requirements, capital expenditures and for other general corporate purposes. As of June 30, 2003, approximately $126.0 million was available under the revolving credit facility. The revolving credit facility is available until 2008.

        On April 10, 2002, Compass Minerals completed an offering of an additional $75.0 million aggregate principal amount of its senior subordinated notes. The April 2002 senior subordinated notes are governed by, and treated as a single class of securities under an indenture, dated November 28, 2001, between Compass Minerals and The Bank of New York, as trustee. The gross proceeds from the offering of the April 2002 senior subordinated notes in the amount of $78.4 million, including a purchase premium in the amount of $3.4 million, were used to refinance borrowings under the term loan credit facility and pay related fees and expenses. The April 2002 senior subordinated notes mature in August 2011. As part of the issuance of the April 2002 senior subordinated notes, we amended our senior credit facilities to reduce the term loan credit facility to $150.0 million and reduce the related interest rate margin by 0.75%. Borrowings under the amended term loan credit facility are due and payable in quarterly installments that began in 2002. The quarterly term loan amortization payments due before 2009 approximate $1.1 million on an annual basis, or 1% of the term loan. The remaining balance of the term loan credit facility will amortize in equal quarterly installments in the eighth year of the term loan credit facility. As of June 30, 2003, the outstanding balance of the term loan was $78.6 million.

        In December 2002, certain holders of our preferred stock converted their preferred stock into subordinated discount debentures. We then issued $123.5 million in aggregate principal amount of outstanding notes in exchange for the subordinated discount debentures. No cash interest will accrue on the notes prior to December 15, 2007. The accreted value of each note will increase from the date of issuance until December 15, 2007 at a rate of 12 3/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2007. Cash interest will accrue on the notes at a rate of 12 3/4% per annum, beginning December 15, 2007. The first cash interest payment will be made on June 15, 2008. See "Description of the Exchange Notes."

        On May 5, 2003, we amended our senior credit facilities to allow us to pay a dividend to be funded with either cash on hand or with borrowings under the amended and restated senior revolving credit facility. Additionally, the amendment permits us to repurchase our securities (other than the subordinated discount notes and the notes) not held by Apollo or management.

        On May 22, 2003, we issued $179.6 million in aggregate principal amount at maturity of our 12% senior subordinated discount notes due 2013 in a private placement under Rule 144A and Regulation S of the Securities Act. The proceeds from the sale of the subordinated discount notes were distributed to our stockholders. In connection with the offering of our subordinated discount notes, we amended our senior credit facilities and received consent from the holders of a majority of the aggregate principal amount at maturity of our outstanding notes to amend the indenture governing the notes in order to permit the distribution of the proceeds from the offering of the subordinated discount notes to our stockholders.

        Also, in connection with the Recapitalization, we received NOLs and expect to realize significant cash tax savings if these NOLs are able to be utilized. As of June 30, 2003, we had approximately $97.9 million of NOLs remaining that expire between 2009 and 2020. Due to the uncertainty that these carryforwards will be utilized, a full valuation allowance was previously established against the remaining deferred tax asset.

        We have two defined benefit pension plans for certain of our United Kingdom and United States employees. Our cash funding policy is to make the minimum annual contributions required by applicable regulations. Since the plans' accumulated benefit obligations are in excess of the fair value of the plans' assets, we may be required to use cash from operations above our historical levels to further fund these plans in the future.

        Our contractual obligations and commitments as of June 30, 2003 are as follows (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Long-term Debt	$576.0	$0.8	$1.6	$1.6	572.0
Operating Leases(a)	25.3	6.1	7.6	4.5	7.1
Unconditional Purchase Obligations(b)	63.6	8.0	16.1	16.1	23.4

Total Contractual Cash Obligations	$664.9	$14.9	$25.3	$22.2	$602.5

	Amount of Commitment Expiration per Period
Other Commitments	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Revolver	$126.0	$—	$—	$126.0	$—
Letters of Credit	9.0	9.0	—	—	—
Settlement Notes(c)	9.8	—	—	—	9.8

Total Other Commitments	$144.8	$9.0	$—	$126.0	$9.8

(a)
We lease property and equipment under non-cancelable operating leases for varying periods.

(b)
We have long-term contracts to purchase certain amounts of electricity and steam.

(c)
The Settlement Notes, including interest, are subject to the conditions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management's Discussion on Critical Accounting Policies" related to the Seller Notes and Settlement Notes.

        Our ability to make scheduled payments of principal of, to pay the interest on, or to refinance our indebtedness, including the exchange notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior credit facilities, will be adequate to meet our liquidity needs over the next twelve months.

        As a holding company, our investments in our operating subsidiaries, including Compass Minerals, constitute substantially all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our operating assets. Our principal source of the cash we need to pay our obligations and to repay the principal amount of our obligations, including the exchange notes, is the cash that our subsidiaries generate from their operations and their borrowings. Our subsidiaries are not obligated to make funds available to us. The terms of our senior credit facilities and the indenture governing the senior subordinated notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. The terms of our senior credit facilities also restrict our subsidiaries from paying dividends to us in order to fund cash interest payments on the exchange notes after June 1, 2008 if we do not comply with an adjusted senior indebtedness leverage ratio or if a default or event of default has occurred and is continuing under our senior credit facilities. We cannot assure you that we will maintain this ratio. Furthermore, our subsidiaries will be permitted under the terms of our senior credit facilities and the indenture governing the senior subordinated notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these exchange notes when due. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the exchange notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the exchange notes, on commercially reasonable terms or at all.

Sensitivity Analysis Related to EBITDA

        Both prior to the Recapitalization and in connection with the Recapitalization, we have incurred significant non-recurring restructuring and other charges that impact our results of operations. As a result, our results of operations and cash flows are not indicative of what they would have been had we not incurred these non-recurring charges. We believe it would be helpful to provide a sensitivity analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of earnings before interest, taxes, depreciation and amortization, or "EBITDA," and EBITDA adjusted for the restructuring and other charges described below, or "Adjusted EBITDA." Not only do we believe these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position, but also financial covenants and ratios in our senior credit facilities and our indentures, such as restrictions on payments and indebtedness and ratios relating to leverage, interest coverage and fixed charge coverage, are also tied to measures that are calculated by adjusting EBITDA as described below. We believe it is necessary to adjust EBITDA to enable investors to see how we view our business given the significant non-recurring restructuring and other charges that have historically affected our results of operations.

        Neither EBITDA nor Adjusted EBITDA are calculated under GAAP and neither should be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and Adjusted EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

        The following is a summary of our goodwill write-down, restructuring and other charges incurred for each of our last five fiscal years:

  For the year ended December 31, 1998

        In 1998, we incurred restructuring and other charges in the amount of $20.3 million. These charges were largely related to the impairment of certain of our assets in the fourth quarter of 1998, including a $17.7 million write-down of property, plant and equipment at our Hutchinson and Canadian locations, driven by the consolidation of certain facilities. The majority of the write-down related to production equipment and mineral rights. The remaining $2.6 million charge related to the estimated costs of closing the facilities and the severance of employees.

  For the year ended December 31, 1999

        In the fourth quarter of 1999, IMC Global implemented a restructuring program which included the closure of our Hutchinson facility and reductions in our employee headcount. In conjunction with this program, we recorded a restructuring charge of $13.7 million, which was comprised of the following:

  •
  $1.1 million was related to disposal of property, plant and equipment at our Hutchinson facility;

  •
  $1.9 million of closure costs for moving businesses from our Hutchinson plant to other facilities and incremental environmental land reclamation of surrounding areas;

  •
  $8.0 million for severance benefits related to employee headcount reductions in connection with IMC Global's restructuring program (most of these reductions were the result of the closure of our Hutchinson facility); and

  •
  $2.7 million to reduce the carrying value of inventories and spare parts as a result of the closure of our Hutchinson facility.

        In 1999, we also recorded a charge in the amount of $87.5 million in connection with goodwill write-down related to our election to change our method of assessing the recoverability of goodwill from one based on undiscounted cash flows to one based on discounted cash flows. We recorded this non-cash write-down of goodwill in the fourth quarter of 1999 as a result of this change in methodology.

  For the year ended December 31, 2000

        In the fourth quarter of 2000, IMC Global authorized its board of directors to proceed with the sale of our operations. In connection with the proposed sale, we recorded an impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. In addition, as part of this charge, goodwill was reduced $191.0 million to zero and mineral properties and rights was reduced $425.6 million. We recorded a $0.2 million after tax charge for employee severance costs in connection with the proposed sale.

  For the year ended December 31, 2001

        In connection with the Recapitalization, we expensed certain transaction and transition costs. We incurred $20.1 million of transaction costs related to activities associated with the Recapitalization (which consisted primarily of costs related to outside professional services). We also expensed $6.9 million of transition costs related to activities and other charges incurred in connection with separating us from IMC Global.

  For the year ended December 31, 2002

        Following the Recapitalization, we incurred and expensed certain non-recurring costs totaling $7.7 million that consist of transition costs required to establish us as an independent entity. The costs were directly related to the transition from an entity controlled by IMC Global and consisted primarily of one-time compensation costs, costs to develop stand-alone tax and inventory strategies and costs associated with determining the post-closing purchase price adjustment.

        The adjustments to EBITDA set forth in the table below include adjustments relating to the expenses and charges described above, which we believe are not likely to recur. Although these adjustments are not permitted as adjustments in preparing financial statements in accordance with Regulation S-X, management believes that the presentation of EBITDA, as so adjusted, provides useful information in analyzing the effects of non-recurring restructuring charges, including those resulting from the Recapitalization.

	For the nine months ended December 31,	For the year ended December 31,
	1998	1999	2000	2001	2002
	(dollars in millions)
Net income (loss)	$(14.4)	$(67.5)	$(467.7)	$19.0	$18.9
Income tax expense (benefit)	9.3	12.4	(103.7)	26.8	11.4
Interest expense	17.4	19.0	16.4	14.4	42.4
Depreciation and amortization	34.3	55.1	44.3	32.6	37.1
Goodwill write-down	—	87.5	191.0	—	—

EBITDA	46.6	106.5	(319.7)	92.8	109.8
Adjustments to income (loss) from operations:
Restructuring and other charges	20.3	13.7	425.9	27.0	7.7
Other income(1)	2.9	(3.0)	(0.2)	(3.1)	4.9

Adjusted EBITDA	$69.8	$117.2	$106.0	$116.7	$122.4

(1)
"Other income" primarily includes losses on early retirements of debt ($5.3 million in 2002 and $3.5 million in 1998), interest income and non-cash foreign exchange gains and losses.

Effects of Currency Fluctuations and Inflation

        We conduct operations in Canada, the United Kingdom and the United States. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or sales transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant local currency and then translated into U.S. dollars for inclusion in our historical combined and consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with pound sterling, Canadian dollars and other currencies also being significant. We generated 34% of our 2002 sales in foreign currencies, and we incurred 32% of our 2002 total operating expenses in foreign currencies. The net depreciation of the pound sterling and Canadian dollar against the U.S. dollar and other world currencies over the 1998 to 2002 period has had a negative impact on our sales and EBITDA, as reported in U.S. dollars in our combined and consolidated financial statements. Significant changes in the value of the Canadian dollar, the euro or pound sterling relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the exchange notes and borrowings under our senior credit facilities.

Seasonality

        We experience a substantial amount of seasonality in salt sales. The result of this seasonality is that sales and operating income are generally higher in the first and fourth quarters and lower during the second and third quarters of each year. In particular, sales of highway and consumer deicing salt products are seasonal as they vary based on the severity of the winter conditions in areas where the product is used. Following industry practice in North America, we and our customers stockpile sufficient quantities of deicing salt in the second, third and fourth quarters to meet the estimated requirements for the winter season.

Market Risk

Interest Rate Risk

        As of June 30, 2003, we had $78.6 million of debt outstanding under the term loan credit facility and no debt outstanding under our revolving credit facility. Both the term loan credit facility and revolving credit facility are subject to variable rates. Accordingly, our earnings and cash flows are affected by changes in interest rates. Assuming no change in the term loan credit facility borrowings at June 30, 2003, and an average level of borrowings from our revolving credit facility at variable rates, and assuming a one hundred basis point increase in the average interest rate under these borrowings, it is estimated that our interest expense for the six months ended June 30, 2003 would have increased by approximately $0.4 million.

Foreign Currency Risk

        We conduct our business primarily in the United Kingdom and North America and export some products to Europe and Southeast Asia. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. We may engage in hedging operations, including forward foreign exchange contracts, to reduce the exposure of our cash flows to fluctuations in foreign currency rates. We will not engage in hedging for speculative investment reasons. Our historical results do not reflect any foreign exchange hedging activity. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies. See "Risk Factors—Economic and other risks associated with international sales and operations could adversely affect our business, including economic loss and a negative impact on earnings."

        Considering our currency expenses, a hypothetical 10% unfavorable change in the exchange rates compared to the U.S. dollar could have an estimated $2.0 million impact on earnings over a one-year period. Actual changes in market prices or rates may differ from hypothetical changes.

Commodity Pricing Risk: Commodity Derivative Instruments and Hedging Activities

        We have reviewed various options available to mitigate the impact of fluctuating natural gas prices. During 2002 and 2003, we entered into contractual gas price swaps related to the purchase price of our natural gas requirements. We have determined that these financial instruments qualify as hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity."

        Excluding the effects of our derivative instruments and our commodity price exposures to natural gas, a hypothetical 10% adverse change in our natural gas prices during 2002 could have had an estimated $1.0 million impact on earnings. Actual results may vary based on actual changes in market prices and rates.

Recent Accounting Pronouncements

        We have adopted the new rules on accounting for goodwill and other intangible assets as set forth in SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with the statements. Other intangible assets continue to be amortized over their useful lives. Adoption of these statements did not have a material impact on our consolidated statements of operations as we, in the fourth quarter of 2000, recorded a charge to reduce goodwill to zero and have no material other intangible assets with indefinite lives. The adoption of SFAS No. 142 required the reclassification of $151.1 million of other than owned mineral interests at January 1, 2002 from property, plant and equipment to intangible assets on our consolidated balance sheets and additional disclosures in the notes to the combined and consolidated financial statements regarding these definite lived intangible assets.

        In June 2001, the Financial Accounting Standards Board, or "FASB," issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of SFAS No. 143 is to establish an accounting standard for the recognition and measurement of an obligation related to the retirement of certain long-lived assets. The retirement obligation must be one that results from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the legal obligation associated with the retirement of a tangible long-lived asset to be recognized at fair value as a liability when incurred and the cost to be capitalized by increasing the carrying amount of the related long-lived asset. SFAS No. 143 became effective for us on January 1, 2003. We have evaluated the effect of implementing SFAS No. 143 and have determined that its adoption will not have a material impact on our financial position, results of operations or cash flows.

        In January of 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This statement establishes an accounting model based on SFAS No. 121 for long lived assets to be disposed of by sale, previously accounted for under APB No. 30. We adopted SFAS No. 144 as of January 1, 2002 without significant effect on our consolidated financial statements.

        During the second quarter of 2002, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which required gains and losses from extinguishment of debt to be classified as extraordinary items. The early adoption of SFAS No. 145 resulted in a $5.3 million charge to other (income) expense related to the debt refinancing that occurred in the quarter ended June 30, 2002 (see Note 8 in the accompanying combined and consolidated financial statements). Under previous guidance this charge would have been recorded as extraordinary loss, net of tax, on the consolidated statement of income.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. We believe that the adoption of SFAS No. 146 will not have a material impact on our financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. We have elected to continue to follow the accounting method under APB Opinion No. 25.

        Also during 2002, the FASB issued Interpretation, or "FIN," No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation requires that a guarantor recognize a liability for the fair value of guarantee obligations issued after December 31, 2002. We determined that their were no guarantees requiring disclosure as of December 31, 2002. We will record the fair value of future material guarantees, if any.

        FIN 46, "Consolidation of Variable Interest Entities," is effective immediately for all enterprises with variable interests in variable interest entities. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses, if they occur, or receives a majority of the entity's expected residual returns, if they occur, or both. We have determined that we do not have variable interest entities, therefore, the impact of FIN 46 did not have any effect on our results of operations or financial position.

BUSINESS

Company Overview

        We are the second largest producer of salt in North America, the largest producer of salt in the United Kingdom and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of sulfate of potash, or "SOP," which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world and has a wide variety of end-use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

        • We believe that our cash flows are not materially impacted by economic cycles due to the stable end-use markets of salt and the absence of cost effective alternatives.

        • We operate eleven facilities in North America and the United Kingdom, including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the United Kingdom in Winsford, Cheshire.

        • We believe that we are among the lowest cost rock salt producers in our markets. Our cost advantage is due to the size and quality of our mineral interests, the strategic location of our facilities and our continuous focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt. Note 13 to our combined and consolidated financial statements included in this prospectus provides additional information regarding geographical data.

        For the year ended December 31, 2002, we sold approximately 11.0 million tons of salt and other minerals, generating sales of $502.6 million and operating income of $77.6 million.

Competitive Strengths

        Leading Market Position—We are among the three largest salt producers, who together represent approximately 77% of total capacity, in North America. In the United Kingdom, we are the largest highway deicing salt producer, and, along with the next two largest producers, represent 100% of total capacity. In the North American SOP market, we are the leading producer and together with the second largest North American SOP producer have approximately 61% of the North American market.

        Low Cost Producer—We believe that our Goderich, Ontario, Cote Blanche, Louisiana and Winsford, Cheshire facilities are the lowest cost, high volume rock salt mines in our served markets. This cost advantage is a result of the size and quality of our reserves, effective mining techniques and efficient production processes. In addition, our North American mines are located near either rail or water transport systems, thereby minimizing shipping and handling costs, which constitute a significant portion of the overall delivered cost of salt. Through our solar evaporation facility in Ogden, Utah, we believe that we are among the low cost solar salt producers in our North American markets and among the lowest cost producers of SOP in the world. Since 1998, we have implemented cost-cutting measures, including head count reductions and pursued significant capital investments to improve mining technology and production efficiencies, as well as to expand and rationalize production.

        Stable Financial Performance—Both the North American highway deicing salt and the general trade salt product lines enjoy predictable and consistent annual demand patterns and cash flow as a result of the following:

        • Based on the non-discretionary need for salt products and their low cost nature, our business is less susceptible to economic cycles. For example, even in the recessionary period between 1990 and 1993, general trade salt sales in the United States continued to grow at an annual compound rate of 3% and sales of highway deicing salt remained consistent with weather patterns during that period.

        • The overriding concern for public safety insulates the demand for salt used for highway maintenance from economic cycles. Also, in our highway deicing product line, pricing is set and volume is reserved up to a year in advance under annual contracts.

        • While winter weather conditions in individual locations are difficult to predict, the overall amount of snowfall and general intensity of winter weather conditions in our major target markets in the U.S. Upper Midwest and the U.S. and Canadian Great Lakes region are relatively stable. As a result, over the last 17 years, we have, on average, sold approximately 99% of our committed volume.

        • In the general trade salt product line, sales are generally secured through long-term customer relationships.

        • Our manufacturing costs are relatively stable and have decreased at an annual compound rate of over 1% per ton over the last 5 years. Our manufacturing processes do not materially depend on the consumption of raw materials susceptible to market price fluctuations.

        Strong Free Cash Flow—We believe our strong cash flow from operations less capital expenditures is a result of the following business characteristics:

        • High margins. We believe that our high margins are the result of low and stable production costs, our strong market position and the many end-use markets in which we operate.

        • Low maintenance capital expenditures. Our low maintenance capital expenditure requirements of approximately $20 million to $25 million per annum, coupled with the non-cyclical nature of our business, provide us with a stable stream of cash flow to use in our operations, to reduce debt and to reinvest in our business.

        • Completed capacity expansions. During the period from 1998 to 2001, we spent on average in excess of $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns.

        Diversified Customer Base and End-Use Markets—Salt is used in numerous different products and in a wide variety of consumer and industrial applications. Due to its unique characteristics and low cost, consumers cannot cost-effectively substitute any other product for salt, resulting in relatively stable consumption and growth over the long term as the general population grows. Salt is the best product available for deicing applications in terms of cost and efficiency. For example, the next most cost-efficient product to highway deicing salt, calcium chloride, costs approximately five times more to purchase. Similarly, there is no cost-effective substitute to salt in the water conditioning and food processing markets. Our presence in different segments of the general trade market effectively diversifies our exposure to events affecting any single end market. No single customer accounted for more than 5% of our 2002 sales while our top ten customers accounted for approximately 20% of our 2002 sales.

        Significant Barriers to Entry—Each of the primary North American and U.K. market participants has a large base of installed assets that would be extremely expensive and time-consuming for new competitors to replicate. In addition, our mineral rights are strategically located and we believe it is unlikely that a new market entrant would be able to locate a mineral reserve in close proximity to both low cost transportation systems and end-use markets. Due to the low production cost, transportation and handling tends to be a significant component of the total delivered cost of salt, making logistics a key competitive factor in the industry. The higher relative cost associated with transportation acts as a barrier to entry in favor of salt manufacturers located within close proximity to their customers. We maintain approximately 75 depots in North America for storage and distribution of highway deicing salt and we consider our salt distribution network to be the most extensive in our served markets. Our over

35 years of market experience in the highway deicing salt business, proven customer service, product quality and modeling techniques enable us to bid selectively on highway deicing salt contracts which have the most attractive terms. Our long term relationships with major retailers coupled with the higher standard of care required in handling food grade salt create a significant deterrent for potential new entrants in the general trade market. In addition, our customers, specifically government agencies in charge of maintaining public safety over their road network, have stringent qualification standards and a strong preference for dealing with existing salt manufacturers which can handle bulk capacity and have track records for on time delivery. With respect to SOP, high quality potassium sulfate reserves are scarce and we believe that in North America no comparable commercially viable sources are known other than those currently being extracted.

Business Strategy

        Increase Revenues—One of our key objectives is to be the market leader with respect to profitable sales growth. We believe that we can achieve this goal through the following:

        • Leveraging our leading market position. In the highway deicing product line, we are leveraging our leading market position, distribution infrastructure and low-cost production capability. We intend to strengthen our leadership position by focusing on the customers strategically located within our distribution network. We believe that this will allow us to efficiently grow our business in line with market volume and price growth, which in the United States have increased at an average of 1% and 4% per annum, respectively. We believe we can further increase sales to our existing and new customers by offering liquid deicing products and other value-added deicing products that improve the application of the product to roads and permit the conditioning of roads prior to the impact of snow and ice. In the general trade salt product line, in addition to participating in underlying market growth, we plan to improve our market share by focusing on specialty and high value-added niche products, particularly in deicing and water conditioning applications. For example, we have launched our first high-value deicing product in Canada, Sifto's Extreme® Icemelter, which competes in this under-served market. In our water conditioning business, we intend to continue expanding by focusing on growing regional brands and private label retail water conditioning sales.

        • Increase service offerings. We plan on growing our service offerings, including managing customer inventory and replenishment systems such as the deicing management services provided for some U.K. customers. We currently have several such contracts in place and anticipate entering into various other such contracts in the future. Also, we continue to develop alternative mine uses such as waste and document storage. For this purpose, we have already entered into a joint venture with a subsidiary of Vivendi SA to use the excavated space in our mine in the United Kingdom as a document storage site and are awaiting final permitting to also store inert waste. In addition, we are working with various third parties to develop several of our North American salt mines as storage sites for natural gas and waste. We expect to receive ongoing revenue streams from these alternative uses.

        • Increase focus on market development in SOP product line. For the seven years prior to IMC Global's ownership of the Company, the sales volume of the SOP product line grew in excess of 25% per annum. However, as a non-core product of IMC Global, we believe that SOP did not receive sufficient focus to realize its full growth potential. We have increased the focus on this product line and have recruited a new sales manager and a dedicated global sales force. We will continue to target specific crops where the benefits of using SOP versus other potassium sources have been scientifically proven, such as wine grapes, tea, nuts and turf grass. We also plan to differentiate ourselves from our competitors through unique value-added products designed for specific applications. For example, we have targeted the fast-growing liquid and suspension fertilizer markets.

        • Supplement growth through tuck-in acquisitions. To supplement internal growth, we may pursue opportunistic acquisitions of small complementary businesses in both North America and Europe.

There are several smaller producers of highway deicing salt which could be attractive to further expand the scope of our operations. There are also several independent salt producers in various niches of the general trade business market which could broaden both our geographic coverage and product diversity.

        Improve Profitability—We intend to continue to focus on productivity enhancements and on improving our cost platform. Examples include the following:

        • Plant consolidation and capacity expansion. From 1998 through 2001, we successfully implemented manufacturing programs including consolidation of facilities and over 300,000 tons of capacity expansion while divesting obsolete operations.

        • Increasing productivity. We have increased manpower productivity by over 8% per annum in our general trade salt product line over the period from 1998 to 2001 through increased automation and capacity increases. In 2002, we began operating a continuous miner and shaft automation system which we expect will significantly decrease manufacturing cost and increase manpower productivity at our Winsford facility.

        • Optimizing performance. We monitor the performance of each product line on a regular basis to aid in meeting target revenue and margin goals. By maintaining, but not materially growing our share of the highway deicing market, we believe that we have an opportunity to grow our margin and overall profitability in this product line by focusing on our ability to increase our average price levels and improve our customer mix.

        Maximize Cash Flow—As an independent operating entity, we intend to manage our working capital efficiently and generate cash flow from enhanced management focus. During 2002, we reduced our working capital requirements by more than $10 million. Our annual maintenance capital expenditures have averaged approximately $23 million while IMC Global owned us from 1998 to 2001, although for the five years under prior ownership, our annual maintenance capital expenditures were on average approximately $17 million. In the future, we expect to spend approximately $20 million to $25 million annually on maintenance capital expenditures. In addition to maintenance capital expenditures, during the period from 1998 to 2001 we spent on average in excess of $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns. Also, in connection with the Recapitalization, we received NOLs and expect to realize significant cash tax savings if these NOLs are able to be utilized. As of June 30, 2003, we had approximately $97.9 million of NOLs remaining that expire between 2009 and 2020. We intend to use our free cash flow to reduce leverage by reducing indebtedness or by reinvesting in our business.

SALT SEGMENT

        Our salt segment mines, produces, processes and distributes salt in North America and Europe including rock, evaporated and solar salt. The products are marketed primarily in the United States, Canada and the United Kingdom. Salt is used in a wide variety of applications, including as a deicer for both highway and consumer use (rock salt), an ingredient in the production of chemicals for paper bleaching, water treatment and a variety of other industrial uses, a flavor enhancer and preservative in food, a nutrient and trace mineral delivery vehicle in animal feeds and an essential component in both industrial and residential water softeners. The demand for salt has historically remained relatively stable during economic cycles due to its relative low cost and high value in a diverse number of end uses. However, demand in the highway deicing market is affected by changes in winter weather. Approximately 65% of our highway deicing annual revenues are generated from December through March when the need for highway deicing salt is at its peak.

Salt Industry Overview

        The salt industry is characterized by stable demand which is resistant to economic downturns and steady price increases across various grades. Salt is one of the most common and widely consumed minerals in the world due to its low relative cost and its utility in a variety of applications including food processing, water conditioning, industrial chemical processing, nutritional supplements for animal stock and highway deicing. We estimate that the consumption of highway deicing salt for North America is 23 million tons per annum (18 million tons per annum in our served markets) while the general trade market totals 11 million tons per annum. In the United Kingdom, we estimate the size of the highway deicing market is 1.9 million tons per annum while the general trade market is approximately 1.0 million tons per annum. From 1970 to 2001, the production of salt used in highway deicing in the United States increased at an approximate 1% compound annual growth rate, while the production of general trade salt products increased at a greater than 1% compound annual growth rate over the same period.

        Salt prices vary according to purity from the lowest grade (highway deicing salt) at around $20 per ton to the highest grade salt (food grade salt) at more than $400 per ton. The price difference between highway and food grade salt reflects, among other things, the more elaborate refining and packaging processes for higher grade salt. Due to its low production cost, transportation and handling tends to be a significant component of total delivered cost making logistics management and customer service key competitive factors in the industry. The higher relative cost associated with transportation also acts as a barrier to entry in favor of salt manufacturers located within close proximity to their customers. From 1970 to 2001, prices for salt used in highway deicing in the United States increased at an approximate 4% compound annual growth rate while prices for general trade salt products increased at an approximate 5% compound annual growth rate over the same period.

Processing Methods

        We have production capacity, including salt purchased under long-term contracts, of approximately 14.5 million tons of salt per annum. Mining, other production activities and packaging are currently conducted at eleven of our facilities and at two facilities where finished product is purchased from IMC Global under long-term contracts.

        Summarized below are the three processing methods we use to produce salt.

        Rock Salt Underground Mining.    We employ a drill and blast mining technique at our underground rock salt mines. Mining machinery moves salt from the salt face to conveyor belts where it is then crushed and screened. Salt is then hoisted to the surface where it is loaded onto shipping vessels, railcars or trucks. The primary power sources for each of our rock salt mines are electricity and diesel fuel. At our Winsford, U.K. facility, this mining method is supplemented by a continuous miner process. Rock salt is primarily used in our highway and consumer deicing products. Rock salt underground mining represents approximately 76.1% of our salt production.

        Mechanical Evaporation.    The mechanical evaporation method involves subjecting salt-saturated brine to vacuum pressure and heat, generated by natural gas or oil, to precipitate salt. The salt brine is obtained from underground salt deposits through a series of brine wells. The resulting product has both a high purity and uniform physical shape. Evaporated salt is primarily used in our general trade salt product lines. Mechanical evaporation represents approximately 14.7% of our salt production.

        Solar Evaporation.    The solar evaporation method is used in areas of the world where high salinity brine is available and where weather conditions provide for a high natural evaporation rate. The brine is pumped into a series of large open ponds where sun and wind evaporate the water and crystallize the salt, which is then mechanically harvested and processed through washing, drying and screening.

Solar salt is primarily used in our general trade salt product lines. Solar evaporation represents approximately 9.2% of our salt production.

Operations and Facilities

        United States.    Our central and midwestern United States general trade customer base is served by our mechanical evaporation plant in Kansas. Additionally, we serve areas around the Great Lakes with evaporated salt purchased from IMC Global's potash and salt facility in Michigan. The Cote Blanche, Louisiana rock salt mine serves chemical customers in the southern and western United States, highway deicing customers through a series of depots located along the Mississippi and Ohio Rivers, and agriculture customers in the southern and midwestern U.S. Our solar evaporation facility located in Ogden, Utah is the largest solar salt production site in the United States This facility principally serves the western United States general trade markets, and also provides salt for chemical applications, and highway deicing and magnesium chloride which is primarily used in deicing, dust control and soil stabilization applications. Production capacity of salt at our Ogden facility is currently only limited by demand. We also own and operate two salt packaging facilities in Illinois and Wisconsin which also serve consumer deicing and water conditioning customers in the central, midwestern and parts of the northeastern United States.

        Canada.    Our salt is produced at five different locations in Canada. Mechanically evaporated salt is produced at three facilities strategically located throughout Canada: Amherst, Nova Scotia in eastern Canada; Goderich, Ontario in central Canada; and Unity, Saskatchewan in western Canada. From the Goderich, Ontario rock salt mine, we serve the consumer and highway deicing markets in Canada and the Great Lakes region of the United States. We also purchase salt and other products from IMC Global's potash and salt facilities located in Saskatchewan, which serve both the general trade and the highway deicing markets.

        United Kingdom.    Our United Kingdom customer base is served by two facilities. Highway deicing customers throughout the United Kingdom are served by the Winsford rock salt mine in northwest England. The Weston Point mechanical evaporation plant is located twelve miles north of the mine and serves the general trade and chemical customers in the United Kingdom as well as in continental Europe.

        The table below shows the capacity and type of salt produced at each of our owned or leased production locations:

Location	Annual Production Capacity (tons)	Product Type
North America
Goderich, Ontario Mine	6,500,000	Rock
Cote Blanche, Louisiana Mine	2,800,000	Rock
Ogden, Utah Plant	1,500,000	Solar
Lyons, Kansas Plant	425,000	Evaporated
Unity, Saskatchewan Plant	175,000	Evaporated
Goderich, Ontario Plant	170,000	Evaporated
Amherst, Nova Scotia Plant	115,000	Evaporated
United Kingdom
Winsford, Cheshire Mine	2,000,000	Rock
Weston Point, Cheshire Plant	850,000	Evaporated

        Salt production at these facilities totaled an aggregate 9.2 million tons, 12.2 million tons and 10.0 million tons for the years ended December 31, 2000, 2001 and 2002, respectively.

        Salt is found throughout the world and is typically deposited in extremely large quantities where commercially produced. Our mines at Goderich, Cote Blanche and Winsford, as well as at our other operating facilities, are proximate to vast mineral deposits. In most instances involving our production locations, we estimate the recoverable salt to exceed 100 years of reserves at current production rates and capacities. Our rights to extract those minerals may currently be contractually limited by either geographic boundaries or time. We believe that we will be able to continue to extend these agreements, as we have in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions, thereby allowing us to extract additional salt necessary to fully develop our existing mineral rights.

        Our underground mines in Canada (Goderich, Ontario) the United States (Cote Blanche, Louisiana) and the United Kingdom (Winsford, Cheshire) make up approximately three-fourths of our salt producing capacity. Each of these mines are operated with modern mining equipment and utilize subsurface improvements such as vertical shaft lift systems, milling and crushing facilities, maintenance and repair shops and extensive conveyor systems. We believe that the properties and their operating equipment are maintained in good working condition.

        The land and related surface rights at the Goderich mine are owned. We also maintain a mineral lease at Goderich with the provincial government that expires in 2022 with the provision for an additional renewal to 2043 which grants us the right to mine salt. Cote Blanche is operated under land and mineral leases with a third-party landowner that grants us the right to mine salt and expires in 2060. We own the land, related surface rights and salt reserves at the Winsford mine.

        Our mines at Goderich, Cote Blanche and Winsford have been in operation approximately 44, 38 and 158 years, respectively. At current average rates of production, we estimate our remaining years of production, for recoverable minerals which we presently own or lease, to be 177, 93 and 32 years, respectively. Our mineral interests are amortized on an individual basis over estimated useful lives not to exceed 99 years using the units-of-production method for leased mineral rights and the straight-line method for owned minerals. Our estimates are based on, among other things, both internal estimates and the results of reserve studies completed by a third-party engineering firm. The reserve estimates are primarily a function of the area and volume covered by the mining rights and estimates of extraction rates utilized by the company with the reasonable expectation of reliably operating the mines on a long-term basis. Established criteria for proven and probable reserves is primarily applicable to discontinuous metal mining deposits, where both presence of ore and its variable grade need to be precisely identified. However, the massive continuous nature of evaporative deposits, such as salts, require proportionately less data for the same degree of confidence in mineral reserves both in terms of quantity and quality. Reserve studies performed by a third-party engineering firm suggest that our salt reserves most closely resemble probable reserves and we have therefore classified our reserves as probable reserves.

        In addition to production, we package salt product produced by us or others off-site at two additional facilities. The table below shows the packaging capacity at each of these facilities:

Location	Annual Packaging Capacity (tons)
Kenosha, Wisconsin	100,000
Chicago, Illinois	100,000

        We also purchase finished salt from IMC Global, which is produced as a co-product of their potash operations, under a long term contract. The table below shows the amount and type of salt purchased from each of these production facilities:

Location	Annual Purchasing Capacity (tons)	Product Type
Esterhazy, Saskatchewan	200,000	Rock
Hersey, Michigan	250,000	Evaporated

        We divide our salt products into two separate product lines: highway deicing salt (including chemical salt) and general trade salt.

Highway Deicing Salt Products

  Products and Sales

        Highway deicing constitutes our second largest salt product line based on revenue, representing approximately 39% of our sales of salt in 2002. Principal customers are states, provinces, counties, municipalities and road maintenance contractors that purchase bulk salt for ice control on public roadways. Highway deicing salt is sold primarily through an annual tendered bid contract system as well as through some longer-term contracts, with price, product quality and delivery being the primary competitive market factors. Annual supply contracts generally are awarded on the basis of tendered bids once the purchaser is assured that the minimum requirements for purity, service and delivery can be met. The bidding process eliminates the need to invest significant time and effort in marketing and advertising. Location of the source of salt and distribution outlets also play a significant role in determining a supplier. We have an extensive network of approximately 75 depots for storage and distribution of highway deicing salt in North America. The majority of these depots are located on the Great Lakes and the Mississippi and Ohio River systems where our Goderich, Ontario and Cote Blanche, Louisiana mines are located to serve those markets. Salt from our Ogden, Utah facility is also partially used for highway deicing.

        We produce highway deicing salt in the United Kingdom for the highway deicing product line through our facility at Winsford, Cheshire, the largest rock salt mine in the United Kingdom. Our superior production capacity, productivity and favorable logistics allows us to be the only supplier of highway deicing salt capable of meeting peak winter demands. This strong position has resulted in us being viewed as a strategic operation by the United Kingdom's Highway Agency. As such, we work with the Highway Agency to develop standards for deicing product specifications and to monitor Highway Agency deicing application contractors. We further act as a primary contact for the Highway Agency in connection with winter road management in the United Kingdom. In the United Kingdom approximately 53% of our highway deicing business is on multi-year contracts.

        Winter weather variability is the most significant factor affecting salt sales for deicing applications because mild winters reduce the need for salt used in ice and snow control. Over the last four years, our North American highway deicing product line has generated over 65% of its annual sales from December through March when the need for highway deicing is at its peak. Lower than expected sales during this period could have a material adverse effect on our results of operations. The vast majority of North American deicing sales are made in Canada and the midwestern United States where winter weather is generally harsher than in other parts of North America. In keeping with industry practice, we, along with our customers, stockpile sufficient quantities of salt to meet estimated requirements for the next winter season. See "Risk Factors—The demand for our products changes seasonally and variations in our cash flows from quarter to quarter as a result of weather conditions may have an adverse effect on our ability to make payments on our indebtedness, including the exchange notes" and

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality."

        Chemical customers accounted for approximately 8% of our 2002 sales of salt. Principal customers are producers of intermediate chemical products used in pulp bleaching, water treatment and a variety of other industrial uses that do not have a captive source of brine. Distribution into the chemical market is made primarily through multi-year supply agreements, which are negotiated privately. Price, service and product quality are the major competitive market factors.

        The table below shows our shipments of highway deicing and chemical salt products (thousands of tons):

	Year Ended December 31,
	2000		2001		2002
	Tons	%	Tons	%	Tons	%
U.S.	6,078	66	5,656	60	5,104	64
Canada	2,159	24	2,301	25	2,162	27
Europe and Others	909	10	1,445	15	699	9

Total	9,146	100	9,402	100	7,965	100

  Competition

        We face strong competition in each of the markets in which we operate. In North America, other large, nationally recognized companies compete against our highway deicing and chemical salt products. In addition, there are several smaller regional producers of highway deicing salt. There are several importers of salt into North America but these mostly impact the eastern seaboard where we have a minimal position. In the United Kingdom, there are two other companies that produce highway deicing salt, one in northern England and the other in Northern Ireland. There are no significant imports of highway deicing salt into the United Kingdom.

General Trade Salt Products

  Products and Sales

        The general trade business is our largest salt product line based on revenue, and accounted for approximately 53% of our 2002 sales of salt. We are the third largest producer of general trade salt in North America. This product line includes commercial and consumer applications such as table salt, water conditioning, consumer ice control, food processing, agricultural applications, as well as a variety of industrial applications. We believe that we are the largest private label producer of water conditioning and salt-based agricultural products in North America and sell more than 70 private labels of table salt to major retailers. Our Sifto® brand is well recognized in the Canadian market.

        In the United Kingdom we operate the largest evaporated salt plant in the United Kingdom at Weston Point. We are one of the U.K. brand market leaders in evaporated salt for water conditioning. We also produce salt for the food, chemical, animal feeds and textile markets. We will continue to pursue further cost reduction investments to help drive future growth and profitability.

        We have maintained a significant presence in the general trade business over recent years due to our strong focus on: (i) the midwestern region of the United States; (ii) all of Canada and the United Kingdom; (iii) our distribution network to the grocery trade; and (iv) our relationships with large distributors of water conditioning salt.

        The general trade market is driven by strong customer relationships. Sales in the general trade salt product line occur through retail channels such as grocery stores, building supply, hardware and automotive stores and feed suppliers. Distribution in the general trade salt product line is channeled through a direct sales force located in various parts of our service territories who sell products to distributors, dealers and end-users. We also maintain a network of brokers who sell table salt, consumer deicing and water conditioning products. These brokers service wholesalers, grocery chains and retailers, as well as the food service industry.

        The table below shows our shipments of general trade salt products (thousands of tons):

	Year Ended December 31,
	2000		2001		2002
	Tons	%	Tons	%	Tons	%
United States	1,537	57	1,725	61	1,629	59
Canada	481	18	513	18	506	18
Europe and Others	668	25	584	21	651	23

Total	2,686	100	2,822	100	2,786	100

  Competition

        In North America, other large nationally recognized companies compete against our salt business in production and marketing of general trade salt products. In addition, there are several smaller regional producers of general trade salt. There are several importers of salt into North America but they mostly impact the east coast and west coast of the United States where we have a minimal position. In the United Kingdom, there is one other large domestic producer of general trade salt, several small local producers and some imports from continental Europe. We also export salt from the United Kingdom to Scandinavia and continental Europe and compete with many other European producers in these markets.

SPECIALTY POTASH SEGMENT

        SOP is primarily used as a specialty fertilizer, providing essential potassium to high-value, chloride-sensitive crops such as vegetables, fruits, tea, tobacco and turf grass. We are the market leader in North America for SOP and market SOP products both domestically and overseas. We offer several grades of SOP which are designed to differentiate us from our competitors, as well as better serve the needs of our customers. In 2002, the specialty potash segment accounted for approximately 12% of our sales after shipping and handling costs.

Potash Industry Overview

        The annual worldwide consumption of all potash fertilizers approaches 50 million tons. Muriate of potash, or potassium chloride, is the most common source of potassium and accounts for over 90% of all potash consumed in fertilizer production. SOP represents about 5% of potash consumption. The remainder is supplied in the forms of potassium magnesium sulfate, nitrate of potassium, and, to a lesser extent, potassium thiosulfate and monopotassium phosphate. All of these products contain varying concentrations of potassium expressed as potassium oxide (K20) and different combinations of co-nutrients.

        Muriate of potash is the least expensive form of potash fertilizer based on the concentration of K20. It is the preferred potassium source for most crops. However, SOP (containing approximately 50% K20) is utilized by growers for many high-value crops, especially where the requirements are for fertilizers with low chloride content. The use of SOP has been scientifically proven to improve the yield and quality of certain crops.

        Examples of crops where SOP is utilized to increase yield and quality include tobacco, tea, potatoes, citrus fruits, grapes, almonds, some vegetables and on turfgrass for golf courses. Approximately 62% of our annual SOP sales volumes in 2002 were made to domestic customers, which include retail fertilizer dealers and distributors of professional turf care products. These dealers and distributors combine or blend SOP with other fertilizers and minerals to produce fertilizer blends tailored to individual requirements.

  Operations and Facilities

        All of our SOP production is located on the Great Salt Lake near Ogden, Utah. It is the largest SOP production facility in North America. The solar evaporation facility, located west of Ogden, utilizes solar energy and over 40,000 acres of evaporation ponds to manufacture SOP and magnesium chloride from the brines of the Great Salt Lake. The property utilized in our operation is both owned and leased under annually renewing leases. This facility has the capacity to annually produce approximately 450,000 tons of SOP, approximately 400,000 tons of magnesium chloride and over 1.5 million tons of salt. These recoverable minerals exist in vast quantities in the Great Salt Lake. We estimate the recoverable minerals exceed 100 years of reserves at current production rates and capacities. Our rights to extract these minerals are contractually limited. We believe we will continue to be able to extend these agreements, as we have in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions, thereby allowing us to extract additional quantities of minerals necessary to significantly extend the economic life of the reserves.

        The potassium bearing salts are mechanically harvested and refined to high purity SOP in an integrated production facility that has been in operation for 36 years. We believe that our property and operating equipment are maintained in good working condition.

        Ogden was unable to produce SOP from 1984 through the beginning of 1989 due to flooding. Following the flood, dikes were raised to a height three feet over the historic peak flood level. Also, the State of Utah constructed and implemented the West Desert Pumping Project which could be utilized to lower the level of the Great Salt Lake by up to twelve inches per year thus reducing the risk of flooding. Although we believe that the subsequent dike improvements and the West Desert Pumping Project have reduced the likelihood of future pond flooding, we maintain both property damage and business interruption insurance policies for this risk.

  Products and Sales

        Our domestic sales of SOP are concentrated in the western states of California, Oregon, Washington, Idaho and the central tobacco belt area where the crops and soil conditions favor SOP. We generally export SOP through major trading companies. International SOP sales volumes in 2002 were 38% of our annual SOP sales. Prior to the acquisition by IMC Global in 1998, our SOP was marketed and sold by a sales group consisting of trained agronomists and professional fertilizer agents. These representatives directly contacted dealers and growers in the United States. Following the IMC Global acquisition, this SOP sales group was dissolved and the IMC Global sales force handled SOP sales. The IMC Global sales group was responsible for selling all potash and phosphate fertilizer products for IMC Global. Because the bulk of these fertilizers are sold as commodities, the focus on specialty products such as SOP diminished under IMC Global. Upon the purchase of the SOP business from IMC Global, we organized and employed an experienced global sales group similar to the one that was in place prior to 1998.

        The table below shows our shipments of SOP (thousands of tons):

	Year Ended December 31,
	2000		2001		2002
	Tons	%	Tons	%	Tons	%
U.S.	179	73	148	79	151	62
Export(a)	67	27	40	21	91	38

Total	246	100	188	100	242	100

(a)
Export sales include product sold to foreign customers at U.S. ports.

        In addition, under a long-term contract with IMC Global, we have the exclusive right in North America (with limited exceptions) to purchase the SOP product at IMC Global's Carlsbad, New Mexico facility to meet a portion of our North American SOP requirements. The contract does not limit the amount of SOP we can purchase from IMC Global. In addition to the customers previously serviced by our Ogden facility, we began to act as a sales agent for IMC Global to customers serviced by the Carlsbad facility following the Recapitalization. As a result of the Transactions, this long-term contract with IMC Global will terminate no later than November 30, 2003.

  Competition

        Approximately 56% of the world SOP production is located in Europe, 14% in the United States and the remaining 30% in various other countries. The world consumption of SOP totals about 2.9 million tons. Our major competition for SOP sales in North America include imports from Germany, Chile, Canada and Belgium. In addition, there is also some functional competition between SOP, muriate of potash and nitrate of potash. For exports into Asia, the Pacific Rim countries and Latin America, we compete with various local and European producers.

INTELLECTUAL PROPERTY

        We rely on a combination of patents, trademarks, copyright and trade secret protection, employee and third-party non-disclosure agreements, license arrangements and domain name registrations to protect our intellectual property. We sell many of our products under a number of registered trademarks which we believe are widely recognized in the industry. No single patent, trademark or trade name is material to our business as a whole.

        Any issued patents that cover our proprietary technology and any of our other intellectual property rights may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies.

        With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

EMPLOYEES

        As of June 30, 2003, we had 1,529 employees, of which 724 are employed in the United States, 608 in Canada and 197 in the United Kingdom. Approximately 37% of our U.S. workforce (54% of our global workforce) is represented by labor unions. Of our nine material collective bargaining agreements, four will expire in 2004, one will expire in 2005 and four will expire in 2006. Additionally, approximately 13% of our workforce is employed in Europe where trade union membership is common. We consider our labor relations to be good.

PRINCIPAL PROPERTIES

        The table below sets forth our principal properties:

		Land and Related Surface Rights		Mineral Reserves
Location	Use	Owned/Leased	Expiration of Lease	Owned/Leased	Expiration of Lease
Ogden, Utah	SOP and solar salt production facility	Owned	N/A	Leased	(a)
Lyons, Kansas	Evaporated salt production facility	Owned	N/A	Owned	N/A
Cote Blanche, Louisiana	Rock salt production facility	Leased	2060	Leased	2060
Weston Point, Cheshire, U.K.	Evaporated salt production facility	Owned	N/A	Owned	N/A
Winsford, Cheshire, U.K.	Rock salt production facility	Owned	N/A	Owned	N/A
Goderich, Ontario, Canada	Evaporated salt and rock salt production facility	Owned	N/A	Leased	2022(b)
Unity, Saskatchewan, Canada	Evaporated salt production facility	Owned	N/A	Leased	2009/2016(c)
Amherst, Nova Scotia, Canada	Evaporated salt production facility	Owned	N/A	Owned	N/A
Overland Park, Kansas	Corporate headquarters	Leased	2008	N/A	N/A

(a)
The Ogden lease automatically renews on an annual basis.

(b)
Subject to the right of renewal through 2043.

(c)
Consists of two leases expiring in 2009 and 2016 subject to the right of renewal through 2030 and 2037, respectively.

        With respect to each facility at which we extract salt, brine or SOP, we obtain any required or necessary permits prior to the commencement of mining. Permits or licenses are obtained as needed in the normal course of business based on our mine plans and state, provincial and local regulatory provisions regarding mine permitting and licensing. Based on our historical permitting experience, we expect to be able to continue to obtain necessary mining permits to support historical rates of production.

        Our mineral leases have varying terms. Some will expire after a set term of years, while others continue indefinitely. Many of these leases provide for a royalty payment to the lessor based on a specific amount per ton of mineral extracted or as a percentage of revenue. We believe we will be able to continue to extend our material mineral lease agreements, as we have in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions. In addition, we own a number of properties and are party to non-mining leases that permit us to perform activities that are ancillary to our mining operations, such as surface use leases, and storage, depot and warehouse leases. We also believe that all of our leases were entered into on market terms.

        The following map shows the locations of our principal salt and SOP production facilities.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

        We produce and distribute crop and animal nutrients, salt and deicing products. These activities subject us to an evolving set of international, federal, state, provincial and local environmental, health and safety ("EHS") laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both us and our customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from our facilities; (vi) disposal of hazardous and solid wastes; (vii) remediation of contamination at our facilities and third-party sites; and (viii) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. We intend to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or operating procedures.

        We have expended, and anticipate that we will continue to expend, substantial financial and managerial resources to comply with EHS standards. We estimate that our 2003 environmental capital expenditures will total approximately $1.2 million, primarily related to air quality devices and highway deicing salt storage pads. We expect that our estimated expenditures in 2003 for reclamation activities will be approximately $0.2 million. No assurance can be given that greater than anticipated EHS capital expenditures or reclamation expenditures will not be required in 2003 or in the future.

        We maintain accounting accruals for certain contingent environmental liabilities and believe such accruals comport with generally accepted accounting principles. We record accruals for environmental investigatory and non-capital remediation costs when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable and the financial impact of such outcome is reasonably estimable. Based on current information, it is the opinion of management that our contingent liability arising from EHS matters, taking into account established accruals, will not have a material adverse effect on our business, financial condition or results of operations. As of June 30, 2003, we had recorded accruals of $1.9 million.

Product Requirements and Impacts

        International, federal, state and provincial standards: (i) require registration of many of our products before such products can be sold; (ii) impose labeling requirements on those products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Environmental, natural resource and public health agencies at all regulatory levels continue to evaluate alleged health and environmental impacts that might arise from the handling and use of products such as those we manufacture. The EPA, the State of California and The Fertilizer Institute have each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials generally do not pose harm to human health. It is unclear whether any further evaluations may result in additional standards or regulatory requirements for the producing industries, including us, or for our customers. At this stage, it is the opinion of management that the potential impact of these standards on the market for our products or on the expenditures that may be necessary to meet new requirements will not have a material adverse effect on our business or financial condition.

        In December 2001, the Canadian government released a Priority Substances List Assessment Report for road salt. This report found that road salts are entering the environment under conditions that may have a harmful effect or constitute a danger to the environment. Based on this report, the Minister of Environment has proposed designating road salt as a "toxic" substance pursuant to the Canadian Environmental Protection Act. Canada's federal cabinet, which has ultimate responsibility, has not yet taken final action with respect to this proposal and is not subject to any deadline to do so. This proposal was subject to a public comment, during which individuals and the municipalities which comprise most of our customers expressed a variety of views, including noting the utility and cost-efficiency of salt as compared to other potential measures to reduce ice-related road hazards. At this point, Environment Canada has indicated that, whether or not road salts are declared toxic, their preferred course of action is the establishment of voluntary guidelines for users as opposed to any form of regulation. Environment Canada has been developing these guidelines based on consultation with a broad-based stakeholders group, which includes the salt industry. On September 20, 2003, Environment Canada released a proposed Code of Practice to serve as these guidelines. The proposed Code of Practice remains subject to public comment until November 19, 2003. Environment Canada has indicated that it expects to publish the final code in 2004. Although the proposed Code of Practice remains subject to change, the released draft requires large road salt users to develop salt management plans. We do not believe that this would have a material direct effect on us, but the new salt management plans may lead our customers in Canada to require less road salt.

        Given the importance of road salt for traffic safety and the current lack of any practical substitute, we deem it unlikely that any final guidance or regulation would result in a complete ban on the use of road salt. As noted in the December 2001 report, the use of road salt and other deicing agents "is an important component of strategies to keep roadways open and safe during the winter and minimize traffic crashes, injuries and mortality under icy and snowy conditions." The report further stated that mitigation measures "must be based on optimization of winter road maintenance practices so as not to jeopardize road safety, while minimizing the potential for harm to the environment." Environment Canada recently confirmed the high importance of road safety in its proposed regulation of road salt. In its September 22, 2003 press release in connection with the proposed Code of Practice, it indicated that the proposed code "will provide those who use road salts with a way to reduce harm to the environment without jeopardizing road safety." Since the dissemination of the December 2001 report, we have endeavored to work more closely with the national government as well as provinces and municipalities to better manage the use, storage and release of our road salts. As a result, we believe it has become less likely that road salts will be designated as a toxic substance. Although we cannot predict whether the proposal to list road salts will be finalized or the precise form of the proposed Code of Practice or other future regulation, if standardized guidelines are developed for the use and storage of road salt or any alternate deicing products, we could suffer reduced sales and incur substantial costs and expenses that could have a material adverse effect on our business, financial condition and results of operation. In addition, while we are not aware of any similar governmental proposals for such designation of road salt in either the United States or the United Kingdom, we cannot guarantee that such proposals will not arise.

Operating Requirements and Impacts

Permitting

        We hold numerous environmental, mining and other permits or approvals authorizing operations at each of our facilities. Our operations are subject to permits for extraction of salt and brine, discharges of process materials to air and surface water, and injection of brine and wastewater to subsurface wells. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. In addition, changes to environmental and mining regulations or permit requirements could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our operations also is predicated upon securing the necessary environmental or other permits or approvals. For example, since we recently installed a new grinding circuit, some of our existing equipment at our Lyons, Kansas facility is subject to the Federal Clean Air Act's New Source Performance Standard requirement. We are developing a compliance program with the Kansas Department of Health and Environment, and do not expect to incur significant costs or penalties, although there can be no guarantee.

        Pursuant to the Mine Safety and Health Act, new interim regulatory standards for diesel particulate matter became effective in 2002 and final standards are expected by 2006, although the final standards are currently subject to litigation. We believe that we are currently in compliance with the interim standards that are in effect between 2002 and 2006. However, material expenditures may be required to achieve compliance with the final standards at the Cote Blanche facility in Louisiana.

Remedial Activities

Remediation at Our Facilities

        Many of our formerly-owned and current facilities have been in operation for a number of years. Operations have involved the historical use and handling of regulated chemical substances, salt and by-products or process tailings by us and predecessor operators which have resulted in soil, surface water and groundwater contamination. At some locations there are areas where salt-processing waste and ordinary trash may have been disposed or buried, and have since been closed and covered with soil and other materials. These past operating practices have at several of our facilities resulted in soil, surface water and groundwater contamination.

        At many of these facilities, spills or other releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring us to undertake or fund cleanup efforts under CERCLA or state and provincial or United Kingdom laws governing cleanup of hazardous substances. In some instances, we have agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake investigations, which currently are in progress, to determine whether remedial action may be required to address such contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. At still other locations, we have undertaken voluntary remediation, and have removed formerly used underground storage tanks. Taking into account established reserves, expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures could be required in the future to remediate the contamination at these or at other current or former sites. In addition, in connection with the Recapitalization, IMC Global has agreed to indemnify us against liabilities for certain known and unknown conditions at existing and former sites.

Remediation at Third-Party Facilities

        Along with impacting the sites at which we have operated, various third-parties have alleged that our historic operations have resulted in contamination to neighboring off-site areas or nearby third-party facilities. CERCLA imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Under CERCLA, or its various state analogues, one party may potentially be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties.

        We have entered into "de minimis" settlement agreements with the EPA with respect to several CERCLA sites, pursuant to which we have made one-time cash payments and received statutory protection from future claims arising from those sites. In some cases, however, such settlements have included "reopeners," which could result in additional liability at such sites in the event of newly discovered contamination or other circumstances.

        At other sites for which we have received notice of potential CERCLA liability, we have provided information to the EPA that we believe demonstrates that we are not liable, and the EPA has not asserted claims against us with respect to such sites. In some instances, we have agreed, pursuant to orders from or agreements with appropriate governmental agencies or agreements with private parties, to undertake or fund investigations, some of which currently are in progress, to determine whether remedial action, under CERCLA or otherwise, may be required to address contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. At the present time, we are not aware of any additional sites for which we expect to receive a notice from the EPA or any other party of potential CERCLA liability. However, based on past operations, there is a potential that we may receive such notices in the future for sites of which we are currently unaware or that our liability at currently known sites may expand. Taking into account established accruals, expenditures for our known environmental liabilities and site conditions currently are not expected, individually or in the aggregate, to be material.

LEGAL MATTERS

        Other than as described in "—Environmental, Health and Safety Matters," we are party from time to time to various routine legal proceedings. These primarily involve commercial claims, products liability claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations. In addition, in connection with the Recapitalization, IMC Global has agreed to indemnify us against certain legal matters.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the name, age and position of each person who is an executive officer or director of the Company or Compass Minerals on the date of this prospectus.

Name	Age	Position
Michael E. Ducey	55	President, Chief Executive Officer and Director of Salt Holdings and President, Chief Executive Officer and Director of Compass Minerals
Keith E. Clark	48	Vice President and General Manager, General Trade of Compass Minerals
David J. Goadby	49	Vice President of Compass Minerals and Managing Director, Salt Union
Rodney L. Underdown	37	Chief Financial Officer and Vice President of Salt Holdings and Chief Financial Officer of Compass Minerals
Steven Wolf	58	Vice President and General Manager, Highway Deicing of Compass Minerals
Joel A. Asen	52	Director of Compass Minerals
Robert F. Clark	61	Director of Compass Minerals
Peter P. Copses	45	Director of Compass Minerals
Robert H. Falk	65	Director of Salt Holdings and Compass Minerals
Joshua J. Harris	38	Director of Salt Holdings and Compass Minerals
Scott M. Kleinman	30	Director of Salt Holdings and Compass Minerals
Douglas A. Pertz	49	Director of Compass Minerals
Heinn F. Tomfohrde, III	69	Director of Compass Minerals

        Michael E. Ducey was appointed the President and Chief Executive Officer of Salt Holdings in December 2002. Mr. Ducey joined Compass Minerals as the President and Chief Executive Officer on April 1, 2002. Prior to joining Compass Minerals, Mr. Ducey worked approximately 30 years for Borden Chemical, a $1.4 billion diversified chemical company in various positions including President and Chief Executive Officer (December 1999 to March 2002) and Executive Vice President and Chief Operation Officer (October 1997 to December 1999).

        Keith E. Clark has served as the Vice President and General Manager of Compass Minerals' General Trade business unit since August 1997, when North American Salt Company was still under the management of Harris Chemical Group. Previous to this position, Mr. Clark served as Vice President, Operations for North American Salt for 2 years, beginning in April 1995. Prior to his career at Harris Chemical Group, Mr. Clark held various operations positions at US Steel Corporation and General Chemical Inc., where his last position was Operations Manager at General Chemical.

        David J. Goadby has served as the Vice President of Compass Minerals since November 2001 and as the Managing Director of Salt Union Ltd., our U.K. subsidiary, since April 1994, when IMC Inorganic Chemicals, Inc. was still under the management of Harris Chemical Group. Prior to that position, Mr. Goadby served as the Commercial Manager of Salt Union Ltd. for 2 years. From 1984 until 1992, Mr. Goadby was employed with Imperial Chemical Industries plc in various production and distribution positions, where his last position was Business Manager Sulphur Chemicals.

        Rodney L. Underdown was appointed Chief Financial Officer of Salt Holdings in December 2002 and has served as the Vice President of Salt Holdings since November 2001. Mr. Underdown has served as the Chief Financial Officer of Compass Minerals since November 2001. Prior to that he served as the Vice President, Finance of Compass Minerals' salt division since June 1998 when it was purchased by IMC Global. Mr. Underdown joined the Harris Chemical Group in September 1997, where he served as the Director of Corporate Reporting. Prior to his career at Harris Chemical Group, Mr. Underdown was employed with Arthur Andersen for 9 years, where he served as an Audit Manager.

        Steven Wolf has served as the Vice President and General Manager, Highway Deicing of Compass Minerals' Highway Deicing business unit. since 1994, when IMC Inorganic Chemicals, Inc. was still under the management of Harris Chemical Group. Mr. Wolf joined Harris Chemical Group in 1991, assuming various management responsibilities. Prior to his career at Harris Chemical Group, Mr. Wolf was employed by Kerr McGee, where he served as a Senior Vice President.

        Joel A. Asen has been a director of Compass Minerals since November 2001 and has been the President of Asen Advisory since April 1992, which provides strategic and financial advisory services. He was Managing Director at Whitehead Sterling from 1991 to 1992, at Paine Webber, Inc. from 1990 to 1991 and at Drexel Burnham Lambert Incorporated from 1988 to 1990. From 1985 to 1988 he was a Senior Vice President at GAF Corporation. Prior to that time, Mr. Asen was a Manager of Business Development at GE and Manager of Marketing and Business Development at GECC. Mr. Asen is also a Director of Resolution Performance Products LLC, Anchor Glass Container Corp. and WMC Resideo.

        Robert F. Clark has been a director of Compass Minerals since November 2001 and served as the President and Chief Executive Officer of Compass Minerals from November 2001 to April 2002. From April 1999 to November 2001, Mr. Clark served as Senior Vice President of IMC Global and President of IMC Salt, Inc. since joining IMC Global in April 1998 as a result of the acquisition of Harris Chemical Group. From 1993 to 1998, Mr. Clark served as President of Great Salt Lake Minerals, a division of Harris Chemical Group.

        Peter P. Copses has been a director of Compass Minerals since November 2001 and is a Senior Partner at Apollo where he has worked since September 1990. From 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin & Jenrette Securities Corporation, concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a Director of Rent-A-Center, Inc., Prandium, Inc., Zale Corporation and Resolution Performance Products LLC.

        Robert H. Falk has been a director of Compass Minerals and Salt Holdings since November 2001 and is a Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1992. Prior to 1992, Mr. Falk was a Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is a Director of Samsonite Corporation.

        Joshua J. Harris has been a director of Compass Minerals and Salt Holdings since November 2001 and is a Founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a Director of Breuners Home Furnishings Corporation, Pacer International, Inc., Quality Distribution Inc. and Resolution Performance Products LLC.

        Scott M. Kleinman has been a director of Compass Minerals and Salt Holdings since November 2001 and is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a Director of Resolution Performance Products LLC.

        Douglas A. Pertz has been a director of Compass Minerals since November 2001 and has been Chairman and Chief Executive Officer of IMC Global since March 2002. From October 2000 to March 2002, Mr. Pertz served as Chairman, President and Chief Executive Officer of IMC Global, and from October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global. Mr. Pertz served as President and Chief Operating Officer of IMC Global from October 1998 to October 1999. Prior to joining IMC Global, Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water purification and treatment products.

        Heinn F. Tomfohrde, III has been a director of Compass Mineral since November 2001 and has served the chemicals industry in a variety of leadership positions for 44 years. Currently, Mr. Tomfohrde serves in directorship positions only. Mr. Tomfohrde served as President and Chief Operating Officer of International Specialty Products, Inc. and its predecessor company, GAF Chemicals Corp. from 1987 to 1993. Prior to that time, Mr. Tomfohrde spent 31 years with Union Carbide Corp., rising from positions in research and development and marketing to senior management, serving as President of Union Carbides's Consumer and Industrial Products Group from 1983 to 1986. Mr. Tomfohrde is also a Director of Resolution Performance Products LLC.

Board Committees

        Salt Holdings does not currently have any committees of its Board of Directors. The Board of Directors of Compass Minerals is comprised of an Executive Committee, Audit Committee, Compensation Committee and Environmental, Health and Safety Committee. The Executive Committee may exercise any of the Board's authority between meetings of the Board. The Audit Committee will recommend the engagement of the independent public accountants; review the professional services provided by, and the fees charged by, the independent public accountants; review the scope of the audit; and review financial statements and matters pertaining to the audit. The Compensation Committee is responsible for assuring that the executive officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive. The Environmental, Health and Safety Committee was established to ensure compliance with environmental, health and safety initiatives and policies adopted by us, including education of site personnel; integration of environmental, health and safety policies into all business decisions; design, operation and management of facilities to protect the environment and the health and safety of all personnel.

Board Compensation

        Following consummation of the Recapitalization, the members of Compass Minerals' Board of Directors were reimbursed for their out-of-pocket expenses. Those directors who are not employees receive compensation for their service on the Board of Directors of Compass Minerals.

Executive Compensation

        The following table sets forth information concerning our compensation for services in all capacities for the year ended December 31, 2002 paid to the Chief Executive Officer and the four other most highly compensated executive officers serving as executive officers of Compass Minerals.

Summary Compensation Table

			Long Term Compensation
			Awards	Payouts
	Annual Compensation for the Year Ended December 31, 2002
			Securities Underlying Options/SARs (#)(2)
Name and Principal Position				Long Term Incentive Payouts ($)	All Other Compensation ($)(4)
	Salary($)	Bonus($)(1)
Michael E. Ducey(3) President and Chief Executive Officer of Compass Minerals	262,500	251,328	108,538	—	130,761
Robert F. Clark(3) President and Chief Executive Officer of Compass Minerals	155,352	50,972	—	—	660,715
Steven Wolf Vice President and General Manager, Highway Deicing of Compass Minerals	258,803	143,465	—	63,408	412,430
Keith E. Clark Vice President and General Manager, General Trade of Compass Minerals	199,190	93,234	—	8,150	325,054
David J. Goadby(5) Vice President of Compass Minerals and Managing Director, Salt Union Ltd.	168,774	47,095	—	—	219,886
Rodney L. Underdown Vice President and Chief Financial Officer of Compass Minerals	150,000	48,960	—	—	211,294

(1)
Bonuses were paid pursuant to the Compass Minerals Group Incentive Compensation Program. Under such program bonus amounts were calculated on an annual basis according to business performance.

(2)
Represents the number of shares of our common stock underlying options (as adjusted to reflect changes in our capital structure (including the Transactions) following the date of grant).

(3)
Mr. Clark served as the President and Chief Executive Officer of Compass Minerals until April 1, 2002. Mr. Ducey became President and Chief Executive Officer of Compass Minerals on April 1, 2002.

(4)
Consists of sale and retention bonuses for critical officers and management related to the change in ownership subsequent to the Recapitalization, certain moving expenses incurred by Mr. Ducey considered by the U.S. Internal Revenue Service to be compensation and other employer contributions to our tax-qualified and non-tax-qualified defined contribution and defined benefit retirement plans.

(5)
Mr. Goadby's compensation is paid in British pounds sterling, which has been converted to U.S. dollars at a rate of £0.6427 per $1.00.

        The following table shows all grants of options to acquire shares of our common stock made to our named executive officers during 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(4)
	Number of Securities Underlying the Options Granted(1)
Name		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share
				Expiration Date	5%	10%
Michael E. Ducey	108,538(2)	43.73%	$6.97(3)	December 28, 2009	$365,442	$877,649

(1)
Each option was granted on April 1, 2002 pursuant to the Salt Holdings 2001 Stock Option Plan. See "2001 Option Plan." The options generally provide for the purchase of shares of our class B common stock, although upon the occurrence of certain transactions the options convert into options to purchase shares of our class A common stock. Each option is a non-qualified stock option and is not intended to be an "incentive stock option." None of the options were vested or exercisable as of December 31, 2002 and the named executive officer did not exercise any options during 2002.

(2)
As adjusted to reflect changes in our capital structure (including the Transactions) following the date of grant.

(3)
Exercise price is equal to the fair market value at the date of the grant (as adjusted to reflect changes in our capital structure (including the Transactions) following the date of grant).

(4)
Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the SEC. These growth rates are not intended to forecast future appreciation, if any, in the price of our common stock.

2001 Option Plan

        Our employees, consultants and directors (and employees, consultants and directors of our subsidiaries) are eligible to receive options under the Salt Holdings Corporation 2001 Stock Option Plan. The option plan is administered by our board of directors (or, if determined by the board, by the compensation committee of the board). The option plan permits the grant of options to purchase shares of our class B common stock. Such options may be non-qualified stock options or incentive stock options. The maximum number of shares of common stock that are issuable under the option plan is 603,013 (which number has been adjusted to reflect changes in our capital structure following the date the option plan was adopted (including the Transactions) and which number is subject to further adjustment for future changes in our capital structure, such as stock dividends, stock splits, mergers and reorganizations).

        Following the consummation of the Recapitalization, we granted non-qualified options to purchase class B common stock to certain management employees, including the executives named in the management table. The per share exercise price of each option granted immediately following the Recapitalization was $6.97 (as adjusted to reflect changes in our capital structure (including the Transactions) following the date of grant), which was equal to the Recapitalization consideration per share of common stock (as adjusted to reflect changes in our capital structure (including the Transactions) following the date of grant). During the period following the Recapitalization, we have granted options under the option plan to certain newly-hired and other employees. The exercise price per share subject to such options is equal to an estimate of the fair market value per share of our common stock as of the date of the grant. The options shall generally become vested and exercisable as follows:

  •
  One-half of the options are time vesting options that will become vested and exercisable in equal annual installments on each of the first four anniversaries of the date of grant, so long as the optionee continues to provide services to us or one of our subsidiaries as of such anniversary.

  •
  One-half of the options are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, so long as the optionee continues to provide services to us or one of our subsidiaries as of such date. However, all or a portion of such performance vesting options will become vested and exercisable prior to such eighth anniversary upon a sale of our assets or capital stock pursuant to which Apollo achieves a specified internal rate of return.

        The term of the options is eight years and thirty days from the date of the Recapitalization. However, all unvested options will automatically expire upon the date of an optionee's termination of employment (or termination of directorship or consultancy, as applicable). In addition, all vested options will generally expire one year following the termination of an optionee's services by us, subject to certain exceptions. Shares of class B common stock purchased or acquired under the stock plan will generally be subject to restrictions on transfer, repurchase rights and other limitations set forth in the investor rights agreement. See "Related Party Transactions."

Deferred Compensation Plan

        In connection with the consummation of the Recapitalization, we adopted the Salt Holdings Corporation Senior Executives' Deferred Compensation Plan. The deferred compensation plan is not a tax qualified retirement plan. The deferred compensation plan is intended to allow certain employees to elect in advance to defer certain retention bonuses or other compensation and to allow such employees to transfer liabilities from certain IMC Global deferred compensation plans to the deferred compensation plan. Any amounts deferred into the deferred compensation plan represent a conditional right to receive our capital stock as described below. Amounts deferred under the deferred compensation plan are represented by bookkeeping accounts maintained on behalf of the participants. Each such account is deemed to be invested in shares of our capital stock. Distributions shall generally be made to a participant under the deferred compensation plan in one lump sum in the form of our capital stock upon the participant's termination of employment or upon Apollo "exit events." In connection with the establishment of the deferred compensation plan, we have established a "rabbi trust" which has been funded with shares of our capital stock. All assets contained in the rabbi trust will be subject to the claims of creditors in the event of bankruptcy or insolvency.

        On September 29, 2003, the deferred compensation plan was terminated and our capital stock held in the deferred compensation plan was subsequently distributed to the participants.

Employment Agreements

        Michael E. Ducey.    Compass Minerals has entered into an employment agreement, dated March 12, 2002, with Mr. Ducey which provides that he serve as its Chief Executive Officer and be nominated for a seat on its Board of Directors. The agreement provides for a base salary, as well as incentive bonuses based upon meeting or exceeding financial objectives. Mr. Ducey is subject to non-compete, non-solicitation and confidentiality requirements. In the event that Mr. Ducey's employment is terminated without cause he will receive his base pay until the earlier of twelve months, or the day he accepts other employment, or the day he violates the non-compete agreement.

        David J. Goadby.    Salt Union has entered into a service agreement, dated September 1, 1997, with Mr. Goadby which provides that he will serve Salt Union as Managing Director until his employment is terminated by either Salt Union, giving Mr. Goadby not less than twelve months prior written notice, or Mr. Goadby, giving Salt Union not less than three months prior written notice. The agreement also provides for an annual base salary of £107,000 per annum, as well as bonuses or additional remuneration, if any, as the board of directors of Salt Union may determine. For a period of six months following termination, Mr. Goadby will be subject to non-compete, non-solicitation and non-dealing covenants with regard to customers and non-solicitation of suppliers and managerial, supervisory, technical, sales, financial and administrative employees. In the event of a change of control of Salt Union, Mr. Goadby will be entitled to terminate the agreement immediately and Salt Union will be obligated to pay him an amount equal to his annual base salary and the value of his company car and medical insurance calculated over a twelve month period.

        Other Named Executive Officers.    We have not entered into employment agreements with any of our executive officers other than Mr. Ducey and Mr. Goadby and, accordingly, each such individual is currently an "at will" employee.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock upon consummation of the Transactions, with respect to each person that is a beneficial owner of more than 5% of our outstanding common stock and beneficial ownership of our common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Class
Apollo (2)	5,432,698	88.63%
IMC Global	357,000	5.82%
Michael E. Ducey (4)	62,267	1.02%
Keith E. Clark (3)	24,589	*
David J. Goadby (4)	15,115	*
Rodney L. Underdown (3)	11,327	*
Steven Wolf (3)	25,436	*
Joel A. Asen (5)	10,772	*
Robert F. Clark (4)	14,134	*
Peter P. Copses (5)	10,772	*
Robert H. Falk (5)	10,772	*
Joshua J. Harris (5)	10,772	*
Scott M. Kleinman (5)	10,772	*
Douglas A. Pertz (5)	10,772	*
Heinn F. Tomfohrde, III (5)	10,772	*
All directors and officers as a group	228,252	3.73%

*
Signifies less than 1%. Also, does not include any shares held by YBR Holdings that could be attributed to any of these individuals.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Represents all shares held of record by YBR Holdings. YBR Holdings is an affiliate of, and is controlled by, Apollo through its majority ownership of YBR Holdings' membership interests. The address of each of YBR Holdings, Apollo and of Messrs. P. Copses, R. Falk, J. Harris and S. Kleinman is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.

(3)
Represents "Deferred Common Stock Units" credited to Messrs. S. Wolf, K. Clark and R. Underdown, respectively, under the Salt Holdings Corporation Senior Executives Deferred

  Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the terms of the Deferred Compensation Plan, each Deferred Common Stock Unit represents the right to receive one share of our common stock upon the applicable individual's termination of employment or upon the occurrence of certain other events specified in the Deferred Compensation Plan. See "Management—Deferred Compensation Plan." Does not include options to purchase 38,805, 37,479 and 17,248 shares of our class B common stock that we have granted to Messrs. S. Wolf, K. Clark and R. Underdown, respectively. These options are subject to time and performance vesting conditions. See "Management—2001 Option Plan." The address of each of Messrs. S. Wolf, K. Clark and R. Underdown is c/o Salt Holdings Corporation, 8300 College Boulevard, Overland Park, Kansas 66210.

(4)
Does not include options to purchase 94,971, 21,559 and 24,673 shares of our class B common stock that we have granted to Messrs. M. Ducey, R. Clark and D. Goadby, respectively, which are subject to time and performance vesting conditions. See "Management—2001 Option Plan." The address of each of Messrs. M. Ducey, R. Clark and D. Goadby is c/o Salt Holdings Corporation, 8300 College Boulevard, Overland Park, Kansas 66210.

(5)
Represents options to purchase 10,772 shares of our class B common stock that we have granted to each of Messrs. J. Asen, P. Copses, R. Falk, J. Harris, S. Kleinman, D. Pertz and H. Tomfohrde III. These options are exercisable immediately.

RELATED PARTY TRANSACTIONS

Ongoing Relationship with IMC Global

        In connection with the Recapitalization, we and IMC Global or their respective affiliates entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of our business operations. These agreements were the result of arm's-length negotiations in connection with the Recapitalization, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties. Set forth below are descriptions of the material agreements that we or our affiliates have entered into with IMC Global.

  Supply Agreements

        We have contracted with IMC Global or its affiliates to supply some of our facilities with raw materials used in the production of our products and to supply to other facilities finished products that we distribute to our customers or distributors. IMC Global supplies us with the following products:

  •
  coarse and mixed highway deicing salt, as a finished product, from IMC Global's Esterhazy, Saskatchewan facility;

  •
  bulk white granular ice melt muriate of potash from IMC Global's Belle Plaine, Saskatchewan facility;

  •
  packaged water softener muriate of potash, as a finished product, from IMC Global's Belle Plaine, Saskatchewan facility;

  •
  muriate of potash, as a raw material, from IMC Global's Esterhazy, Saskatchewan facility to our Ogden facility;

  •
  a variety of general trade salt products, as finished products, from IMC Global's Hersey, Michigan facility; and

  •
  SOP, as a finished product, from IMC Global's Carlsbad, New Mexico facility.

        The terms of these supply contracts range from five to thirteen years and are automatically extended by one-year intervals unless termination notice is given by either party six months prior to the end of the term. The prices we pay for these products varies depending on the product. However, we believe that the prices IMC Global is charging are generally at or below the prices that can be obtained from third persons. Some contracts require the purchase of all of our requirements for a particular product from IMC Global. Others require the purchase of no less than 90% of our requirements from IMC Global, while others have no purchase requirement at all. Certain of those contracts permit us to obtain a lower price elsewhere and, if IMC Global does not match the lower price, we can purchase at the lower price from the third party. We cannot exercise our rights under these provisions more than twice in a year. Under the Hersey salt supply contract, we are required to purchase no less than 200,000 tons of salt products each year under most circumstances and we can purchase from third parties if a force majeure event prevents IMC Global from delivering products to us. Pricing for the Esterhazy highway deicing salt contract is adjusted each year based on a Canadian product price index. Pricing under the other supply contracts is generally adjusted each year based on the movement in the sales prices of the products to our own customers. Under the Hersey salt supply contract the price is adjusted each year based on a salt producer price index, but we have the right to change the pricing adjustment formula to a quarterly adjustment based on the prices we sell the products to our customers.

        On June 23, 2003, we purchased IMC Global's SOP business, including its SOP marketing business, Carlsbad, New Mexico SOP product line and inventory. The SOP supply contract that grants us the right to purchase SOP from IMC Global has been in place from the time of the Recapitalization and, as a result of the Transactions, will terminate no later than November 30, 2003.

  Transitional Arrangements

        In connection with the Recapitalization, we have also entered into transition arrangements with IMC Global pursuant to which IMC Global will provide services and support to us and assist us in migrating certain information technology to us as a stand alone business. The purpose of the transition arrangements was to develop and implement a transition plan and to assure that we received substantially the same information technology services and systems that we had prior to the Recapitalization. IMC Global provided these services for a year unless we terminated any services earlier. We also entered into transition arrangements with respect to the premises at Overland Park, which premises was shared with IMC Global's chemicals business during part of 2002. This agreement was terminated during 2002.

  Railcars

        We sublease railcars from affiliates of IMC Global that are used by us to transport products used in our business. At June 30, 2003, we leased approximately 144 railcars with terms that expire on various dates throughout 2003 and with options available on some railcars until 2014.

Agreements Between Stockholders of Salt Holdings

  Amended and Restated Stock Rights Agreement

        In connection with the Recapitalization, Apollo, certain affiliates of Apollo and IMC Global entered into a stock rights agreement. On June 23, 2003, in connection with the Transactions, the stock rights agreement was amended and restated. Material provisions of that agreement are as follows:

        Registration Rights.    Under the terms of the amended and restated stock rights agreement, we have agreed to register our shares of common stock owned by Apollo, certain of its affiliates and permitted transferees, and IMC Global under the following circumstances:

  •
  Demand Rights. Upon written request from Apollo or certain affiliates of Apollo, we will register shares of common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the SEC. We will not be obligated to effectuate a registration until 180 days after our initial public offering where, cumulatively, more than 20% of our stock has been sold to the public. We may defer a demand for registration by up to 90 days if our board of directors deems it to be materially detrimental for us to file a registration statement. We may only make such a deferral twice in any 12-month period.

  •
  Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of common stock for resale on behalf of any holder of our common stock, the other parties to the amended and restated stock rights agreement may elect to include in such registration any shares of common stock such person holds. We or the managing underwriter may exclude all or a part of the shares if market factors dictate pursuant to an order of priority specified in the amended and restated stock rights agreement.

  •
  Lockup. In consideration of these registration rights, the stockholders who are parties to the amended and restated stock rights agreement have agreed not to sell shares of common stock for a period not to exceed 60 days prior to or 180 days following the effective date of any registration statement filed by us in connection with an underwritten public offering, subject to certain exceptions.

        Additional Equity Issuances.    Prior to an initial public offering where, cumulatively, more than 20% of our stock is sold to the public, we may not issue any of our securities to Apollo or certain of its affiliates or permitted transferees, unless we also offer IMC Global an opportunity to acquire a pro rata percentage of all of the securities to be issued.

        Bring-Along and Tag-Along Rights.    The agreement allows Apollo and certain of its affiliates and permitted transferees to require IMC Global to sell a pro rata percentage of its common stock in Salt Holdings if Apollo or certain of its affiliates or permitted transferees are selling their own shares in a sale of the Company. Similarly, the agreement allows IMC Global to participate with Apollo and certain of its affiliates and permitted transferees on a pro rata basis if Apollo or certain of its affiliates or permitted transferees are selling at least 20% of their respective shares of common stock.

  Management Consulting Agreement

        In connection with the Recapitalization, we entered into a management consulting agreement with Apollo. The agreement allows us and any of our affiliates to avail themselves of Apollo's expertise in areas such as financial transactions, acquisitions and other matters that relate to our business, administration and policies. Apollo received a one time transaction fee for structuring the Recapitalization and will receive an annual fee for its management services and advice. Apollo also has the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition or the like if we decide to hire someone to fill such a role.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

        We summarize below the principal terms of the agreements that govern our outstanding indebtedness. This summary is not a complete description of all of the terms of the agreements.

The Senior Credit Facilities

        In connection with the offering of the April 2002 senior subordinated notes, we amended and restated our senior credit facilities with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our amended and restated senior credit facilities and we encourage you to read our amended and restated credit agreement contained in the exhibits to the registration statement of which this prospectus is a part.

        The amended and restated senior credit facilities provide for senior secured financing by Compass Minerals and certain of its subsidiaries of up to $285.0 million, consisting of (a) a $150.0 million term loan credit facility with a maturity of eight years from the date of the Recapitalization and (b) a $135.0 million revolving credit facility that will terminate in six and one-half years from the date of the Recapitalization. The revolving credit facility permits up to the Canadian dollar equivalent of $30.0 million in revolving loans to be borrowed by a Canadian subsidiary of ours and up to the pounds sterling equivalent of $10.0 million in revolving loans to be borrowed by a United Kingdom subsidiary of ours. The revolving credit facility includes a $50.0 million sub-limit for the issuance of letters of credit for our account. All borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

        Proceeds of the term loan credit facility were used to finance the Recapitalization. Proceeds of the revolving credit facility have been and will be used for general corporate purposes.

Interest and Fees

        The interest rates per annum applicable to loans under the amended and restated senior credit facilities (other than revolving loans to either of the foreign borrowers) are, at the option of Compass Minerals, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The applicable margin for loans under the revolving credit facility is subject to adjustment based on Compass Minerals' total leverage ratio. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime rate of The Chase Manhattan Bank and (b) the federal funds effective rate plus one-half of one percent (0.5%). The interest rates per annum applicable to revolving loans made to either of the foreign borrowers under the revolving credit facility are at the rates plus applicable margins set forth in the amended and restated senior credit agreement governing the amended and restated senior credit facilities. In addition, the borrowers are required to pay to the lenders under the revolving credit facility a commitment fee in respect of the unused commitments thereunder at a rate per annum that is subject to adjustment based on our total leverage ratio.

Prepayments

        The term loan is required to be prepaid with, subject to certain exceptions and subject to percentage reductions or elimination based on total leverage ratio of Compass Minerals, 100% of the net cash proceeds of certain asset sales and certain debt issuances, 75% of annual excess cash flow and 50% of the net cash proceeds of certain equity issuances by Salt Holdings.

        Voluntary prepayments of loans under the amended and restated senior credit facilities and voluntary reductions in the unused commitments under the revolving credit facility are permitted in whole or in part, in minimum amounts and subject to certain other exceptions as set forth in the amended and restated senior credit agreement.

Amortization of Principal

        The term loan amortization payments due before 2009 are nominal amounts. The remaining balance of the term loan will generally amortize in equal quarterly installments in the eighth year of the term loan credit facility.

Collateral and Guarantees

        We and our domestic subsidiaries guarantee (on a senior basis) the obligations of the borrowers under the amended and restated senior credit facilities. Substantially all of the domestic guarantors' real and personal property, including intercompany notes held by the domestic guarantors and certain equity interests held by the domestic guarantors in their respective subsidiaries, secure the domestic guarantees and the obligations of the borrowers under the amended and restated senior credit facilities.

        In addition, certain of our foreign subsidiaries, including the foreign borrowers, guarantee (on a senior basis) the obligations of the foreign borrowers under the amended and restated senior revolving credit facility. Substantially all of the foreign guarantors' real and personal property, including intercompany notes held by the foreign guarantors and certain equity interests held by the foreign guarantors in their respective subsidiaries, secure the foreign guarantees and the obligations of the foreign borrowers under the amended and restated senior revolving credit facility.

Covenants and Other Matters

        Our amended and restated senior credit facilities require us to comply with financial covenants, including a maximum total leverage ratio and a minimum interest coverage ratio. The amended and restated senior credit facilities include negative covenants restricting our and our subsidiaries' ability to, among other things: (a) declare dividends or redeem or repurchase capital stock; (b) prepay, redeem or purchase certain debt (including the notes); (c) incur liens and engage in sale-leaseback transactions; (d) make loans and investments; (e) guarantee or incur additional debt; (f) amend or otherwise alter terms of debt and other material agreements (including the notes); (g) make capital expenditures; (h) engage in mergers, acquisitions and other business combinations; (i) sell assets; (j) transact with affiliates; and (k) alter the business we conduct. The amended and restated senior credit facilities contain customary representations and warranties, affirmative covenants and events of default, including change of control, default under agreements governing our other indebtedness, material judgments in excess of $5,000,000 and inaccuracy of representations and warranties.

        In addition, the terms of our amended and restated senior credit facilities restrict our subsidiaries from paying dividends to us in order to fund cash interest payments on the exchange notes after June 1, 2008 if we do not comply with an adjusted senior indebtedness leverage ratio or if a default or event of default has occurred and is continuing under our amended and restated senior credit facilities. We cannot assure you that the agreements governing our amended and restated senior credit facilities will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled cash interest and principal payments on the exchange notes when due.

        On May 5, 2003, we amended our amended and restated senior credit facilities to allow us to pay a dividend of up to $60.0 million to be funded with either cash on hand or with borrowings under the amended and restated senior revolving credit facility. Additionally, the amendment permits us to repurchase our securities (other than the subordinated discount notes and the notes) not held by Apollo or management.

        In connection with the offering of the subordinated discount notes we further amended our amended and restated senior credit facilities. The amendment permitted us to distribute the proceeds of the offering of the subordinated discount notes to our stockholders.

12% Senior Subordinated Discount Notes Due 2013

        On May 22, 2003, we issued $179,600,000 in aggregate principal amount at maturity of our 12% senior subordinated discount notes due 2012 in a private transaction under Rule 144A and

Regulation S of the Securities Act. Prior to June 1, 2008, interest will accrue on the subordinated discount notes in the form of an increase in the accreted value of the subordinated discount notes. Thereafter, cash interest on the subordinated discount notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2008, at the rate of 12% per annum. The accreted value of each subordinated discount note will increase from the date of issuance until June 1, 2008, at a rate of 12% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on June 1, 2008.

        The subordinated discount notes are unsecured senior subordinated obligations of ours. Accordingly, they rank subordinated in right of payment to all of our existing and future senior indebtedness, including our guarantee of our senior credit facilities and the notes, equally with any of our future unsecured senior subordinated indebtedness, and senior to any of our future indebtedness that is expressly subordinated in right of payment to the subordinated discount notes.

        We may redeem any of the subordinated discount notes at any time on or after June 1, 2008, in whole or in part, in cash at the redemption prices described in indenture governing the subordinated discount notes, plus accrued and unpaid interest to the date of redemption. At any one or more times on or before June 1, 2006, we may choose to repurchase up to 35% of the subordinated discount notes with the money that we raise in one or more equity offerings, as long as we pay 112% of the accreted value of the subordinated discount notes and at least 65% of the original aggregate principal amount at maturity of subordinated discount notes remains outstanding afterwards. Upon a change in control, we may be required to make an offer to purchase the outstanding subordinated discount notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, upon a change in control prior to June 1, 2008, we may redeem the subordinated discount notes, in whole but not in part, at a redemption price equal to the accreted value of the subordinated discount notes plus an applicable premium.

        The indenture governing the subordinated discount notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on, redeem or repurchase our capital stock;

  •
  make investments;

  •
  permit payments or dividend restrictions on certain of our subsidiaries;

  •
  sell assets;

  •
  create liens;

  •
  engage in transactions with affiliates; and

  •
  consolidate or merge or sell all or substantially all of our assets and the assets of our restricted subsidiaries.

Compass Minerals 10% Senior Subordinated Notes Due 2011

        Our wholly owned subsidiary, Compass Minerals, has outstanding $325.0 million in aggregate principal amount of 10% Senior Subordinated Notes due 2011. Interest on the senior subordinated notes is payable semiannually on February 15 and August 15 of each year. The senior subordinated notes are guaranteed by all of Compass Minerals' domestic subsidiaries.

        The senior subordinated notes constitute unsecured, subordinated indebtedness of Compass Minerals. The senior subordinated notes are effectively subordinated in right of payment to all existing and future senior indebtedness of Compass Minerals and the guarantees are subordinated in right of payment to all existing and future senior indebtedness of the guarantors.

        On or after August 15, 2006, Compass Minerals may redeem some or all of the senior subordinated notes, plus accrued and unpaid interest. Prior to August 15, 2004, Compass Minerals may redeem up to 35% of the senior subordinated notes with the proceeds of one or more equity offerings of Compass Minerals or Salt Holdings. Upon a change of control of Compass Minerals or Salt Holdings, we must offer to repurchase the senior subordinated notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest.

        The indenture governing the senior subordinated notes contains covenants that limit, among other things, the ability of Compass Minerals and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on, redeem or repurchase its capital stock;

  •
  make investments;

  •
  permit payments or dividend restrictions on its restricted subsidiaries;

  •
  sell assets;

  •
  create liens;

  •
  engage in transactions with affiliates; and

  •
  consolidate or merge or sell all or substantially all of its assets and the assets of its restricted subsidiaries.

13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock

        We have 1,758 shares of our 13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock issued and outstanding, with a liquidation preference of $1,000 per share. The shares of our senior preferred stock provide for cumulative dividends payable at a rate of 13 3/4% per year on the sum of the liquidation preference plus accrued and unpaid dividends. The dividends are payable quarterly in arrears. If and when dividends are declared, they are payable in cash. At our option, we may redeem the senior preferred stock, in whole or in part, at any time prior to November 28, 2013, at a price in cash equal to the liquidation preference plus accrued and unpaid dividends. On the earlier of November 28, 2013, or on upon the occurrence of exit events, as defined in the certificate of designation for the senior preferred stock, we shall be required to redeem all outstanding shares of our senior preferred stock at a price in cash equal to the liquidation preference plus accrued and unpaid dividends.

        At our option, we may also exchange, in whole but not in part, the then outstanding shares of senior preferred stock for our 13 3/4% Series A Subordinated Discount Debentures due 2013. In addition, upon the transfer of the senior preferred stock to a transferee that is not affiliated with the Company, such transferee shall have the option to convert its senior preferred stock for our subordinated discount debentures. Each holder exchanging shares of senior preferred stock is entitled to receive an initial accreted value of subordinated discount debentures equal to the liquidation preference, plus accrued and unpaid dividends, of each share of senior preferred stock.

        Our subordinated discount debentures, reserved for issuance in exchange for our senior preferred stock, constitute our unsecured, subordinated indebtedness. The subordinated discount debentures are effectively subordinated in right of payment to all of our existing and future indebtedness.

        On or after the fifth anniversary of the issuance of the subordinated discount debentures, we may redeem some or all of the subordinated discount debentures, plus accrued and unpaid interest. Upon a change of control or the occurrence of exit events as defined in the indenture governing the subordinated discount debentures, we must offer to repurchase the subordinated discount debentures at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest.

        The indenture governing the subordinated discount debentures contains covenants that limit, among other things, the ability of us to consolidate or merge or sell all or substantially all of our assets.

        In addition, the subordinated discount debentures may be exchanged, at the option of the holder, for additional notes that are identical to, equal with and treated identically with the exchange notes offered in this offering. Each holder exchanging subordinated discount debentures is entitled to receive an equal accreted value of notes.

DESCRIPTION OF THE EXCHANGE NOTES

        The exchange notes will be issued under an indenture between Salt Holdings Corporation (the "Issuer") and The Bank of New York, as trustee. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions."

        The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the "TIA"), because the indenture and the TIA govern your rights as holders of the notes, not this description. A copy of the indenture may be obtained from us.

General

        We issued $123.5 million in aggregate principal amount at maturity of the outstanding notes to the initial purchasers on December 20, 2002. The initial purchasers sold the outstanding notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of Salt Holdings or certain other persons. See "The Exchange Offer—Transferability of the Exchange Notes." In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are listed on the Private Offering, Resales and Trading Automatic Linkage (PORTAL) MarketSM. The Nasdaq Stock Market, Inc.® operates The PORTAL MarketSM which facilitates the listing of unregistered securities eligible to be resold pursuant to Rule 144A of the Securities Act. Adopted under the Securities Act, The PORTAL MarketSM provides regulatory review of securities in connection with the clearance and settlement thereof via DTC.

        The exchange notes will be general unsecured obligations of the Issuer ranking equal in right of payment with all unsubordinated indebtedness of the Issuer.

        The exchange notes will be issued in fully registered form only, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000.

        Initially, the trustee will act as paying agent and registrar for the exchange notes. You may present your exchange notes for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. The Issuer may change any paying agent and registrar without prior notice.

        The Issuer will pay principal (and premium, if any) on the exchange notes at the trustee's corporate office in New York, New York. At the Issuer's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

        Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

        In connection with the issuance of our subordinated discount notes and the use of proceeds therefrom, we received the consent from the holders of a majority of the aggregate principal amount at maturity of the outstanding notes in order to amend the indenture governing the notes to permit the distribution of the proceeds from the offering of the subordinated discount notes as a Restricted Payment. See "—Certain Covenants—Limitation on Restricted Payments."

Principal, Maturity and Interest

        The notes will mature on December 15, 2012. Additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

        No cash interest will accrue on the notes prior to December 15, 2007, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Material United States Federal Income Tax Consequences" for a discussion regarding the taxation of such original issue discount. The accreted value of each note will increase from the date of issuance until December 15, 2007 at a rate of 12 3/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2007. Cash interest will accrue on the notes at the rate per annum shown on the front cover of this prospectus from December 15, 2007, or from the most recent date to which interest has been paid, semiannually on June 15 and December 15 of each year, commencing June 15, 2008, to the holders of record at the close of business on June 1 and December 1 immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption

        The Issuer may redeem all or any portion of the notes, on and after December 15, 2007, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount at maturity thereof) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2007	106.375%
2008	104.250%
2009	102.125%
2010 and thereafter	100.000%

  Optional Redemption upon Equity Offerings

        At any time, or from time to time, on or prior to December 15, 2005, we may, at our option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount at maturity of the notes originally issued under the indenture at a redemption price equal to 112 3/4% of the Accreted Value thereof at the redemption date; provided, however, that after any such redemption the aggregate principal amount at maturity of the notes outstanding must equal at least 65% of the aggregate principal amount at maturity of the notes originally issued under the indenture. In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, we shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

  Optional Redemption upon Change of Control

        In addition, at any time prior to December 15, 2007, upon the occurrence of a Change of Control, we may redeem the notes, in whole but not in part, at a redemption price equal to the Accreted Value of the notes on the redemption date plus the Applicable Premium. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

  Selection and Notice of Redemption

        If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a proportional basis, by lot or by such method as the trustee considers fair and appropriate, provided that:

  •
  notes with a principal amount at maturity of $1,000 or less may only be redeemed in full; and

  •
  if a partial redemption is made with the Net Cash Proceeds of an Asset Sale or an Equity Offering, the trustee will select the notes or portions of the notes for redemption only on a pro rata basis or on as nearly a proportional basis as is practicable, unless the method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount at maturity equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, Accreted Value will cease to accrete and interest will cease to accrue, in each case to the extent applicable, on those notes called for redemption if the Issuer has deposited with the paying agent the funds needed to pay the applicable redemption price.

Ranking

        The indebtedness evidenced by the notes will be the general unsecured obligation of the Issuer, ranking equal in right of payment with all future indebtedness of the Issuer not expressly subordinated to the notes. The notes are effectively subordinated to all secured obligations, if any, of the Issuer to the extent of the value of the assets securing such obligations. The obligations of Compass Minerals Group, Inc. (together with its successors, "Compass Minerals") under the Credit Agreement are guaranteed by the Issuer and each subsidiary of Compass Minerals and are secured by substantially all of the assets of the Issuer, Compass Minerals and each such Subsidiary. See "Description of Other Indebtedness and Preferred Stock—The Senior Credit Facilities." Although the indenture contains limitations on the amount of additional Indebtedness that we may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured Indebtedness.

        We are a holding company and do not have any material assets or operations other than ownership of Capital Stock of our Subsidiaries; all of our operations are conducted through our Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the notes. The notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries. As of June 30, 2003, we and our Subsidiaries had indebtedness of approximately $579.1 million outstanding, of which $406.7 million would have been at our Subsidiaries. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Risk Factors—We are a holding company with no operations of our own and depend on our subsidiaries for cash. Our ability to access the cash flow of our subsidiaries may be contingent upon our ability to refinance the debt of our subsidiaries."

Change of Control

        The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that we purchase all or a portion of such holder's exchange notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the Accreted Value thereof plus accrued interest to the date of purchase. Our Board of Directors may not waive the holders' right to require that we repurchase such holders' exchange notes upon the occurrence of a Change of Control. Notwithstanding the occurrence of a Change of Control, we will not be obligated to repurchase the exchange notes under this covenant if we have exercised our right to redeem all the exchange notes under the terms of the section titled "—Optional Redemption."

        The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 60 days following any Change of Control, we covenant to: repay in full and terminate all commitments under Indebtedness under the Credit Agreement; offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and to repay the Indebtedness owed to (and terminate all commitments of) each lender which has accepted such offer; or obtain consents required under the Credit Agreement to permit the repurchase of the notes as provided below.

        We will first comply with the covenant in the immediately preceding sentence before we are required to repurchase notes under the provisions described below. Our failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) constitutes an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.

        Within 60 days following the date upon which the Change of Control occurred, we will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Credit Agreement contains, and future indebtedness of us and our Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit Compass Minerals to pay dividends or make distributions to us for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of our Indebtedness could prohibit our prepayment of notes prior to their scheduled maturity. Consequently, if we are not able to prepay such Indebtedness, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. Our failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under "—Events of Default." In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

        The trustee may not waive the covenant relating to a holder's right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the notes. Restrictions described in the indenture on the ability of the Issuer and our Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on our property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by our management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of us or any of our Restricted Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by so doing.

        The definition of "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of our property and assets. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether we are required to make a Change of Control Offer.

Certain Covenants

        The indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, (i) we may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0 and (ii) any of our Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, such Restricted Subsidiary's Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

  Limitation on Restricted Payments

        We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly,

  •
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in our Qualified Capital Stock) on or in respect of shares of our Capital Stock to holders of that Capital Stock;

  •
  purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  •
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness that is subordinate or junior in right of payment to the notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of "Permitted Indebtedness"); or

  •
  make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a "Restricted Payment"),

if at the time of such Restricted Payment or immediately after giving effect thereto:

  (1)
  a Default or an Event of Default shall have occurred and be continuing; or

  (2)
  we are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

  (3)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after November 28, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by our Board of Directors) exceeds the sum of:

  (a)
  50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned after November 28, 2001 and on or prior to the date the Restricted Payment is made (the "Reference Date") (treating such period as a single accounting period); plus

  (b)
  100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by our Board of Directors, of property other than cash received by us from any Person (other than a Subsidiary of ours) from the issuance and sale subsequent to November 28, 2001 and on or prior to the Reference Date of our Qualified Capital Stock (other than Excluded Contributions); plus

  (c)
  without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by us subsequent to November 28, 2001 from a holder of our Capital Stock (other than Excluded Contributions); plus

  (d)
  the amount by which our Indebtedness or that of any of our Restricted Subsidiaries is reduced on our balance sheet upon the conversion or exchange after November 28, 2001 of any of our Indebtedness or any Indebtedness of our Restricted Subsidiaries incurred after November 28, 2001 into or for Qualified Capital Stock; plus

  (e)
  without duplication, the sum of:

  (I)
  the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after November 28, 2001, whether through interest payments, principal payments, dividends or other distributions or payments;

  (II)
  the net cash proceeds received by us or any Restricted Subsidiary of ours from the disposition of all or any portion of such Investments (other than to a Subsidiary of ours); and

  (III)
  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of "Investment");

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by us or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after November 28, 2001.

        However, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1)
  the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

  (2)
  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our Capital Stock, either (a) solely in exchange for shares of our Qualified Capital Stock or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of shares of our Qualified Capital Stock;

  (3)
  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the notes or a Guarantee either:

  (a)
  solely in exchange for shares of our Qualified Capital Stock, or

  (b)
  through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of shares of Qualified Capital Stock of us or Refinancing Indebtedness;

  (4)
  if no Default or Event of Default shall have occurred and be continuing, repurchases by us or any Restricted Subsidiary of ours of our securities from employees, directors or consultants of us or any Subsidiary of ours or their authorized representatives

  (a)
  upon the death, disability or termination of employment of such employees, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or

  (b)
  pursuant to any other agreement with such employees or directors of or consultants to us or any Subsidiary of ours, in an aggregate amount not to exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $15.0 million in any calendar year), provided that the cancellation of Indebtedness owing to us or any Restricted Subsidiary of ours from such employees, directors or consultants of us or any of our Restricted Subsidiaries in connection with a repurchase of our Capital Stock will not be deemed to constitute a Restricted Payment under the indenture;

  (5)
  the declaration and payment of dividends to holders of any class or series of our Preferred Stock, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, we would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (6)
  the payment of dividends on our Common Stock following the first public offering of our Common Stock after the Issue Date, of up to 6% per annum of the net proceeds received by us in such public offering (other than public offerings with respect to our Common Stock registered on Form S-8);

  (7)
  the repurchase, retirement or other acquisition or retirement for value any of our securities in existence on the Issue Date from the persons holding such securities on the Issue Date which are not held by Apollo or any of its Affiliates or members of management of us and our Subsidiaries on the Issue Date (including any equity interests issued in respect of any such securities constituting equity interests as a result of a stock split, recapitalization, merger, combination, consolidation or similar transaction); provided, however, that we shall be permitted to make Restricted Payments under this clause only if after giving effect thereto, we would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (8)
  other Restricted Payments in an aggregate amount not to exceed $15.0 million;

  (9)
  if no Default or Event of Default shall have occurred and be continuing, payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

  (10)
  Investments that are made with Excluded Contributions;

  (11)
  any payments made to consummate the transactions pursuant to or contemplated by the Merger Agreement and any other agreement related to the Recapitalization in effect on the closing date of the Recapitalization, in each case, as such agreements or documents are in effect on the Issue Date as amended from time to time so long as such amendment is in the good faith judgment of our Board of Directors not more disadvantageous to you in any material respect than such agreements or documents as in effect on the Issue Date;

  (12)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

  (13)
  the acquisition of any shares of our Disqualified Capital Stock either: solely in exchange for shares of our Disqualified Capital Stock or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of shares of our Disqualified Capital Stock;

  (14)
  any purchase or redemption of Indebtedness that ranks junior to the exchange notes utilizing any Net Cash Proceeds remaining after we have complied with the requirements of the covenants described under "Limitation on Asset Sales" and "—Change of Control;"

  (15)
  the payment of dividends, other distributions or amounts by us to any of our direct or indirect parents in amounts required to pay the tax obligations of us and our Subsidiaries and the tax obligations of our direct or indirect parents attributable to us and our Subsidiaries; provided that the amount of dividends paid pursuant to this clause (15) to enable our direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by our direct or indirect parents at such time for the respective period and any refunds received by our direct or indirect parents attributable to us and our Subsidiaries shall promptly be returned by our direct or indirect parents to us;

  (16)
  if no Default or Event of Default shall have occurred and be continuing, payments by us of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of us or any Restricted Subsidiary, which in the aggregate do not exceed $3.0 million; and

  (17)
  the payment of a Restricted Payment in an aggregate amount of up to $100.0 million to holders of the Company's Capital Stock with the gross proceeds received by the Company from the issuance of the Company's Senior Subordinated Discount Notes Due 2013 having substantially the terms set forth in the preliminary offering circular of the Company, dated May 16, 2003, relating to the issuance of the Company's Senior Subordinated Discount Notes Due 2013.

        In determining the aggregate amount of Restricted Payments made after November 28, 2001, in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), (5), (6), (7), (8), (9), (14) and (16) will be included in the calculation.

        Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our latest available internal quarterly financial statements.

  Limitation on Asset Sales

        We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our senior management or, in the case of an Asset Sale in excess of $5.0 million, our Board of Directors);

  (2)
  at least 75% of the consideration received by us or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

  •
  cash or Cash Equivalents,

  •
  properties and assets to be owned by us or any of our Restricted Subsidiaries and used in a Permitted Business, or

  •
  Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of ours,

    and, in each case, such consideration is received at the time of such disposition; provided that the amount of

    •
    any liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet) of us or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and

    •
    any notes or other securities received by us or any such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received)

    shall be deemed to be cash for the purposes of this provision only; and

  (3)
  upon the consummation of an Asset Sale, we will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 390 days of receipt thereof either:

  (a)
  to prepay any Indebtedness under the Credit Agreement or Indebtedness of a Restricted Subsidiary and, in the case of any Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

  (b)
  to make an Investment

  •
  in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

  •
  in properties and assets that will be used by us or a Restricted Subsidiary in a Permitted Business or

  •
  permitted by clause (1) of the definition of "Permitted Investments" (collectively, "Replacement Assets"); or

  (c)
  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        Pending the final application of the Net Cash Proceeds, we and our Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

        On the 391st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of us or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by us or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if we are required by the terms of any of our pari passu Indebtedness, such Net Proceeds Offer may be made ratably to purchase the notes and such other Indebtedness of ours that ranks equal with the notes.

        If at any time any non-cash consideration received by us or any Restricted Subsidiary of ours, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

        The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the second preceding paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of us and our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of us and our Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of us or our Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, we may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to the Issuer's obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the notes.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

        We will not, and will not cause or permit any of our Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of ours to

  (a)
  pay dividends or make any other distribution on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (b)
  make loans or advances or to pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary of ours; or

  (c)
  transfer any of its property or assets to us or any other of our Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

  (1)
  applicable law, rule, regulation, order, grant or governmental permit;

  (2)
  the indenture, the Existing Compass Minerals Indenture and the Existing Compass Minerals Notes and the guarantees thereof;

  (3)
  the Credit Agreement;

  (4)
  customary non-assignment provisions of any contract, license or any lease of any of our Restricted Subsidiaries;

  (5)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (6)
  agreements existing or entered into on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

  (7)
  purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

  (8)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of ours pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

  (9)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (10)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by us or any Restricted Subsidiary;

  (12)
  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Receivables Transaction;

  (13)
  any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (12) above; provided, however , that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to us in any material respect as determined by our Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

  (14)
  any agreement governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence on Additional Indebtedness" covenant; provided that either (y) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to us in any material respect as determined by our Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement, the Existing Compass Minerals Indenture or in the indenture, in each case, as in effect on the Issue Date or (z) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by our Board of Directors in its reasonable and good faith judgment, to make scheduled payments of cash interest on the notes.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

        We will not permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee any of our Indebtedness (other than Indebtedness and other obligations under the Credit Agreement), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee so long as any notes remain outstanding.

        Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

  •
  any sale, exchange or transfer, to any Person not an Affiliate of ours, of all of our and each of our Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

  •
  the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

  •
  the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

  Limitations on Liens

        We will not, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of us, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

  (1)
  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

  (2)
  in all other cases, the notes are equally and ratably secured,

except for the following Liens which are expressly permitted:

  (a)
  Liens existing as of the Issue Date;

  (b)
  Liens securing Indebtedness (including any guarantee) incurred by us under the Credit Agreement;

  (c)
  Liens securing the notes;

  (d)
  Liens in favor of us;

  (e)
  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

  (I)
  are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

  (II)
  do not extend to or cover any property or assets of ours not securing the Indebtedness so Refinanced; and

  (f)
  Permitted Liens.

  Merger, Consolidation and Sale of Assets

        We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of ours to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets (determined on a consolidated basis for us and our Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either (a) the Issuer shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (x)
  shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Issuer to be performed or observed;

  (2)
  immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Issuer or the Surviving Entity, as the case may be, shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        Notwithstanding the foregoing, (a) the merger of the Issuer with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of the Issuer into the Issuer or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Issuer to the Issuer shall be permitted so long as the Issuer delivers to the trustee an officers' certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

        The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

Limitations on Transactions with Affiliates

  (1)
  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of our Affiliates (each an "Affiliate Transaction"), other than

  •
  Affiliate Transactions permitted under paragraph (2) below and

  •
  Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours or such Restricted Subsidiary.

    All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by our Board of Directors or the Board of Directors of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If we or any of our Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, we or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

  (2)
  The restrictions set forth in paragraph (1) shall not apply to:

  (a)
  reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of ours or any Restricted Subsidiary of ours as determined in good faith by our Board of Directors;

    (b)
    transactions exclusively between us and any of our Restricted Subsidiaries or exclusively among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

    (c)
    any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

    (d)
    Restricted Payments and Permitted Investments permitted by the indenture;

    (e)
    transactions in which we or any of our Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to us or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

    (f)
    the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by our Board of Directors in good faith and loans to employees of ours and our Subsidiaries which are approved by our Board of Directors in good faith;

    (g)
    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to us or our Restricted Subsidiaries, in the reasonable determination of our Board of Directors or our senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

    (h)
    fees payable to Apollo pursuant to the Management Agreement as in effect on the Issue Date or pursuant to any amendment, restatement or replacement thereof to the extent that such amendment, restatement or replacement does not provide for any fees or other payments in excess of those set forth in the Management Agreement as in effect on the Issue Date;

    (i)
    any contribution to our capital by any Permitted Holder or any sales of our Capital Stock to any Permitted Holder; and

    (j)
    any tax-sharing agreement or arrangement and payments pursuant thereto among us and our Subsidiaries and any other Person with which we or any of our Subsidiaries is required or permitted to file a consolidated tax return or with which we or any of our Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

  Reports to Holders

        The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

    Operations" that describes the financial condition and results of operations of us and our consolidated Subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to us.

        In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the indenture as "Events of Default:"

  (1)
  the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

  (3)
  a default by us or any Restricted Subsidiary of ours in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount at maturity of the notes;

  (4)
  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our Indebtedness or the Indebtedness of any of our Significant Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $10.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against us or any of our Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable; or

  (6)
  certain events of bankruptcy affecting us or any of our Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to us) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount at maturity of outstanding notes may declare the Accreted Value of and accrued and unpaid interest, if any, on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable, or if there are any amounts outstanding under the Credit Agreement, it shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the Representative under the Credit Agreement of such Acceleration Notice (but only if such Event of Default is then continuing).

        If an Event of Default specified in clause (6) above with respect to us occurs and is continuing, then all unpaid Accreted Value of and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

        The holders of a majority in principal amount at maturity of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount at maturity of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the indenture, we are required to provide an officers' certificate to the trustee

  •
  promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

  •
  annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

        No Affiliate, director, officer, employee, limited liability company member or stockholder of us or any Subsidiary, as such, shall have any liability for any obligations of us under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

        We may at any time elect to have our obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

  (2)
  our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, we may at any time elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, our failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  we have received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the execution of the indenture, there has been a change in the applicable Federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

  (6)
  we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others;

  (7)
  we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

  (8)
  we must deliver to the trustee an opinion of counsel to the effect that if no intervening bankruptcy of us occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of the Issuer, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

  (9)
  certain other customary conditions precedent are satisfied.

        However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

Satisfaction and Discharge

        The indenture will be discharged when:

  (1)
  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable upon redemption or maturity and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  we have paid all other sums payable under the indenture by us; and

  (3)
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

        From time to time, we and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the notes or similar provisions, so long as such change does not, in the good faith determination of our Board of Directors, adversely affect the rights of any of the holders in any material respect. In making its determination, our Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount at maturity of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

  (3)
  reduce the principal or Accreted Value of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under "—Redemption;"

  (4)
  make any notes payable in money other than that stated in the notes;

  (5)
  make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount at maturity of notes to waive Defaults or Events of Default;

  (6)
  modify or change any provision of the indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the holders;

  (7)
  amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

  (8)
  make any change in the foregoing amendment provisions which require each holder's consent or in the waiver provisions.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Bank of New York is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        If the trustee becomes a creditor of ours, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions;

however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
June 15, 2003	$573.38
December 15, 2003	$609.93
June 15, 2004	$648.82
December 15, 2004	$690.18
June 15, 2005	$734.18
December 15, 2005	$780.98
June 15, 2006	$830.77
December 15, 2006	$883.73
June 15, 2007	$940.07
December 15, 2007	$1,000.00
  (2)
  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (3)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

  (4)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

  (1)
  existing at the time such Person becomes a Restricted Subsidiary of ours or at the time it merges or consolidates with us or any of our Restricted Subsidiaries or

  (2)
  assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of ours or such acquisition, merger or consolidation.

        "Affiliate" of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "controlled" shall have correlative meanings. For purposes of the indenture, IMC Global Inc. and its Affiliates are not deemed Affiliates of ours so long as they beneficially own securities representing equal to or less than thirty-five percent of our voting power; provided that Apollo beneficially owns securities representing a greater percentage of our voting power than IMC Global Inc. and its Affiliates.

        "Apollo" means Apollo Management V, L.P. and its Affiliates.

        "Applicable Premium" means, with respect to a note, the greater of

  (1)
  1.0% of the Accreted Value of such note and

  (2)
  (a)  the present value of all remaining required principal payments due on such note and all premium payments relating to such note assuming a redemption date of December 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

  (b)
  the Accreted Value of such note on the date of redemption.

        "Asset Acquisition" means:

  (1)
  an Investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of us or any Restricted Subsidiary of ours, or shall be merged with or into or consolidated with us or any Restricted Subsidiary of ours; or

  (2)
  the acquisition by us or any of our Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of ours) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than us or a Wholly Owned Restricted Subsidiary of ours of

  •
  any Capital Stock of any Restricted Subsidiary of ours (other than directors' qualifying shares); or

  •
  any other property or assets of ours or any Restricted Subsidiary of ours other than in the ordinary course of business.

        Notwithstanding the preceding, the following items shall not be deemed Asset Sales:

  (1)
  a transaction or series of related transactions for which we or our Restricted Subsidiaries receive aggregate consideration of less than $3.0 million;

  (2)
  the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in our business and that of our Restricted Subsidiaries;

  (3)
  the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets that is permitted under "Merger, Consolidation and Sale of Assets;"

  (4)
  disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of us or our Restricted Subsidiaries;

  (5)
  the sale of accounts receivable pursuant to a Qualified Receivables Transaction;

  (6)
  sales or grants of licenses to use our or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

  (7)
  the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

  (8)
  Capacity Arrangements;

  (9)
  any Restricted Payment permitted by the covenant described under "Limitation on Restricted Payments" or that constitutes a Permitted Investment; and

  (10)
  one or more Sale and Leaseback Transactions for which we or any Restricted Subsidiary of ours receives aggregate consideration of less than $15.0 million.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

        "Board of Directors" of any Person means the board of directors or equivalent governing board of such Person or any duly authorized committee thereof.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Capacity Arrangements" means any agreement or arrangement involving, relating to or otherwise facilitating, (a) requirement contracts, (b) tolling arrangements or (c) the reservation or presale of production capacity of us or our Restricted Subsidiaries by one or more third parties.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and

  (2)
  with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

        "Cash Equivalents" means:

  (1)
  U.S. dollars and, in the case of any of our Foreign Restricted Subsidiaries, Euros and such local currencies held by them from time to time in the ordinary course of business;

  (2)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States, Canada and the United Kingdom or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

  (3)
  marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's") or, if Moody's and S&P cease to exist, any other nationally recognized statistical rating organization designated by our Board of Directors;

  (4)
  commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or, if Moody's and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by our Board of Directors;

  (5)
  time deposits, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;

  (6)
  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

  (7)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

  (8)
  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

        "Change of Control" means the occurrence of one or more of the following:

  (1)
  any sale, lease, exchange, conveyance, disposition or other transfer, in one or a series of related transactions, of all or substantially all of our assets to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates of such Person, other than to the Permitted Holders;

  (2)
  any approval, adoption or initiation of a plan or proposal for our liquidation or dissolution;

  (3)
  any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock;

  (4)
  any Person or Group, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to our Board of Directors such that such nominees, when added to any existing director remaining on our Board of Directors after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of our Board of Directors; or

  (5)
  we cease to own, directly or indirectly, a majority of the Capital Stock of Compass Minerals.

        "Commission" means the Securities and Exchange Commission.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by us or any of our Restricted Subsidiaries designed to protect us or any of our Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of our business or the business of any of our Restricted Subsidiaries.

        "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced by the following,

  (a)
  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

  (b)
  Consolidated Interest Expense, and

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP as applicable.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

  (2)
  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

  (3)
  all adjustments used in connection with the calculation of pro forma EBITDA and Adjusted EBITDA as set forth in the offering circular dated November 15, 2001 relating to the issuance by Compass Minerals of the Existing Compass Minerals Notes to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and the payment of non-cash interest relating to the notes or any other debt securities issued after the Issue Date, directly or indirectly, in exchange for shares of the Issuer's 13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock (the "Series A Preferred Stock") outstanding on the Issue Date), plus

  (2)
  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

  (a)
  any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

  (b)
  the net costs under Interest Swap Obligations,

    (c)
    all capitalized interest and

    (d)
    the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

  (1)
  after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

  (2)
  after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income (including, without limitation, expenses related to the Transactions, severance and transition expenses incurred as a direct result of our transition to an independent operating company in connection with the Transactions provided that with respect to any nonrecurring item or transition expense, we deliver to the trustee an officers' certificate specifying and quantifying such item or expense and state that such item or expense is a general nonrecurring item or specifically a severance or transition expense, as the case may be);

  (3)
  the net income of any Person acquired in a "pooling of interests" transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

  (4)
  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise (other than as permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant);

  (5)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

  (6)
  the establishment of accruals and reserves within twelve months after November 28, 2001 that are required to be so established in accordance with GAAP;

  (7)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

  (8)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (9)
  solely for purposes of determining the amount available to make Restricted Payments pursuant to clause (3)(a) of the first paragraph of the "Limitation on Restricted Payments" covenant, payments of non-cash interest (net of any related tax benefit included in determining Consolidated Net Income) on the notes or any other debt securities of the Issuer issued after the Issue Date, directly or indirectly, in exchange for shares of the Issuer's Series A Preferred Stock outstanding on the Issue Date.

        "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the "Limitation on Restricted Payments" covenant, excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Credit Agreement" means the Credit Agreement dated as of November 28, 2001, as amended, among us, Compass Minerals, one or more of our other Subsidiaries, the lenders party to the Credit Agreement in their capacities as lenders and The Chase Manhattan Bank, as administrative agent, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of ours as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any Restricted Subsidiary of ours against fluctuations in currency values.

        "Default" means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Capital Stock.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of ours incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

        "Equity Offering" means a public or private sale of Qualified Capital Stock (other than on Form S-8) of the Issuer or any direct or indirect parent of the Issuer; provided that with respect to any Equity Offering by such direct or indirect parent of the Issuer, such person contributes the net cash proceeds from such Equity Offering to the Issuer.

        "Euros" means the single currency of the participating member states as described in any legislative measures of the European Union for the introduction of, change over to, or operation of, a single or unified European currency.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statutes.

        "Excluded Contribution" means Net Cash Proceeds received by us from (a) contributions to our common equity capital and (b) the sale of our Qualified Capital Stock, in each case designated as Excluded Contributions pursuant to an officers' certificate executed on the date such capital contributions are made or the date such Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Compass Minerals Indenture" means the indenture dated as of November 28, 2001 among Compass Minerals, the guarantors named therein and The Bank of New York, as trustee.

        "Existing Compass Minerals Notes" means the 10% Senior Subordinated Notes Due 2011 of Compass Minerals issued under the Existing Compass Minerals Indenture.

        "fair market value" means with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by our Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of our Board of Directors delivered to the trustee.

        "Foreign Restricted Subsidiary" means any of our Restricted Subsidiaries incorporated in any jurisdiction outside of the United States.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of November 28, 2001.

        "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

        Notwithstanding the preceding, "guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

        "Guarantee" means the guarantee by each Guarantor of the Issuer's obligations under the indenture.

        "Guarantor" means each of our Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor, provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the indenture.

        "Indebtedness" means with respect to any Person any indebtedness of such Person, without duplication, in respect of:

  (1)
  all obligations for borrowed money;

  (2)
  all Obligations evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations;

  (4)
  the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes of this definition of Indebtedness, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant described above under the caption "Limitation on Incurrence of Additional Indebtedness," in determining the principal amount of any Indebtedness to be incurred by us or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

        "Independent Financial Advisor" means a firm:

  (1)
  which does not have a direct or indirect common equity interest in us; and

  (2)
  which, in the judgment of our Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, us and our Restricted Subsidiaries on commercially reasonable terms in accordance with our normal trade practices or those of such Restricted Subsidiary, as the case may be. For purposes of the "Limitation on Restricted Payments" covenant:

  (1)
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of ours at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of ours and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of ours at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of ours; and

  (2)
  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by us or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If we or any Restricted Subsidiary of ours sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of ours, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

        "Issue Date" means December 20, 2002, the date of original issuance of the notes under the indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

        "Management Agreement" means the Management Agreement dated as of November 28, 2001 between Compass Minerals and Apollo.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 13, 2001, among IMC Global, Inc., us, YBR Holdings LLC and YBR Acquisition Corp.

        "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by us or any of our Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  any repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

  (4)
  appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by us or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

  (5)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' or initial purchasers' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the business of us and our Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Holders" means Apollo and other Related Parties.

        "Permitted Indebtedness" means, without duplication, each of the following

  (1)
  Indebtedness under (y) the notes issued on the Issue Date and the exchange notes issued in exchange therefor and any Guarantees thereof and (z) additional notes or other debt securities (i) issued, directly or indirectly, in exchange for shares of the Issuer's Series A Preferred Stock outstanding on the Issue Date and (ii) with a principal amount or accreted value (in the case of notes or debt securities issued at a discount) not in excess of the aggregate liquidation preference and accumulated but unpaid dividends on such Series A Preferred Stock;

  (2)
  Indebtedness incurred pursuant to the Credit Agreement by us and our Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $360.0 million less the amount of all repayments of term debt and permanent commitment reductions under the Credit Agreement with Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below and provided further that any Indebtedness outstanding pursuant to the Credit Agreement as of the Issue Date shall be deemed to be incurred under this clause (2); and provided further that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

  (3)
  other Indebtedness (including Indebtedness under the Issuer's 10.23% Seller Notes due November 28, 2015 in an aggregate principal amount not to exceed the sum of $8.4 million plus accrued and unpaid interest thereon in the form of additional Indebtedness) of us and our Restricted Subsidiaries outstanding on the Issue Date (other than pursuant to the Credit Agreement) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

  (4)
  Interest Swap Obligations of ours covering Indebtedness of us or any of our Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of ours covering Indebtedness of us or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect us and our Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of each such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (5)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of us and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Restricted Subsidiary of ours to us or to a Restricted Subsidiary of ours for so long as such Indebtedness is held by us, a Restricted Subsidiary of ours or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than us, a Restricted Subsidiary of ours or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than us, a Restricted Subsidiary of ours or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

  (7)
  Indebtedness of us to a Restricted Subsidiary of ours for so long as such Indebtedness is held by a Restricted Subsidiary of ours or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of us to any Restricted Subsidiary of ours is unsecured and subordinated, pursuant to a written agreement, to our obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of ours owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by us;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

  (10)
  Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of us and our Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any one time outstanding; provided that all or a portion of the $20.0 million permitted to be incurred under this clause (10) may, at our option, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

  (11)
  Indebtedness arising from agreements of ours or a Restricted Subsidiary of ours providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by us or a Restricted Subsidiary of ours of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

  (a)
  such Indebtedness is not reflected on our balance sheet or that of any Restricted Subsidiary of ours (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

    (b)
    the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time they are received as determined in good faith by our Board of Directors or that of the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by us and our Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to us or to any Restricted Subsidiary of ours or its assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount permitted to be incurred under clause (2) above to the extent set forth therein;

  (13)
  Indebtedness under Commodity Agreements;

  (14)
  guarantees by us or any of our Restricted Subsidiaries of each other's Indebtedness, including agreements of ours to keep-well or maintain financial statement conditions of any Restricted Subsidiary of ours, provided that such Indebtedness is permitted to be incurred under the indenture and, if a Restricted Subsidiary guarantees our Indebtedness, such Restricted Subsidiary has complied, to the extent applicable, with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant;

  (15)
  Refinancing Indebtedness;

  (16)
  additional Indebtedness of us and our Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above; and

  (17)
  Indebtedness of us or any of our Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant,

  (a)
  in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, we shall, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

  (b)
  accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of

    Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant,

  (c)
  guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

  (d)
  if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included, and

  (e)
  if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred.

        "Permitted Investments" means:

  (1)
  Investments by us or any Restricted Subsidiary of ours in any Person that is or will become immediately after such Investment a Restricted Subsidiary of ours or that will merge or consolidate into us or a Restricted Subsidiary of ours; provided that such Restricted Subsidiary of ours is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant;

  (2)
  Investments in us by any Restricted Subsidiary of ours; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to our obligations under the notes and the indenture;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  loans and advances to employees and officers of us and our Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at any one time outstanding or (b) to fund purchases of our Capital Stock or Capital Stock of Compass Minerals under any stock option plan or similar employment arrangements so long as no cash is actually advanced by us or any of our Restricted Subsidiaries to such employees and officers to fund such purchases;

  (5)
  Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of our or our Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

  (6)
  Investments in securities of trade creditors or customers received

  (a)
  pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

  (b)
  in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

  (7)
  Investments

  (a)
  made by us or our Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (b)
  consisting of consideration received by us or any of our Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by us or any of our Restricted Subsidiaries of $3.0 million or more; or

    (c)
    acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, our Capital Stock (other than Disqualified Capital Stock) (which proceeds of any such offering of our Capital Stock shall not have been, and shall not be, included in clause (3)(b) of the first paragraph of the "Limitation on Restricted Payments" covenant);

  (8)
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of ours or at the time such Person merges or consolidates with us or any of our Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of ours or such merger or consolidation;

  (9)
  Investments in the notes or the Existing Compass Minerals Notes;

  (10)
  Investments in existence on the Issue Date;

  (11)
  guarantees of Indebtedness to the extent permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenants; and

  (12)
  additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $35.0 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which we or our Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required pursuant to

  •
  GAAP in the case of a Domestic Restricted Subsidiary, and

  •
  generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

  (2)
  statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (5)
  licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of our business and that of our Restricted Subsidiaries, taken as a whole;

  (6)
  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation or operating lease;

  (7)
  Liens securing Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of ours or any Restricted Subsidiary of ours other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

  (8)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of us or any of our Restricted Subsidiaries, including rights of offset and set-off;

  (11)
  Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

  (12)
  Liens in the ordinary course of business not exceeding $10.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

  (13)
  Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

  (14)
  Liens securing Indebtedness permitted to be incurred pursuant to clause (16) of the definition of "Permitted Indebtedness;"

  (15)
  Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

  (16)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

  (17)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

  (18)
  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (including, without limitation, clause (10) of the definition of "Permitted Indebtedness"); provided that:

  (a)
  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours; and

  (b)
  such Liens do not extend to or cover any property or assets of ours or of any of our Restricted Subsidiaries other than the property or assets that secured the Acquired

      Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of ours or a Restricted Subsidiary of ours and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours; and

  (19)
  Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of us and our Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our Restricted Subsidiaries in which we or any of our Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by us or any of our Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any of our Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Recapitalization" means the recapitalization of us and Compass Minerals consummated on November 28, 2001.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of ours that engages in no activities other than in connection with the financing of accounts receivable and that is designated by our Board of Directors (as provided below) as a Receivables Subsidiary:

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  (a)
  is guaranteed by us or any Restricted Subsidiary of ours (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

  (b)
  is recourse to or obligates us or any Restricted Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

  (c)
  subjects any property or asset of ours or of any Restricted Subsidiary of ours, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

  (2)
  with which neither we nor any Restricted Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such

    Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3)
  with which neither we nor any Restricted Subsidiary of ours has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

        Any such designation by our Board of Directors shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by us or any Restricted Subsidiary of ours of (A) for purposes of clause (15) of the definition of "Permitted Indebtedness," Indebtedness incurred or existing in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) or (14) of the definition of "Permitted Indebtedness") or (B) for any other purpose, Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by us in connection with such Refinancing); or

  (2)
  create Indebtedness with

  (a)
  if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of "Permitted Indebtedness," a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced or

  (b)
  if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of "Permitted Indebtedness" or with the "Limitation on Incurrence of Additional Indebtedness" covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that—

  •
  if such Indebtedness being Refinanced is solely our Indebtedness, then such Refinancing Indebtedness shall be solely our Indebtedness and

  •
  if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Related Parties" of a specified Person means

  (a)
  if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds our Capital Stock for the benefit of any Person referred to in clause (a)(1) and

  (b)
  if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of the Credit Agreement; provided that if, and for so long as, the Credit Agreement lacks such a Representative, then the Representative for such Credit Agreement shall at all times constitute the holders of a majority in outstanding principal amount of obligations under the Credit Agreement.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to us or a Restricted Subsidiary of ours of any property, whether owned by us or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property other than:

  (a)
  arrangements between us and a Wholly Owned Restricted Subsidiary of ours or between Wholly Owned Restricted Subsidiaries of ours or

  (b)
  any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date we or a Restricted Subsidiary acquire or finish construction of such fixed or capital assets.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statutes.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (5) or (6) under "Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

        "Transactions" means the Recapitalization and the related offering of the Existing Compass Minerals Notes and the initial borrowings under the Credit Agreement on November 28, 2001.

        "Treasury Rate" means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to December 15, 2007; provided, however, that if the period from such date of redemption to December 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to December 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

  •
  such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, us or any other Subsidiary of ours that is not a Subsidiary of the Subsidiary to be so designated;

  •
  either (1) we certify to the trustee in an officers' certificate that such designation complies with the "Limitation on Restricted Payments" covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

  •
  each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of our assets or those of any of our Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

  •
  immediately after giving effect to such designation, we are able to incur at least $1.00 of additional Indebtedness (other than Permitted indebtedness) in compliance with the "Limitation on Incurrence of Additional indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

  (1)
  the then outstanding aggregate principal amount of such Indebtedness into

  (2)
  the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange notes will be issued in the form of one or more fully registered notes in global form ("Global Notes"). Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Salt Holdings, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

        We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Salt Holdings nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Salt Holdings within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making activities or other trading activities. We have agreed that we will, for a period of 180 days after the consummation of the exchange offer, make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material United States federal income tax consequences relevant to the exchange of the outstanding notes for the exchange notes pursuant to this exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

        As used herein, "United States Holder" means a beneficial owner of the notes that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

        We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of outstanding notes for exchange notes pursuant to this exchange offer or the ownership or disposition of the exchange notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. We recommend that such partner consults its tax advisor as to the tax consequences.

        We recommend that you consult your own tax advisors as to the particular tax consequences to you of the exchange of outstanding notes for exchange notes pursuant to this exchange offer and the ownership and disposition of the exchange notes, including the applicability of any United States federal tax laws and any state, local or foreign tax laws or tax treaties.

Exchange Pursuant to this Exchange Offer

        The exchange of the exchange notes for the outstanding notes in the exchange offer will not be treated as an "exchange" for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of the exchange notes for the outstanding notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same consequences to holders as the outstanding notes have to holders, including the same issue price, adjusted issue price, adjusted tax basis and holding period.

United States Holders

  Original Issue Discount

        The notes were issued with original issue discount ("OID") for United States federal income tax purposes, and accordingly, United States Holders of notes are subject to special rules relating to the accrual of income for tax purposes. United States Holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States Holders must include OID in income in advance of the receipt of cash attributable to such income. However, United States Holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously accrued OID.

        The notes will be treated as issued with OID equal to the excess of a note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a note includes all payments on the note, whether denominated as principal or interest. Thus, the stated interest on the notes will be taxed as part of OID and will not again be taxed as it is paid. Although not free from doubt, we believe that the issue price should be the offering price listed on the cover page of the offering circular for the notes (although the IRS could argue that the issue price is the initial accreted value). The amount of OID includible in income by an initial United States Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such United States Holder holds such note ("accrued OID"). A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID that accrued in such period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The "adjusted issue price" of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

  Market Discount

        If a United States Holder acquires a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

        Under the market discount rules of the Code, a United States Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States Holder as if the holder had sold the note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

  Acquisition Premium

        If a United States Holder purchases a note issued with original issue discount at an "acquisition premium," the amount of original issue discount that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

  •
  less than or equal to the sum of all amounts payable on the note after the purchase date and

  •
  greater than the note's adjusted issue price.

        If a note is purchased at an acquisition premium, the United States Holder will reduce the amount of original issue discount that otherwise would be included in income during an accrual period by an amount equal to

  •
  the amount of original issue discount otherwise includible in income multiplied by

  •
  a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note's adjusted issue price.

        As an alternative to reducing the amount of original issue discount that otherwise would be included in income by this fraction, the United States holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

  Election to Treat All Interest as Original Issue Discount

        United States Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the constant yield method described above under the heading "Original Issue Discount." This election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the IRS. A United States Holder's tax basis in a note will be increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

  Impact of Applicable High Yield Discount Obligation Rules

        We believe the notes will be considered applicable high yield discount obligations for United States federal income tax purposes. Accordingly, we will not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until such time as we actually pay such OID in cash or in property other than our stock or our debt (or stock or debt of a person related to us). Moreover, the lesser of (a) the amount of OID on the notes and (b) the product of the total OID on the notes times the ratio of (i) the excess of the note's yield to maturity over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the "Dividend-Equivalent Interest") will not be deductible at any time by us for United States federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or other property). A corporate United States Holder will be eligible for the dividends-received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

  Sale or Other Disposition of the Notes

        A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, increased by any OID or market discount included in gross income with respect to the note and decreased by any payments received by such holder with respect to the note. This gain or loss generally will be a capital gain or loss (except as described above under the heading "Market Discount"), and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

  Backup Withholding

        A United States Holder may be subject to a backup withholding tax when such holder receives payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

        We recommend that United States Holders consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

        A non-United States Holder is a beneficial owner of the notes that is a non-resident alien or a corporation, estate or trust that is not a United States Holder.

  Original Issue Discount

        Payments in respect to OID to a non-United States Holder will not be subject to United States federal withholding tax of 30% provided that such payments are not effectively connected with a United States trade or business and:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement. If notes are held through partnerships or intermediaries, the partnerships and intermediaries may also be required to comply with certain certification procedures.

        Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder's country of residence. To claim such a reduction or exemption, a non-United States Holder must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

        A non-United States Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder's conduct of a United States trade or business (as described below) and the holder provides us with an IRS Form W-8ECI.

  Sale or Other Disposition of the Notes

        A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a United States trade or business of the non-United States Holder. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

  United States Trade or Business

        If OID or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, and, if an income tax treaty applies, the non-United States Holder maintains a United States "permanent establishment" to which the OID or gain is generally attributable, the non-United States Holder generally will be subject to United States federal income tax on the OID or gain on a net basis in the same manner as if it were a United States Holder.

A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

  Backup Withholding and Information Reporting

        Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder certifies that it is not a United States Holder. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

        We recommend that Non-United States Holders consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) know or have reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or such holder may claim a refund, provided the required information is furnished to the IRS on a timely basis.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our combined and consolidated financial statements and schedule as of December 31, 2000 and 2001, and for each of the two years in the period ended December 31, 2001, as set forth in their report appearing herein. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements as of December 31, 2002 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        On July 11, 2002, we dismissed our independent auditors, Ernst &Young LLP. Our Board of Directors approved the dismissal of Ernst &Young LLP.

        The reports of Ernst &Young LLP on our combined and consolidated financial statements for each of the years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two fiscal years ended December 31, 2001, and the subsequent interim period through July 17, 2002, there were no disagreements with Ernst &Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Ernst &Young LLP, would have caused Ernst &Young LLP to make reference to the subject matter of the disagreement in connection with its report on our combined and consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        We engaged PricewaterhouseCoopers LLP as our new independent accountants as of July 17, 2002. Our Board of Directors approved the decision to change independent accountants. During the two fiscal years ended December 31, 2001, and interim period through July 17, 2002, we did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SALT HOLDINGS CORPORATION
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants

To the Board of Directors and Shareholders
of Salt Holdings Corporation:

In our opinion, the consolidated financial statements listed in the annual information section of the index appearing on page F-1 present fairly, in all material respects, the financial position of Salt Holdings Corporation and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 21(B) presents fairly, in all material respects, the information set forth therein as of and for the year ended December 31, 2002 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Kansas City, Missouri
April 7, 2003
except for Notes 13 and 18, which are as of May 5, 2003

Report of Independent Auditors

To the Board of Directors and Shareholders
Salt Holdings Corporation

        We have audited the accompanying consolidated balance sheet of Salt Holdings Corporation as of December 31, 2001, and the related combined and consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the financial statement schedule for the years ended December 31, 2001 and 2000 listed in the Index at Item 21(B). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salt Holdings Corporation at December 31, 2001, and the combined and consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the years ended December 31, 2001 and 2000, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

Kansas City, Missouri
December 9, 2002, except for Note 13,
for which the date is May 8, 2003

SALT HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001
(in millions, except share data)

	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$11.9	$15.9
Receivables, less allowance for doubtful accounts of $1.6 million in 2002 and $2.0 million in 2001	94.5	87.9
Inventories	96.5	99.4
Other	0.7	2.0

Total current assets	203.6	205.2

Property, plant and equipment, net	263.4	271.0
Intangible assets—mineral interests	149.8	151.1
Other	27.3	28.3

Total assets	$644.1	$655.6

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1.2	$2.5
Accounts payable	62.3	52.8
Accrued expenses	9.1	17.5
Accrued interest	12.6	3.2
Accrued salaries and wages	12.6	10.5
Income taxes payable	4.8	2.9

Total current liabilities	102.6	89.4
Long-term debt, net of current portion	503.3	512.6
Notes due to related parties, including accrued interest	3.3	11.4
Deferred income taxes	99.2	101.1
Other noncurrent liabilities	25.3	10.3
Commitments and contingencies (Note 10)
Redeemable preferred stock, issued and outstanding shares—16,462 at December 31, 2002 and 73,704 at December 31, 2001	19.1	74.6
Stockholders' equity (deficit):
Common stock:
Class A, $0.01 par value, authorized shares—9,500,000 at December 31, 2002 and 2001; issued and outstanding shares—7,045,705 at December 31, 2002 and 6,995,700 at December 31, 2001	0.1	0.1
Additional paid in capital	81.7	68.0
Accumulated deficit	(190.6)	(209.5)
Accumulated other comprehensive (loss) income	0.1	(2.4)

Total stockholders' equity (deficit)	(108.7)	(143.8)

Total liabilities and stockholders' equity (deficit)	$644.1	$655.6

The accompanying notes are an integral part of the combined and consolidated financial statements.

SALT HOLDINGS CORPORATION
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2002, 2001 and 2000
(in millions)

	2002	2001	2000
Sales	$502.6	$523.2	$509.2
Cost of sales — shipping and handling	137.5	143.2	140.0
Cost of sales — products	239.2	257.0	272.0

Gross profit	125.9	123.0	97.2
Selling, general and administrative expenses	40.6	38.9	35.5
Goodwill write-down	—	—	191.0
Restructuring and other charges	7.7	27.0	425.9

Operating earnings (loss)	77.6	57.1	(555.2)
Other (income) expense:
Interest expense	42.4	14.4	16.4
Other, net	4.9	(3.1)	(0.2)

Income (loss) before income taxes	30.3	45.8	(571.4)
Income tax expense (benefit)	11.4	26.8	(103.7)

Net income (loss)	18.9	19.0	(467.7)
Dividends on redeemable preferred stock	10.6	0.8	—

Net income (loss) available for common stock	$8.3	$18.2	$(467.7)

The accompanying notes are an integral part of the combined and consolidated financial statements.

SALT HOLDINGS CORPORATION
COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended December 31, 2002, 2001 and 2000
(in millions)

	Common Stock	Additional Paid In Capital	Accumulated Excess (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 1999	$—	$944.7	$(189.6)	$2.5	$757.6
Comprehensive loss:
Net loss			(467.7)		(467.7)
Cumulative translation adjustments				(1.4)	(1.4)

Comprehensive loss					(469.1)

Balance, December 31, 2000	—	944.7	(657.3)	1.1	288.5
Comprehensive income:
Net income			36.0		36.0
Cumulative translation adjustments				(3.2)	(3.2)

Comprehensive income					32.8
Capital contribution from IMC		82.0			82.0
Dividend to IMC and affiliates			(71.1)		(71.1)

Balance, November 27, 2001	$—	$1,026.7	$(692.4)	$(2.1)	$332.2

Balance, November 28, 2001	$—	$—	$—	$—	$—
Contribution of IMCI net assets to SHC (Note 1)	56.6	201.9			258.5
Capital contribution		0.5			0.5
Other		0.9			0.9
Redemption and cancellation of stock held by IMC	(56.5)	(134.5)	(192.5)		(383.5)
Dividends on preferred stock		(0.8)			(0.8)
Comprehensive loss:
Net loss			(17.0)		(17.0)
Unfunded pension losses, net of tax				(5.4)	(5.4)
Cumulative translation adjustments				3.0	3.0

Comprehensive loss					(19.4)

Balance, December 31, 2001	0.1	68.0	(209.5)	(2.4)	(143.8)
Dividends on preferred stock		(10.6)			(10.6)
Other		1.1			1.1
Comprehensive income:
Net income			18.9		18.9
Unfunded pension losses, net of tax				(6.5)	(6.5)
Unrealized gain on cash flow hedges, net of tax				0.1	0.1
Cumulative translation adjustments				8.9	8.9

Comprehensive income					21.4
Capital contributions		23.2			23.2

Balance, December 31, 2002	$0.1	$81.7	$(190.6)	$0.1	$(108.7)

The accompanying notes are an integral part of the combined and consolidated financial statements.

SALT HOLDINGS CORPORATION
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002, 2001 and 2000
(in millions)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$18.9	$19.0	$(467.7)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, depletion and amortization	37.1	32.6	44.3
Finance fee amortization	1.9	0.2	—
Goodwill write-down	—	—	191.0
Early extinguishment of long-term debt	5.3	—	—
Restructuring charge and other charges, net of cash	1.1	1.4	425.6
Accreted non-cash interest	1.1	—	—
Deferred income taxes	(1.9)	8.2	(129.6)
Loss on disposal of property, plant and equipment	0.2	0.2	1.9
Changes in operating assets and liabilities:
Receivables	(5.9)	36.3	(44.4)
Inventories	3.8	(20.9)	24.8
Other assets	0.6	1.8	0.6
Accounts payable and accrued expenses	14.8	3.8	11.0
Due to IMC and affiliates	—	32.1	15.1
Other noncurrent liabilities	5.4	(2.3)	(0.5)

Net cash provided by operating activities	82.4	112.4	72.1

Cash flows from investing activities:
Capital expenditures	(19.5)	(43.0)	(33.7)
Proceeds from sales of property, plant and equipment	0.6	0.2	0.9
Other	(0.2)	(0.8)	(1.2)

Net cash used in investing activities	(19.1)	(43.6)	(34.0)

Cash flows from financing activities:
Revolver activity	(39.8)	35.4	1.6
Proceeds from issuance of long-term debt	78.4	475.0	—
Principal payments on other long-term debt, including capital leases	(115.9)	(66.2)	(5.3)
Payments from (to) IMC and affiliates, net	—	(81.1)	(39.6)
Dividend to IMC and affiliates	—	(398.8)	—
Deferred financing costs	(6.3)	(18.0)	—
Capital contributions	12.8	—	—
Other	1.0	—	—

Net cash used in financing activities	(69.8)	(53.7)	(43.3)

Effect of exchange rate changes on cash and cash equivalents	2.5	0.5	1.3

Net increase (decrease) in cash and cash equivalents	(4.0)	15.6	(3.9)
Cash and cash equivalents, beginning of year	15.9	0.3	4.2

Cash and cash equivalents, end of year	$11.9	$15.9	$0.3

Supplemental cash flow information:
Interest paid excluding capitalized interest	$29.4	$15.4	$12.5
Income taxes paid	10.4	14.8	4.5
Supplemental disclosure of noncash activities:
Dividends to IMC and affiliates	$—	$44.4	$—
Capital contributions from IMC and affiliates	—	261.1	—
Issuance of notes due to related parties related to stock redemption	—	11.4	—
Retirement of Seller Notes plus accrued interest	9.0	—	—
Preferred stock dividends accrued not paid	10.6	0.8	—

The accompanying notes are an integral part of the combined and consolidated financial statements.

SALT HOLDINGS CORPORATION
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization, Formation and Basis of Presentation:

        The combined and consolidated financial statements include the accounts of Salt Holdings Corporation ("SHC") and its wholly owned subsidiary, Compass Minerals Group, Inc. ("CMG"), formerly IMC Inorganic Chemicals Inc. ("IMCI"), and the combined and consolidated results of CMG's wholly owned subsidiaries. CMG's primary subsidiaries include those entities listed below (collectively, the "Company").

  •
  NAMSCO Inc. ("NAMSCO") and subsidiaries
  •
  North American Salt Company ("NASC")
  •
  Carey Salt Company
  •
  Sifto Canada Inc. ("Sifto")

  •
  GSL Corporation and subsidiary ("GSL")
  •
  Great Salt Lake Minerals Corporation

  •
  Compass Minerals (Europe) Limited ("CMGE") and subsidiaries
  •
  Compass Minerals (UK) Limited
  •
  Salt Union Limited U.K. ("SUL") and subsidiaries

        These combined and consolidated financial statements have been prepared to present the historical financial condition and results of operations and cash flows for the subsidiaries that were included in the Recapitalization.

        CMG has been a wholly owned subsidiary of SHC since SHC's acquisition of the Company on November 28, 2001. CMG was a wholly owned subsidiary of IMC since IMC's acquisition of IMCI on April 1, 1998. Those subsidiaries of IMCI as listed above (prior to the Recapitalization described below) and other immaterial subsidiaries have been included in the combined financial statements for periods prior to the Recapitalization.

        The Company is a producer and marketer of inorganic mineral products with manufacturing sites in North America and Europe. Its principal products are salt and sulfate of potash. The Company serves a variety of markets, including agriculture, food processing, chemical processing, water conditioning and highway deicing.

        Prior to November 28, 2001, SHC was incorporated as IMC Potash Corporation, an inactive wholly owned subsidiary of IMC Global Inc. ("IMC"). Accordingly, prior to November 28, 2001, the combined and consolidated financial statements reflect only the results of CMG and its subsidiaries listed above. As part of the recapitalization transaction described below, IMC Potash Corporation was reincorporated as SHC. At November 28, 2001, IMC contributed the net assets of CMG to SHC.

        On November 28, 2001, Apollo Management V, L.P. ("Apollo"), through its subsidiary YBR Holdings LLC acquired control of SHC from IMC pursuant to a recapitalization transaction ("Recapitalization") with assets and liabilities of CMG retaining their historical value. Immediately following the Recapitalization, on a fully-diluted basis for management options and stock issuable under SHC's stock option plan, Apollo, co-investors and management own approximately 81% of the outstanding common stock of SHC and IMC owns approximately 19% of the outstanding common stock of SHC.

        Prior to the Recapitalization, sales in the accompanying combined and consolidated statements of operations represent sales directly attributable to the Company. Costs and expenses in the accompanying combined and consolidated statements of operations represent direct costs and expenses related to the Company. In addition, the combined and consolidated statements of operations include the estimated cost of all services provided by IMC and its subsidiaries to the Company through November 27, 2001, which had previously not been directly allocated to the Company. All of the allocations and estimates in the combined and consolidated statements of operations are based on assumptions that Company management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

2.     Summary of Significant Accounting Policies:

a. Management Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

b. Basis of Combination/Consolidation: The Company's combined and consolidated financial statements include the accounts of the Company, which include the domestic and foreign subsidiaries discussed in Note 1. The Company's financial statements have been combined through the Recapitalization date and consolidated thereafter. All significant intercompany balances and transactions have been eliminated.

c. Foreign Currency Translation: Assets and liabilities are translated into U.S. dollars at end of period exchange rates. Revenues and expenses are translated using the average rates of exchange for the year. Adjustments resulting from the translation of foreign currency financial statements into the reporting currency, U.S. dollars, are included in accumulated other comprehensive income (loss). Exchange gains and losses from transactions denominated in a currency other than a company's functional currency are included in income.

d. Revenue Recognition: The Company sells mineral products, primarily salt and SOP. Revenue is recognized by the Company at the time of shipment to the customer, which coincides with the transfer of title and risk of ownership to the customer. Sales represent billings to customers net of sales taxes charged for the sale of the product. Sales include shipping and handling costs which are expensed when the related product is sold.

e. Cash and Cash Equivalents: The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains the majority of its cash in bank deposit accounts with several commercial banks with high credit ratings in the U.S., Canada and Europe. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

f. Inventories: Inventories are stated at the lower of cost or market. Raw materials and supply costs are determined by either the first-in, first-out ("FIFO") or the average cost method. Finished goods costs are determined by the average cost method.

g. Property, Plant and Equipment: Tangible property, plant and equipment, including assets under capital leases, are stated at cost and include interest on funds borrowed to finance construction. The costs of replacements or renewals which improve or extend the life of existing property are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposition of an asset, any resulting gain or loss is included in results from operations.

        Asset classes or groups are depreciated or amortized on a straight-line basis over the following estimated useful lives:

Land improvements	5 to 25 years
Buildings and improvements	10 to 40 years
Machinery and equipment	3 to 25 years
Furniture and fixtures	3 to 10 years
Mineral properties	20 to 30 years

        Prior to 2002, the Company used the methodology prescribed in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company reviewed long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicated the carrying amounts of such assets may not have been recoverable. Once an indication of a potential impairment existed, recoverability of the respective assets was determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets related, to the carrying amount, including associated intangible assets, of such operation. If the operation was determined to be unable to recover the carrying amount of its assets, then intangible assets were written down first, followed by the other long-lived assets of the operation, to fair value. Fair value was determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

        In January of 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This Statement establishes an accounting model based on SFAS No. 121 for long lived assets to be disposed of by sale, previously accounted for under APB No. 30. The Company adopted SFAS No. 144 as of January 1, 2002 without significant effect on its consolidated financial statements.

h. Mineral Interests: Mineral interests include probable mineral reserves. The Company leases mineral reserves at several of its extraction facilities. These leases have varying terms, and many provide for a royalty payment to the lessor based on a specific amount per ton of mineral extracted or as a percentage of revenue. Pursuant to SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), mineral interests associated with other than owned properties are classified as intangible assets. As a result, the Company has reclassified other than owned mineral interests of $151.1 million at January 1, 2002 from property, plant and equipment to mineral interests in its consolidated balance sheets and has provided the disclosures required by SFAS No. 142. Probable mineral reserves are amortized on a units-of-production basis over the respective estimated mine lives not to exceed 99 years. The weighted average amortization period for probable mineral reserves is 97 years as of December 31, 2002. The Company's rights to extract minerals are contractually limited by time, however, the Company believes it will be able to continue to extend lease agreements, as it has in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions, and therefore, believes that the assigned lives are appropriate.

i. Goodwill: Goodwill represented the excess of purchase cost over the fair value of net assets of acquired companies (including goodwill related to IMC's acquisition of the Company) and was generally amortized using the straight line method over 40 years. In the fourth quarter of 2000, the Company reduced its goodwill to zero in connection with the proposed IMC sale of the Company (see Note 3). Goodwill amortization charged to earnings for the year ended December 31, 2000 was $5.4 million.

        The Company adopted the new rules on accounting for goodwill as set forth in SFAS No. 142 and other intangible assets for 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with the Statements. Other intangible assets continue to be amortized over their useful lives. As of December 31, 2002, the Company has no material other intangible assets with indefinite lives.

j. Other Noncurrent Assets: Other noncurrent assets include deferred financing costs of $16.9 million and $17.8 million net of accumulated amortization of $1.9 million and $0.2 million as of December 31, 2002 and 2001, respectively. Deferred financing costs are being amortized over the terms of the debt to which the costs relate and the related amortization is recorded as interest expense.

k. Income Taxes: The Company's U.S. subsidiaries participated in the consolidated federal income tax return of IMC for periods owned by IMC. The foreign subsidiaries file separate-company returns in their respective jurisdictions. For financial reporting purposes, while owned by IMC, the Company computed a provision for income taxes on a stand alone basis. The Company accounts for income taxes using the liability method in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

l. Environmental Costs: Environmental costs, other than those of a capital nature, are accrued at the time the exposure becomes known and costs can reasonably be estimated. Costs are accrued based upon management's estimates of all direct costs, after taking into account reimbursement by third parties. As of December 31, 2002, the Company did not accrue liabilities for unasserted claims that are not probable of assertion and the Company did not provide for environmental clean-up costs, if any, at the end of the useful lives of its facilities, since it was not practical to estimate such costs due to the long lives of the Company's mineral deposits.

        As discussed in Note 2.p., the Company will adopt SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" beginning in January 2003 without significant effect on its consolidated financial statements.

m. Stock Options: On November 28, 2001, SHC adopted a stock option plan related to shares of SHC's class B common stock (see Note 15). The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock options and has adopted the pro forma disclosure requirements under SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, because the exercise price of the Company's employee stock options is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        SFAS No. 123 requires the disclosure of pro forma net income for stock-based awards as if the Company had used the fair value method of accounting for such awards. The fair values of options granted were estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for the year ended December 31, 2002: a risk-free interest rate of 4.9%, and a weighted-average expected life of 7.8 years. Under the Minimum Value option pricing model, the volatility factor is excluded. The Company assumed a 0% dividend yield over the life of the options. The effect of applying SFAS No. 123's fair value method to the Company's stock-based awards resulted in pro forma net income that is not materially different from amounts reported in the accompanying combined and consolidated statement of operations for the years ended December 31, 2002 and 2001.

n. Derivatives: On January 1, 2001, the Company adopted SFAS No.133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. The adoption of the provisions of SFAS No. 133, as amended, had no impact on the results of operations or financial position of the Company.

        The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company has historically entered into natural gas supply agreements to minimize natural gas pricing risks, but not for trading purposes. These supply agreements did not meet the definition of a derivative instrument under the provisions of SFAS No. 133.

        In the fourth quarter of 2002, the Company adopted a policy of hedging natural gas prices through the use of swap agreements in order to protect against commodity price fluctuations. All of these derivative instruments held by the Company as of December 31, 2002 qualify as cash flow hedges. The Company does not engage in trading activities with these financial instruments.

o. Concentration of Credit Risk: The Company sells its salt products to various governmental agencies, manufacturers, distributors and retailers primarily in the mid-western United States, and throughout Canada and the United Kingdom. The Company's potash products are sold across North America and internationally. No single customer or group of affiliated customers accounted for more than ten percent of the Company's sales in any year during the three year period ended December 31, 2002, or for more than ten percent of accounts receivable at December 31, 2002 or 2001.

p. Recent Accounting Pronouncements: The Company has adopted the new rules on accounting for goodwill and other intangible assets as set forth in SFAS No. 141 and SFAS No. 142. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with the Statements. Other intangible assets continue to be amortized over their useful lives. Adoption of these statements did not have a material impact on the Company's consolidated statements of operations as the Company, in the fourth quarter of 2000, recorded a charge to reduce goodwill to zero and has no material other intangible assets with indefinite lives. The adoption of SFAS No. 142 required the reclassification of $151.1 million of other than owned mineral interests at January 1, 2002 from property, plant and equipment to intangible assets on our consolidated balance sheets and additional disclosures in the notes to the combined and consolidated financial statements regarding these definite lived intangible assets.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". The objective of SFAS No. 143 is to establish an accounting standard for the recognition and measurement of an obligation related to the retirement of certain long-lived assets. The retirement obligation must be one that results from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the legal obligation associated with the retirement of a tangible long-lived asset to be recognized at fair value as a liability when incurred, and the cost to be capitalized by increasing the carrying amount of the related long-lived asset. SFAS No. 143 will be effective for the Company beginning January 1, 2003. The Company has evaluated the effect of implementing SFAS No. 143 and has determined that its adoption will not have a material impact on its financial position, results of operations or cash flows.

        As discussed in Note 2.g., the Company adopted SFAS No. 144 as of January 1, 2002 without significant effect on its consolidated financial statements.

        During the second quarter, the Company early adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which required gains and losses from extinguishment of debt to be classified as extraordinary items. The early adoption of SFAS No. 145 resulted in a $5.3 million charge to other (income) expense related to the debt refinancing that occurred in the quarter ended June 30, 2002 (See Note 8). Under previous guidance this charge would have been recorded as extraordinary loss, net of tax, on the consolidated statement of operations.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes that the adoption of SFAS No. 146 will not have a material impact on its financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under the Accounting Principles Board ("APB") Opinion 25 to SFAS 123's fair value method of accounting, if a company so elects. The Company has elected to continue to follow the accounting method under APB Opinion 25.

        Also during 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation requires that a guarantor recognize a liability for the fair value of guarantee obligations issued after December 31, 2002. The Company determined that their were no guarantees requiring disclosure as of December 31, 2002.

        FIN 46, "Consolidation of Variable Interest Entities," is effective immediately for all enterprises with variable interests in variable interest entities. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses, if they occur, receives a majority of the entity's expected residual returns, if they occur, or both. The Company has determined that it does not have variable interest entities and, therefore, the impact of FIN 46 did not have any effect on our results of operations or financial position.

q. Reclassifications: Certain reclassifications were made to prior year amounts in order to conform with the current year's presentation.

3.     Asset Impairment, Restructuring and Other Charges:

2002

        Following the Recapitalization, the Company incurred and expensed certain non-recurring costs totaling $7.7 million that consist of transition costs required to establish the Company as an independent entity. The costs were directly related to the transition from an entity controlled by IMC and consisted primarily of one-time compensation costs, costs to develop stand-alone tax and inventory strategies, and costs associated with determining the post-closing purchase price adjustment.

2001

        In connection with the Recapitalization, the Company expensed certain costs totaling $27.0 million which consist of transaction and transition costs. The transaction costs were directly related to the acquisition and consisted primarily of outside professional services. Below is a more detailed description of such costs:

  (1)
  $20.1 million of transaction costs related to activities associated with the sale and Recapitalization, including approximately $6.4 million in legal fees and other fees, and $13.7 million in financial services and advice.

  (2)
  $6.9 million of transition costs, the majority of which related to retention, recruiting, systems design and migration and other activities and charges related to separating CMG from IMC, as well as charges for legal costs and other asset write-offs associated with CMG's new strategic direction.

2000

        On November 10, 2000, IMC's Board of Directors authorized IMC's management to proceed with negotiations on proposed terms for the sale of the Company. Based on anticipated net proceeds to IMC, the Company recorded an impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. As part of this charge, goodwill was reduced $191.0 million to zero and mineral properties and rights was reduced $425.6 million. Additionally, the Company recorded $0.2 million after tax in the fourth quarter of 2000 for employee severance costs.

4.     Inventories:

        Inventories consist of the following at December 31 (in millions):

	2002	2001
Finished goods	$83.5	$83.0
Raw materials and supplies	13.0	16.4

	$96.5	$99.4

        Raw materials and supplies primarily consist of raw materials purchased to aid in the production of our mineral products, maintenance materials and packaging materials. Finished goods are comprised of salt and SOP products readily available for sale. All costs associated with the production of salt and SOP at our producing locations are captured as inventory costs. Additionally, since our products are often stored at third-party warehousing locations, we include in the cost of inventory the freight and handling costs necessary to move the product to storage until the product is sold to a customer.

        Certain inventories of approximately $7.5 million at December 31, 2002 and 2001, that will be utilized with respect to long-lived assets have been classified in the consolidated balance sheets as other noncurrent assets.

5.     Property, Plant and Equipment:

        Property, plant and equipment consists of the following at December 31 (in millions):

	2002	2001
Land and buildings	$81.9	$76.7
Machinery and equipment	422.2	400.9
Furniture and fixtures	9.9	9.6
Mineral properties	18.2	15.2
Construction in progress	13.5	13.7

	545.7	516.1
Less accumulated depreciation and depletion	282.3	245.1

	$263.4	$271.0

6.     Mineral Interests:

        The Company's mineral interests are subject to amortization. The aggregate amortization of probable mineral reserves for the years ended December 31, 2002, 2001 and 2000 was $1.3 million, $1.4 million and $2.1 million, respectively. The estimated aggregate amortization expense for each of the next five years related to probable mineral reserves is approximately $1.8 million annually.

        Mineral interests consist of the following at December 31 (in millions):

	2002			2001
	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Probable mineral reserves	$158.6	$8.8	$149.8	$158.6	$7.5	$151.1

7.     Income Taxes:

        As discussed in Note 2, the Company's income tax provision and related assets and liabilities have been computed on a stand alone basis, for the periods owned by IMC, without regard to actual liabilities and benefits related to consolidated tax return filings by IMC. The schedule of deferred tax assets and liabilities below reflects assets related to net operating loss carryforwards and alternative minimum tax credits, net of the necessary reserves, on an historical basis based upon the Recapitalization and related transfer of certain tax assets to the Company.

        The following table summarizes the income tax provision (benefit) of the Company for the years ended December 31 (in millions):

	2002	2001	2000
Current:
Federal	$—	$5.9	$17.6
State	1.3	0.8	2.4
Foreign	12.0	11.9	5.9

Total current	13.3	18.6	25.9

Deferred:
Federal	(3.2)	5.3	(110.5)
State	(0.4)	0.8	(18.1)
Foreign	1.7	2.1	(1.0)

Total deferred	(1.9)	8.2	(129.6)

Total provision (benefit) for income taxes	$11.4	$26.8	$(103.7)

        The following table summarizes components of income (loss) before taxes and the effects of significant adjustments to tax computed at the federal statutory rate for the years ended December 31 (in millions):

	2002	2001	2000
Domestic income (loss)	$8.4	$22.2	$(583.6)
Foreign income	21.9	23.6	12.2

Income (loss) before income taxes	$30.3	$45.8	$(571.4)

Computed tax at the federal statutory rate of 35%	$10.6	$16.1	$(200.0)
Foreign income, mining, and withholding taxes	6.0	3.0	1.0
Foreign exchange gain	—	2.6	—
Percentage depletion in excess of basis	(1.9)	(2.9)	(1.4)
State income taxes, net of federal income tax benefit	0.6	1.1	2.1
Restructuring and other charges	—	6.8	—
Write-down and amortization of goodwill	—	—	94.6
Net operating loss carryforward benefit	(2.9)	—	—
Other	(1.0)	0.1	—

Income tax expense (benefit)	$11.4	$26.8	$(103.7)

Effective tax rate	38%	58%	18%

        The Company does not provide U.S. federal income taxes on undistributed earnings of foreign companies that are not currently taxable in the United States. No undistributed earnings of foreign companies were subject to U.S. income tax in the years ended December 31, 2002, 2001 and 2000. Total undistributed earnings on which no U.S. federal income tax has been provided were $73.9 million at December 31, 2002. If these earnings are distributed, foreign tax credits may become available under current law to reduce or possibly eliminate the resulting U.S. income tax liability.

        Under SFAS No. 109 deferred tax assets and liabilities are recognized for the estimated future tax effects, based on enacted tax law, of temporary differences between the values of assets and liabilities recorded for financial reporting and for tax purposes and of net operating loss and other carryforwards. Significant components of the Company's deferred tax assets and liabilities were as follows at December 31 (in millions):

	2002	2001
Deferred tax liabilities:
Property, plant and equipment	$91.2	$99.5
Other liabilities	8.0	1.6

Total deferred tax liabilities	99.2	101.1
Deferred tax assets:
Net operating loss carryforwards	39.0	41.9
Alternative minimum tax credit carryforwards	2.4	2.4
Foreign tax loss carryforwards	—	—
Other assets	—	—

Subtotal	41.4	44.3
Valuation allowance	(41.4)	(44.3)

Total deferred tax assets	—	—

Net deferred tax liabilities	$99.2	$101.1

        SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2002 and 2001, the Company had a valuation allowance relating to such items of $41.4 million and $44.3 million, respectively.

        At December 31, 2002, the Company has net operating loss carryforwards of approximately $106.0 million. The Company is a loss corporation as defined in Section 382 of the Internal Revenue Code. The Company has previously incurred two ownership changes that have placed annual limitations on the amount of each loss carryforward utilization. If not utilized, these carryforwards expire between 2009 and 2020. In addition, the Company has a U.S. federal alternative minimum tax credit carryforward at December 31, 2002 of approximately $2.4 million. This credit carryforward may be carried forward indefinitely to offset any excess of regular tax liability over alternative minimum tax liability subject to certain separate company limitations. The alternative minimum tax credit has been fully offset by a valuation allowance since the Company does not foresee utilization of these credits.

8.     Long-term Debt:

        Third-party long-term debt consists of the following at December 31 (in millions):

	2002	2001
Senior Subordinated Notes	$325.0	$250.0
Senior Discount Notes	66.9	—
Term Loan	109.3	225.0
Revolving Credit Facility	—	39.8
Other, including capital lease obligations	0.1	0.3

	501.3	515.1
Plus premium on Senior Subordinated Notes, net	3.2	—
Less current portion	(1.2)	(2.5)

	$503.3	$512.6

        In November 2001, the Company issued $250 million aggregate principal amount of 10% Senior Subordinated Notes due August 15, 2011 (the "Notes") in a private offering pursuant to Rule 144A under the Securities Act of 1933. The Notes may be redeemed in whole or in part from time to time, on or after August 15, 2006, at specified redemption prices. The Company's domestic restricted subsidiaries as of the issue date are the guarantors of the Notes, with restricted net assets of $230.4 million at December 31, 2002.

        The Notes are general unsecured obligations ranking subordinate in right of payment to all existing and future senior debt. The proceeds from the issuance of the Notes were used to finance the Recapitalization and certain related costs. Interest on the Notes is payable semi-annually in cash on each February 15 and August 15.

        On November 28, 2001, the Company entered into a $360 million credit facility (the "Credit Facility") with a syndicate of financial institutions. The Credit Facility allowed for an eight-year $225 million term loan. The term loan was fully drawn as of closing and used to finance the Recapitalization and certain related costs. In addition, the Credit Facility also provides a six and one-half year, $135 million revolving credit facility, $30 million of which may be drawn in Canadian dollars and $10 million of which may be drawn in British pound sterling. Additionally, the revolving credit facility includes a sub-limit for letters of credit in an amount not to exceed $50 million.

        Borrowings under the Credit Facility incur interest at either the Eurodollar Rate (LIBOR) or the greater of a specified U.S. and Canadian prime lending rate or the federal funds effective rate plus 0.50% ("Base Rate") plus, in each case, a margin ranging from 1.75% to 3.50%, which margin is dependent upon the Company's leverage ratio, as determined quarterly. Interest on the Credit Facility is payable at least quarterly.

        The Company had outstanding letters of credit of $8.6 million as of December 31, 2002. For each drawn letter of credit, the Company is required to pay a per annum participation fee ranging from 2.75% to 3.50%, depending on the Company's leverage ratio, plus other administrative charges. Additionally, the Company will pay a commitment fee ranging from 0.375% to 0.500% per annum, depending on the Company's leverage ratio, and is payable quarterly on the available portion of the revolving credit facility. As of December 31, 2002, additional borrowings of up to $126.4 million under the revolving credit facility were available for working capital and general corporate purposes, subject to certain conditions.

        The term loan requires quarterly principal reductions. Also, the Company may be required to make mandatory additional principal reductions, based on the Company's excess cash flow and certain other events as described in the Credit Facility. No mandatory additional principal reductions were required in 2002.

        On April 10, 2002, the Company completed an offering of $75.0 million aggregate principal amount of 10% Senior Subordinated Notes due 2011 (the "New Notes"). The New Notes were issued to the bondholders at a premium of $3.4 million, plus accrued interest of $1.1 million from February 15, 2002 and accordingly, the Company received gross proceeds of $79.5 million from the offering of the notes. The New Notes, together with the $250.0 million aggregate principal amount of Notes, are treated as a single class of securities under the Company's existing indenture. The proceeds from the offering of the New Notes, net of transaction costs, were used to repay borrowings under the Company's Credit Facility. In connection with the offering, the Company amended and restated the Credit Facility with respect to a reduction in the Term Loan to $150.0 million and a 0.75% reduction in the interest rate margin charged to the Company on the Term Loan. The Company also incurred a charge of approximately $5.3 million in April 2002, related to the write-off of the deferred financing costs associated with the refinancing of the original Term Loan.

        In December 2002, certain holders of SHC preferred stock converted their preferred stock into notes. Those note holders then issued $123.5 million in aggregate principal amount at maturity of 12 3/4% Senior Discount Notes due 2012 (the "Senior Discount Notes"), in a secondary trading transaction. No cash interest will accrue on the notes prior to December 15, 2007. The accreted value of each note will increase from the date of issuance until December 15, 2007 at a rate of 12 3/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2007. The Senior Discount Notes may be redeemed in whole or in part from time to time, on or after December 15, 2007, at specified redemption prices. The Senior Discount Notes are general unsecured obligations ranking subordinate in right of payment to all existing and future debt. Cash interest will accrue on the Senior Discount Notes at a rate of 12 3/4% per annum, beginning December 15, 2007. As of December 31, 2002, the accreted value of the Senior Discount Notes was $66.9 million.

        The Credit Facility is principally secured by all existing and future assets of the Company, and requires the Company to maintain certain minimum financial covenants including minimum interest coverage ratio, a maximum total leverage ratio, and a maximum level of capital expenditures. The Credit Facility and the indentures governing the Notes and Senior Discount Notes limit the Company's ability, among other things, to: incur additional indebtedness or contingent obligations; pay dividends or make distributions to stockholders; repurchase or redeem stock; make investments; grant liens; make capital expenditures; enter into transactions with stockholders and affiliates; sell assets; and acquire the assets of, or merge or consolidate with, other companies. As of December 31, 2002, the Company was in compliance with each of its covenants.

        Future minimum maturities of long-term debt, including the Senior Subordinated Notes, for the years ending December 31, are as follows (in millions):

2003	$1.2
2004	1.1
2005	1.1
2006	1.1
2007	1.1
Thereafter	495.7

$501.3

        As of December 31, 2002, the estimated fair value of the Senior Subordinated Notes, based on available trading information, was $357.5 million, and the estimated fair value of amounts outstanding under the Credit Facility and Senior Discount Notes approximated book value.

        Prior to the Recapitalization, the Company maintained a 45 million Pound Sterling, five year debt facility (European Facility). The European Facility bore interest at LIBOR plus 1.139%. Commitment fees associated with the European Facility were 30.0 basis points. The European Facility was repaid in 2001 and replaced with a Note Payable to IMC, due on demand. The Note Payable to IMC was repaid in 2001.

        Prior to the Recapitalization, the Company also maintained a 4.0 million Pound Sterling revolving credit facility (European Revolving Credit Facility). The European Revolving Credit Facility bore interest at a defined base rate plus 1.0%. The facility was repaid and terminated in 2001.

9.     Pension Plans and Other Benefits:

        The Company has two defined benefit pension plans for certain of its U.K. and U.S. employees. The size of the U.S. plan is not material to the U.K. plan taken as a whole. Benefits of the U.K. plan are based on a combination of years of service and compensation levels. The U.K. plan's assets consist mainly of European equity securities. The Company's funding policy is to make the minimum annual contributions required by applicable regulations.

        The Company makes actuarial assumptions that it believes are reasonable. Those assumptions for the years ended December 31, 2002, 2001 and 2000 include a discount rate of 5.5%, expected return on plan assets of 6.5%, and rate of compensation increase of 3.5%.

        The following table sets forth pension obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, for the U.K. and U.S. plans, respectively, as of December 31 (in millions):

	2002	2001
Change in benefit obligation:
Benefit obligation as of January 1	$44.4	$45.1
Service cost	1.2	1.1
Interest cost	2.6	2.4
Actuarial (gain) loss	1.6	(2.8)
Benefits paid	(1.1)	(0.9)
Currency fluctuation adjustment	5.2	(0.6)
Other	0.1	0.1

Benefit obligation as of December 31	$54.0	$44.4

Change in plan assets:
Fair value as of January 1	$34.2	$46.2
Actual return	(4.7)	(11.4)
Company contributions	1.1	0.8
Currency fluctuation adjustment	3.1	(0.6)
Benefits paid	(1.1)	(0.9)
Other	0.1	0.1

Fair value as of December 31	$32.7	$34.2

Funded status of the plans	$(21.1)	$(10.2)
Unrecognized net (gain) loss	20.4	10.6
Unrecognized transition liability	0.4	0.4

Prepaid (accrued) benefit cost	$(0.3)	$0.8

Amounts recognized in the statement of financial position consist of:
Prepaid (accrued) benefit cost	$(0.3)	$0.8
Accrued benefit liability	(17.4)	(8.2)
Intangible asset	0.4	0.5
Accumulated other comprehensive income	17.0	7.7

Net amount recognized	$(0.3)	$0.8

        The components of net pension expense were as follows for the years ended December 31 (in millions):

	2002	2001	2000
Service cost for benefits earned during the year	$1.2	$1.1	$1.2
Interest cost on projected benefit obligation	2.6	2.3	2.3
Return on plan assets	(2.4)	(3.0)	(2.6)
Net amortization and deferral	0.5	0.1	0.1

Net pension expense	$1.9	$0.5	$1.0

        The projected benefit obligations, accumulated benefit obligations, and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of the plans' assets were $54.0 million, $52.7 million, and $32.7 million, respectively, as of December 31, 2002, and $44.4 million, $41.5 million, and $34.2 million, respectively, as of December 31, 2001.

        Two of the Company's defined benefit pension plans were merged into the IMC pension plan in 1999. During 2002, one of those plans was terminated and the remaining plan was separated from the IMC pension plan and is disclosed above as the U.S. plan. There were no contributions to the U.S. plans by the Company in the three years ended December 31, 2002.

        The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. Additionally, certain of the Company's Savings Plans have a profit sharing feature for salaried and non-union hourly employees. The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance. The following table summarizes the expense attributable to these Savings Plans for the years ended December 31 (in millions):

	2002	2001	2000
Savings Plans expense	$3.3	$2.9	$2.4

10.   Commitments and Contingencies:

        The Company is involved in legal and administrative proceedings and claims of various types from normal Company activities. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's results of operations or financial position.

        Leases:    The Company leases certain property and equipment under non-cancelable operating leases for varying periods. The Company also leases various equipment under capital leases with historical cost of $0.4 million and accumulated depreciation of $0.2 million at December 31, 2002, that are included in property, plant, and equipment in the accompanying consolidated balance sheets.

        The aggregate future minimum annual rentals under lease arrangements as of December 31, 2002, are as follows (in millions):

Calendar Year	Capital Leases	Operating Leases
2003	$0.1	$5.9
2004	—	4.3
2005	—	3.3
2006	—	2.6
2007	—	2.3
Thereafter	—	8.5

	0.1	$26.9

Less amounts representing interest	—

Present value of net minimum lease payments	$0.1

        The following table summarizes rental expense, net of sublease income for the years ended December 31 (in millions):

	2002	2001	2000
Rental expense, net of sublease income	$8.1	$7.7	$7.0

        Royalties:    The Company has various private, state and Canadian provincial leases associated with the salt and specialty potash businesses. The following table summarizes royalty expense related to these leases for the years ended December 31 (in millions):

	2002	2001	2000
Royalty expense	$4.5	$5.3	$5.0

        Purchase Commitments:    In connection with the operations of the Company's facilities, the Company purchases electricity, steam and other raw materials from third parties under existing contracts, extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. The Company's future minimum long-term purchase commitments are approximately $7.8 million annually from 2003 to 2007 and approximately $26.7 million thereafter.

        Environmental Matters:    At December 31, 2002 and 2001, the Company has recorded accruals of $2.0 million and $2.8 million, respectively, for estimated future costs associated with existing environmental exposures at certain of its facilities. The Company estimates that a significant portion of these accruals will be used over the next five years.

        Purchase Agreement:    During 2002, the Company amended an agreement with a supplier related to the purchase of salt from the supplier's chemical production facility in Tennessee. The Company has received a one-time cash payment of $8.0 million related to the amendment. The Company recognized $0.6 million as a net reduction to cost of sales in the Consolidated Statement of Operations resulting from recognition of a ratable portion of the cash received and the sale of certain assets. Approximately $6.3 million of the cash received may be recognized over the remaining life of the amended agreement, terminating December 2010, as certain conditions are met by the Company and the supplier. Alternatively, the Company may elect to resume purchasing salt from the supplier's facility. In that event, the Company would repay a ratable portion of the cash received.

11.   Related Party Transactions:

        The following related party transactions are in addition to those disclosed elsewhere in the notes to the combined and consolidated financial statements.

        Transactions with IMC and its subsidiaries ("IMC affiliates") and Apollo and its subsidiaries ("Apollo affiliates") are considered related parties. The Company believes that all of the related party transactions approximate terms which would otherwise be negotiated by the Company with unrelated third parties.

        In connection with the Recapitalization transaction on November 28, 2001, SHC redeemed $383.5 million of its common stock owned by IMC using $372.1 million in cash and issuing $11.3 million in notes payable to IMC ("Seller Notes"). The Seller Notes bear interest at 10.23% interest. Interest is payable semi-annually, with payments through November 28, 2006 through the issuance of promissory notes with terms the same as the Seller Notes. Interest payments after November 28, 2006 are payable with promissory notes or cash, at the option of SHC. The Seller Notes and any accrued and unpaid interest may be prepaid at any time and mature on the earlier of November 28, 2013 or an Exit Event, as defined. Should certain threshold equity returns not be achieved by Apollo affiliates, the Seller Notes and any accrued and unpaid interest (including the promissory notes) may be payable in whole or in part to Apollo affiliates rather than IMC. The Seller Notes, and all other obligations in respect of these Notes, are subordinated in right of payment to all indebtedness of SHC and any of its subsidiaries. Certain indebtedness of SHC may limit the ability of SHC to pay interest on the Seller Notes in cash.

        During the year ended December 31, 2002, SHC and IMC reached an agreement related to the settlement of certain provisions of the agreement to transfer a controlling interest in CMG to SHC. As part of the settlement, SHC received approximately $13.0 million in cash and $8.4 million in Seller Notes plus accrued interest previously outstanding were cancelled. SHC recorded the proceeds as a capital contribution.

        On August 29, 2002, SHC, Apollo, IMC and certain of their affiliates amended the Seller Notes in connection with certain post-closing requirements of the Recapitalization transaction. IMC returned $8.4 million of Seller Notes, plus $0.6 million of accrued interest, to SHC and as such, $9.0 million has been recorded as an equity contribution. Pursuant to this settlement, SHC retained a contingent obligation whereby the $9.0 million of notes plus accrued interest (now termed "Settlement Notes") ($9.3 million at December 31, 2002) may be payable, in whole or in part, to Apollo affiliates in the future should certain levels of equity returns not be achieved. At December 31, 2002, management believes the performance targets will be met and accordingly, no amounts payable related to the Settlement Notes have been included in the consolidated balance sheet. IMC retained $2.9 million of Seller Notes plus interest accrued from November 28, 2001 (the "New Seller Notes"). The Settlement Notes and the New Seller Notes contain the same terms and conditions as the Seller Notes.

        The following table summarizes inventory sales and purchases between the Company and IMC affiliates for the years ended December 31 (in millions):

	2002	2001	2000
Inventory sales to IMC affiliates	$—	$33.7	$46.4
Inventory purchases from IMC affiliates	19.0	16.5	30.1

        Until November 28, 2001, the Company sold potash to IMC affiliates who marketed, distributed and sold this product to the agricultural industry. The Company was not charged for these services and received a discounted price for the product sales. The Company estimates its results would have been as follows, had the Company provided its own sales and marketing resources and directly sold its potash product for the years ended December 31 (in millions, unaudited):

	2001	2000
Gross sales	$528.4	$514.5
Operating earnings (loss)	60.3	(552.3)

        Subsequent to November 28, 2001, the Company entered into an agreement with IMC whereby the Company markets SOP produced by IMC at their New Mexico facility as an agent. The Company recognized approximately $0.5 million in fees from IMC for the year ended December 31, 2002.

        Sifto had a note payable, due on demand, with IMC that bore interest at 10.0%. At December 31, 2000 approximately $71.6 million was outstanding on this note. NASC had a note payable, due on demand, with IMC that bore interest at 10.0%. The Company participated in HCNA's revolving credit agreement with IMC that provided the Company certain cash management services. The outstanding balance bore interest at one-month LIBOR + 2.75% (9.37% at December 31, 2000). These notes and revolving credit agreement were repaid through a capital contribution from IMC prior to the date of Recapitalization. No amounts were outstanding as of or after December 31, 2001.

        Sifto had a note payable, due on demand, with IMC Potash which bore interest at the 30 day CD rate, plus 0.25% as of the first day of each month (6.95% at December 31, 2000). SUL had a note payable, due December 31, 2003, with IMC which bore interest at LIBOR plus 0.65% as of the first day of each quarter (6.775% at December 31, 2000). During 2001, CMGE entered into a note payable, due on December 31, 2001, with IMC, which bore interest at 6.69%. These notes were repaid as of the date of Recapitalization. No amounts were outstanding as of or after December 31, 2001.

        The following table summarizes the Company's interest income and expense with IMC and IMC affiliates for the years ended December 31 (in millions):

	2002	2001	2000
Interest income from IMC	$—	$2.9	$3.4
Interest expense to IMC	$0.9	$10.8	$12.5

        IMC has provided certain management services to the Company. The Company estimates the cost of these services to be $0.7 million for each of the years ended December 31, 2001 and 2000. These costs have been included in the Company's results for each period and have discontinued effective with the Recapitalization. Services provided by IMC included tax, treasury and cash management, risk management, information systems and certain employee benefit administration costs. These estimates are not necessarily indicative of the expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

        The Company leases various railcars from IMC affiliates under arrangements expiring through December 31, 2014. The following table summarizes the lease amounts expensed for the years ended December 31 (in millions):

	2002	2001	2000
Railcar lease expense	$0.8	$0.8	$0.4

        During the years ended December 31, 2002 and 2001, the Company recorded management fee charges of $0.9 million and $0.1 million, respectively, from Apollo. Additionally, during the year ended December 31, 2001, the Company recorded a $7.5 million charge to Apollo for transaction fees related to the Recapitalization.

12.   Commodity Derivative Instruments and Hedging Activities:

        During the fourth quarter of 2002, the Company has adopted a policy of hedging natural gas prices through the use of swap agreements in order to protect against commodity price fluctuations. The Company does not engage in trading activities with these financial instruments.

        Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activity," which established accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results from the hedged item on the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. All derivative instruments held by the Company as of December 31, 2002 qualify as cash flow hedges. For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of any change in the fair value of a derivative designated as a hedge, if any, is immediately recognized in earnings. Hedge effectiveness is measured quarterly based on the change in relative fair value between the derivative contract and the hedged item over time. During the fourth quarter of 2002, we recognized an increase in the net derivative asset and an associated increase in accumulated other comprehensive income totaling approximately $0.1 million. No derivative instruments existed prior to the fourth quarter of 2002.

13.   Operating Segments:

        The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

        The Company has two reportable segments: Salt and Potash. Salt produces salt for use in road deicing, food processing, water softeners, and agricultural and industrial applications. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash segment.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective segments. The notes to the combined and consolidated financial statements include detail related to special charges and should be referred to when viewing the segment information herein.

        Beginning in 2003, the Company no longer allocates corporate general and administrative costs incurred by SHC and CMG to its operating segments. For purposes of segment disclosure information, these costs are now classified in "Other." The Company believes that this action will improve its ability to analyze its segment operating results. The annual periods presented below have been updated to conform to the Company's 2003 manner of analyzing its operating segment results.

        Segment information as of and for the years ended December 31, is as follows (in millions):

2002	Salt	Potash	Other(d)	Total
Sales from external customers	$452.5	$50.1	$—	$502.6
Intersegment sales	—	8.9	(8.9)	—
Cost of sales — shipping and handling	130.2	7.3	—	137.5
Operating earnings (loss)(a)	95.1	4.8	(22.3)	77.6
Depreciation, depletion and amortization	29.2	7.9	—	37.1
Total assets	509.8	116.0	18.3	644.1
Capital expenditures	15.3	4.2	—	19.5
2001	Salt	Potash	Other(d)	Total
Sales from external customers	$485.0	$38.2	$—	$523.2
Intersegment sales	—	8.8	(8.8)	—
Cost of sales — shipping and handling	143.2	—	—	143.2
Operating earnings (loss)(b)	94.3	0.7	(37.9)	57.1
Depreciation, depletion and amortization	24.5	8.1	0.2	32.8
Total assets	514.2	120.9	20.5	655.6
Capital expenditures	38.5	4.5	—	43.0
2000	Salt	Potash	Other(d)	Total
Sales from external customers	$465.1	$44.1	$—	$509.2
Intersegment sales	—	6.3	(6.3)	—
Cost of sales — shipping and handling	140.0	—	—	140.0
Operating earnings (loss)(c)	(400.0)	(141.9)	(13.3)	(555.2)
Depreciation, depletion and amortization(c)	509.6	151.3	—	660.9
Total assets	512.8	121.9	1.3	636.0
Capital expenditures	30.0	3.7	—	33.7

(a)
Includes $7.7 million related to transition costs.

(b)
Includes $27.0 million related to transaction and transition costs.

(c)
Includes $616.9 million related to asset impairments, goodwill write-downs and severance.

(d)
Other includes corporate entities and eliminations.

        Financial information relating to the Company's operations by geographic area for the years ended December 31, is as follows (in millions):

Sales	2002	2001	2000
United States	$345.2	$339.1	$337.0
Canada	90.8	99.4	98.3
United Kingdom	60.0	79.4	66.3
Other	6.6	5.3	7.6

	$502.6	$523.2	$509.2

        Financial information relating to the Company's long-lived assets, including deferred financing costs and other long-lived assets, by geographic area as of December 31 (in millions):

Long-Lived Assets	2002	2001
United States	$236.2	$251.5
Canada	110.6	102.1
United Kingdom	93.7	96.8

	$440.5	$450.4

14.   Redeemable Preferred Stock:

        In connection with the Recapitalization, the Board of Directors of the Company authorized 73,704 shares of 13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock due 2013 ("Redeemable Preferred Stock"), par value $0.01 per share, with liquidation preference of $1,000 per share at the time of issuance. As part of the 73,704 shares of Redeemable Preferred Stock issued, 1,270 shares were issued to an employee trust in consideration of, and to secure, the Company's obligations to issue preferred stock under an employee deferred compensation plan. The Redeemable Preferred Stock is non-voting with dividends payable quarterly, in arrears in kind. Certain indebtedness obligations of the Company limit SHC's ability to pay cash dividends on preferred stock currently.

        In December 2002, certain holders of SHC preferred stock converted their preferred stock into notes (see Note 8). As of December 31, 2002, 16,462 shares remain issued and outstanding.

        On November 28, 2013, or earlier in certain instances involving a sale of a substantial amount of the Company's common stock, the Company is required to redeem all outstanding shares of the Redeemable Preferred Stock at a price equal to the liquidation preference plus accrued and unpaid dividends up to that date. The Company may, at its option, at any time, exchange all of the then outstanding shares of Redeemable Preferred Stock for Debentures, subject to the requirements and limitations of its existing indebtedness obligations.

15.   Common Stock and Stock Options:

        Prior to the Recapitalization, SHC had 56,629,700 shares of common stock, par value of $1.00 per share, issued and outstanding. As part of the Recapitalization, 49,634,000 shares of common stock were redeemed and cancelled leaving 6,995,700 shares issued and outstanding, which were redesignated as class A common stock, par value $0.01 per share, pursuant to the amended and restated certificate of incorporation of SHC. The amended and restated certificate of incorporation of SHC authorizes

9,500,000 shares of class A common stock and 500,000 shares of class B common stock, par value $0.01 per share. Class A and class B common stock are identical in all respects and have the same powers, preferences and rights, except class B shares are non-voting securities. As part of the total common shares issued, 120,549 shares were issued to an employee trust in consideration of, and to secure, the Company's obligations to issue common stock under an employee deferred compensation plan. Each outstanding share is entitled to one vote per share. No dividends on common shares may be declared or paid unless the cumulative preferred dividends on all outstanding shares of the Redeemable Preferred Stock have been fully paid for all past dividend periods. Certain indebtedness obligations of the Company also limit SHC's ability to pay cash dividends on common stock.

        On November 28, 2001, SHC adopted a stock option plan pursuant to which options with respect to a total of 419,750 shares of SHC's class B common stock are available for grant to employees of, consultants to, or directors of SHC or the Company. The board of directors of SHC administers the option plan. The right to grant options under the plan expires November 2011, the tenth anniversary of the closing date of the Recapitalization. Options granted under the plan are or will be either non-qualified or incentive stock options. Options are granted in amounts and at such times and to such eligible persons as determined by the board of directors of SHC.

        One-half of the options granted to employees will vest in varying amounts from one to four years depending on the terms of the individual option agreements. However, generally upon termination of a grantee's employment within one year following the sale of the Company, all of the time vesting options allocated to such terminated employee shall vest immediately. The other one-half of the options granted to employees are performance options and will vest on November 28, 2009, the eighth anniversary of the closing date of the Recapitalization. However, vesting of all or a portion of the performance options may be accelerated upon the consummation of a sale of the Company. Options granted to members of the board of directors of the Company vest at the time of grant. Options expire on the thirtieth day immediately following the eighth anniversary of issuance.

        The weighted-average exercise price approximates the weighted-average grant-date fair value of options granted during 2002 and 2001. A summary of the Company's stock option activity, and related information is as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 2000	—	$—
Granted	123,847	10.00
Exercised	—	—
Cancelled / Expired	—	—

Outstanding at December 31, 2001	123,847	10.00
Granted	225,284	10.53
Exercised	—	—
Cancelled / Expired	—	—

Outstanding at December 31, 2002	349,131	$10.34

        At December 31, 2002, 89,579 options with a weighted-average exercise price of $11.13 were fully vested and exercisable. At December 31, 2001, no options were vested. The following table summarizes information about options outstanding at December 31, 2002:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted- average remaining contractual life (years)	Weighted- average exercise price	Number outstanding	Weighted- average exercise price
$10.00	339,605	7.13	$10.00	81,826	$10.00
$10.01 – $23.11	9,526	7.87	22.62	7,753	23.04

Totals	349,131	7.15	10.34	89,579	11.13

16.   Other Comprehensive Income:

        The following tables provide additional detail related to amounts recorded in Other Comprehensive Income:

	Unfunded Pension Losses	Unrealized gains on cash flow hedges	Foreign currency adjustments	Accumulated other comprehensive income
Balance at December 31, 1999	$—	$—	$2.5	$2.5
2000 changes	—	—	(1.4)	(1.4)

Balance at December 31, 2000	—	—	1.1	1.1
January 1, 2001—November 27, 2001 changes	—	—	(3.2)	(3.2)

Balance at November 27, 2001	$—	$—	$(2.1)	$(2.1)

Balance at November 28, 2001	$—	$—	$—	$—
November 28, 2001—December 31, 2001 changes	(5.4)	—	3.0	(2.4)

Balance at December 31, 2001	(5.4)	—	3.0	(2.4)
2002 changes	(6.5)	0.1	8.9	2.5

Balance at December 31, 2002	$(11.9)	$0.1	$11.9	$0.1

For the year ended December 31, 2002:	Before tax amount	Tax (expense) benefit	Net-of-tax amount
Minimum pension liability adjustment	$(9.3)	$2.8	$(6.5)
Gas hedging adjustment	0.2	(0.1)	0.1
Foreign currency translation adjustment	8.9	—	8.9

Other comprehensive income	$(0.2)	$2.7	$2.5

17.   Quarterly Results (Unaudited)(a) (in millions):

Quarter	First	Second	Third	Fourth	Year
2002
Sales	$162.4	$82.3	$92.2	$165.7	$502.6
Cost of sales—shipping and handling	48.5	20.2	22.5	46.3	137.5
Gross profit	39.6	16.4	16.4	53.5	125.9
Operating earnings (loss)(b)	27.5	4.5	3.5	42.1	77.6
Net income (loss)	11.5	(7.5)	(3.7)	18.6	18.9
Quarter	First	Second	Third	Fourth(c)	Year(c)
2001
Sales	$197.0	$77.7	$90.9	$157.6	$523.2
Cost of sales — shipping and handling	59.1	17.6	23.0	43.5	143.2
Gross profit	49.8	14.9	11.9	46.4	123.0
Operating earnings (loss)	40.1	5.3	2.4	9.3	57.1
Net income (loss)	23.0	—	(0.6)	(3.4)	19.0

(a)
See Notes to Combined and Consolidated Financial Statements for detail related to special charges.

(b)
Annual quarter operating results include special charges of $7.7 million ($4.8 million after tax) related to transition costs associated with the Recapitalization.

(c)
Fourth quarter operating results include special charges of $27.0 million ($16.2 million after tax) related to transaction and transition costs associated with the Recapitalization.

18.   Subsequent Events

        On May 5, 2003, the Company amended the senior credit facilities to allow the Company to pay a dividend to be funded with either cash on hand or with borrowings under the amended and restated senior revolving credit facility. Additionally, the amendment permits the Company to repurchase certain SHC securities (other than the senior subordinated notes and the senior discount notes) not held by Apollo or management.

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SALT HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except share data)

June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$13.7
Receivables, less allowance for doubtful accounts of $1.6 million in 2003	45.9
Inventories	78.1
Other	3.5

Total current assets	141.2
Property, plant and equipment, net	260.3
Intangible assets—mineral interests and other, net	173.6
Other	30.2

Total assets	$605.3

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$0.8
Accounts payable	42.8
Accrued expenses	9.4
Accrued interest	12.5
Accrued salaries and wages	11.8
Income taxes payable	1.5

Total current liabilities	78.8
Long-term debt, net of current portion	578.3
Notes due to related parties, including accrued interest	—
Deferred income taxes	104.6
Other noncurrent liabilities	23.6
Commitments and contingencies
Redeemable preferred stock, authorized, issued and outstanding shares—1,758 at June 30, 2003	1.8
Stockholders' equity (deficit):
Common Stock:
Class A, $0.01 par value, authorized shares—9,500,000 at June 30, 2003; issued shares—7,051,145 at June 30, 2003	0.1
Class B, $0.01 par value, authorized shares—500,000 at June 30, 2003; issued shares—18,191 at June 30, 2003	—
Additional paid in capital	80.5
Treasury stock at cost—1,029,164 shares	(9.7)
Accumulated deficit	(263.5)
Accumulated other comprehensive income	10.8

Total stockholders' equity (deficit)	(181.8)

Total liabilities and stockholders' equity (deficit)	$605.3

The accompanying notes are an integral part of the consolidated financial statements.

SALT HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Six months ended June 30,
	2003	2002
Sales	$301.4	$244.7
Cost of sales—shipping and handling	85.2	68.7
Cost of sales—products	144.4	120.0

Gross profit	71.8	56.0
Selling, general and administrative expenses	23.1	19.4
Restructuring and other charges	—	4.7

Operating earnings	48.7	31.9
Other (income) expense:
Interest expense	25.0	21.1
Other, net	1.0	4.4

Income before income taxes	22.7	6.4
Income tax expense (benefit)	3.8	2.4

Net income	18.9	4.0
Dividends on preferred stock	1.2	5.2
Gain on redemption of preferred stock	(8.2)	—

Net income (loss) available for common stock	$25.9	$(1.2)

The accompanying notes are an integral part of the consolidated financial statements.

SALT HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (unaudited)
For the six months ended June 30, 2003
(in millions)

	Common Stock	Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	$0.1	$81.7	$—	$(190.6)	$0.1	$(108.7)
Dividends on preferred stock		(1.2)				(1.2)
Gain on redemption of preferred stock				8.2		8.2
Dividends on common stock				(100.0)		(100.0)
Treasury stock purchases			(9.8)			(9.8)
Stock options exercised			0.1			0.1
Comprehensive income:
Net income				18.9		18.9
Unrealized loss on cash flow hedges, net of tax					(0.2)	(0.2)
Cumulative translation adjustments					10.9	10.9

Comprehensive income						29.6

Balance, June 30, 2003	$0.1	$80.5	$(9.7)	$(263.5)	$10.8	$(181.8)

The accompanying notes are an integral part of the consolidated financial statements.

SALT HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$18.9	$4.0
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, depletion and amortization	19.4	18.3
Finance fee amortization	0.8	1.0
Loss/(gain) on early extinguishment of long-term debt	(1.9)	5.3
Transition and other charges, net of cash	—	1.1
Accreted interest	5.5	0.6
Deferred income taxes	3.7	(1.3)
Other	—	0.1
Changes in operating assets and liabilities:
Receivables	50.7	48.2
Inventories	21.0	8.0
Other assets	(2.1)	(1.2)
Accounts payable and accrued expenses	(32.9)	(13.1)
Other noncurrent liabilities	(0.2)	(0.9)

Net cash provided by operating activities	82.9	70.1
Cash flows from investing activities:
Capital expenditures	(5.4)	(6.5)
Acquisition of intangible assets	(21.0)	—
Other	—	0.1

Net cash used in investing activities	(26.4)	(6.4)
Cash flows from financing activities:
Issuance of long-term debt	100.0	78.4
Principal payments on long-term debt, including capital leases	(30.7)	(95.1)
Revolver activity	—	(39.8)
Payments of notes due to related parties	(1.5)	—
Dividends paid	(103.7)	—
Repurchase of Preferred Stock	(6.6)	—
Payments to acquire treasury stock	(9.8)	—
Proceeds from issuance of treasury stock	0.1	—
Deferred financing costs	(3.9)	(3.4)
Other	—	1.0

Net cash used in financing activities	(56.1)	(58.9)
Effect of exchange rate changes on cash and cash equivalents	1.4	0.7

Net increase in cash and cash equivalents	1.8	5.5
Cash and cash equivalents, beginning of the period	11.9	15.9

Cash and cash equivalents, end of the period	$13.7	$21.4

Supplemental cash flow information:
Interest paid excluding capitalized interest	$18.3	$10.0
Income taxes paid	4.8	5.3
Preferred stock dividends accrued not paid	—	5.2

The accompanying notes are an integral part of the consolidated financial statements.

SALT HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.     Organization, Formation and Basis of Presentation:

        On November 28, 2001, Apollo Management V, L.P. ("Apollo"), through its subsidiary, YBR Holdings LLC, acquired control of Salt Holdings Corporation ("SHC" or "Company"), from IMC Global, Inc. ("IMC") pursuant to a recapitalization transaction ("Recapitalization") with assets and liabilities of Compass Minerals Group, Inc. ("CMG") retaining their historical value.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. Operating results for the six-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

2.     Recent Accounting Pronouncements:

        In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of SFAS No. 143 is to establish an accounting standard for the recognition and measurement of an obligation related to the retirement of certain long-lived assets. The retirement obligation must be one that results from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the legal obligation associated with the retirement of a tangible long-lived asset to be recognized at fair value as a liability when incurred and the cost to be capitalized by increasing the carrying amount of the related long-lived asset. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 in the first quarter of 2003 as the provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" and requires certain disclosures in the Company's quarterly and annual financial statements. SHC has a stock option plan that was adopted on November 28, 2001. The Company elected to continue to follow the accounting method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options and has adopted the pro forma disclosure requirements under SFAS No. 123, as amended by SFAS 148. Under APB No. 25, because the exercise price of the Company's employee stock options is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. The effect of applying the fair value method under SFAS No. 123, as amended by SFAS 148, to the Company's stock-based awards resulted in pro forma net income that is not materially different from amounts reported in the accompanying consolidated statement of operations for the six month periods ending June 30, 2003 and 2002.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, the Company's third quarter of 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The Company is evaluating the impact of this Statement and believes that the adoption of this Statement will require the reclassification of its redeemable preferred stock to noncurrent liabilities in its consolidated balance sheet.

3.     Inventories:

        Inventories consist of the following (in millions):

June 30, 2003
Finished goods	$65.3
Raw materials and supplies	12.8

$78.1

        Raw materials and supplies primarily consist of raw materials purchased to aid in the production of the Company's mineral products, maintenance materials and packaging materials. Finished goods are comprised of salt and sulfate of potash ("SOP") products readily available for sale. All costs associated with the production of salt and SOP at the Company's producing locations are captured as inventory costs. Additionally, since the Company's products are often stored at third-party warehousing locations, the Company includes in the cost of inventory the freight and handling costs necessary to move the product to storage until the product is sold to a customer.

4.     Mineral Interests and Other Intangible Assets:

        Mineral interests include probable mineral reserves. The Company leases mineral reserves at several of its extraction facilities. These leases have varying terms, and many provide for a royalty payment to the lessor based on a specific amount per ton of mineral extracted or as a percentage of revenue. Pursuant to SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," mineral interests associated with other than owned properties are classified as intangible assets. Probable mineral reserves are amortized on a units-of-production basis over the respective estimated mine lives not to exceed 99 years. The weighted average amortization period for probable mineral reserves is 97 years as of June 30, 2003. The Company's rights to extract minerals are contractually limited by time, however, the Company believes it will be able to continue to extend lease agreements, as it has in the past, at commercially reasonable terms, without incurring substantial costs or incurring material modifications to the existing lease terms and conditions, and therefore, believes that the assigned lives are appropriate.

        In June 2003, the Company purchased, for $24.5 million, intangible assets related to IMC's SOP marketing business including customer lists related to its Carlsbad, New Mexico SOP product line and rights to produce SOP at IMC's Carlsbad, New Mexico facility (see Note 6, Related Party Transactions). The Company's mineral interests and other intangible assets are subject to amortization. The aggregate amortization of probable mineral reserves for the six-month periods ended June 30, 2003 and 2002 was

$0.9 million and $0.6 million, respectively. The estimated amortization expense for fiscal 2003 is approximately $2.2 million and from fiscal 2004 through 2007 is approximately $2.0 million annually.

        Mineral interests and other intangible assets consist of the following (in millions):

	June 30, 2003
	Gross Carrying Value	Accumulated Amortization	Net Book Value
Probable mineral reserves	$158.6	$9.5	$149.1
Other intangible assets	24.5	—	24.5

	$183.1	$9.5	$173.6

5.     Long-term Debt:

        On May 5, 2003, the Company amended the senior credit facility ("Senior Credit Facility") to allow the Company to pay a dividend to be funded with either cash on hand or with borrowings under the amended and restated senior revolving credit facility ("Revolving Credit Facility"). Additionally, the amendment permits the Company to repurchase certain SHC securities (other than the Senior Subordinated Notes and the Senior Discount Notes) not held by Apollo or management (see Note 6, Related Party Transactions).

        On May 22, 2003, the Company issued $179.6 million in aggregate principal amount at maturity ($100.0 million in gross proceeds) of 12% senior subordinated discount notes due 2013 ("SHC Subordinated Discount Notes") in a private placement under Rule 144A and Regulation S of the Securities Act. No cash interest will accrue on the SHC Subordinated Discount Notes prior to June 1, 2008. The accreted value of each SHC Subordinated Discount Note will increase from the date of issuance until June 1, 2008 at a rate of 12% per annum, reflected in the accrual of non-cash interest, such that the accreted value will equal the principal amount on June 1, 2008. Cash interest will accrue on the SHC Subordinated Discount Notes at a rate of 12% per annum, beginning June 1, 2008 through maturity. The proceeds from the sale of the SHC Subordinated Discount Notes were distributed to the Company's stockholders in the form of a common stock dividend. In connection with the offering of the SHC Subordinated Discount Notes, the Company amended its amended and restated Senior Credit Facility and received consent from the holders of a majority of the aggregate principal amount at maturity of the SHC Discount Notes to amend the indenture governing the SHC Discount Notes in order to permit the distribution of the proceeds from the offering of the SHC Subordinated Discount Notes to the Company's stockholders.

        Third-party long-term debt consists of the following (in millions):

June 30, 2003
Senior Subordinated Notes	$325.0
SHC Discount Notes	71.1
SHC Subordinated Discount Notes	101.3
Term Loan	78.6
Revolving Credit Facility	—
Other, including capital lease obligations	—

576.0
Premium on senior subordinated notes, net	3.1
Current portion of long-term debt	(0.8)

$578.3

6.     Related Party Transactions:

        In June 2003, the Company purchased, for $24.5 million, intangible assets related to IMC's SOP marketing business including customer lists related to its Carlsbad, New Mexico SOP product line and rights to produce SOP at IMC's Carlsbad, New Mexico facility. As part of the transaction, the agreement under which the Company, as agent, markets SOP produced by IMC at their Carlsbad, New Mexico facility, will be terminated in 2003. The Company paid $21.0 million in cash with the remaining $3.5 million due no later than November 30, 2003. The Company will evaluate the intangible assets acquired and will finalize the purchase price allocation within the next several months. In connection with this valuation exercise, the Company will also determine the amortization period for each of the identified intangible assets.

        The Company also purchased approximately $2.0 million of SOP finished goods inventory from IMC and may be required to purchase additional amounts of SOP finished goods inventory, at a stated contract price, that approximates fair value by November 30, 2003.

        In June 2003, the Company repurchased in combination 14,704 shares of its preferred stock, 1,038,700 shares of its common stock, notes due to related parties, including accrued interest and approximately $18.0 million of cash held in escrow, from IMC for approximately $36.0 million. The purchase price of the individual securities was allocated ratable according to their estimated fair values. The redemption of preferred stock resulted in a gain of approximately $8.2 million recorded as a reduction of the accumulated deficit. The repurchase of common stock was treated as treasury stock and recorded at a cost of approximately $9.8 million. The notes due to related parties were retired resulting in a gain of approximately $1.9 million recorded as other income.

7.     Operating Segments:

        Beginning in 2003, the Company no longer allocates corporate general and administrative costs incurred by CMG to its operating segments. For purposes of segment disclosure information, these costs are now classified in "Other." The Company believes that this action will improve its ability to analyze its segment operating results. Certain reclassifications have been made to the 2002 segment information in order to conform with the current year's presentation.

        Segment information as of and for the six-month periods ended June 30, 2003 and 2002, is as follows (in millions):

Six months ended June 30, 2003	Salt	Potash	Other(b)	Total
Sales to external customers	$274.8	$26.6	$—	$301.4
Intersegment sales	—	3.9	(3.9)	—
Cost of sales—shipping and handling costs	80.9	4.3	—	85.2
Operating earnings (loss)	54.2	2.8	(8.3)	48.7
Total assets	$445.0	$139.1	$21.2	$605.3
Six months ended June 30, 2002	Salt	Potash	Other(b)	Total
Sales to external customers	$219.6	$25.1	$—	$244.7
Intersegment sales	—	4.6	(4.6)	—
Cost of sales—shipping and handling costs	65.4	3.3	—	68.7
Operating earnings (loss)(a)	41.7	1.6	(11.4)	31.9
Total assets	$462.4	$118.1	$18.1	$598.6

(a)
"Other" includes $4.7 million related to restructuring costs.

(b)
"Other" includes corporate entities and eliminations.

8.     Redeemable Preferred Stock:

        In May 2003, the Company paid $3.7 million of dividends on its Redeemable Preferred Stock. In June 2003, the Company redeemed 14,704 shares of Redeemable Preferred Stock (see Note 6, Related Party Transactions).

9.     Common Stock and Stock Options:

        In May 2003, proceeds from the issuance of the SHC Subordinated Discount Notes in the amount of $100.0 million were used to pay dividends on the Company's common stock. In June 2003, the Company repurchased 1,038,700 shares of common stock and recorded treasury stock at a cost of $9.8 million (see Note 6, Related Party Transactions).

        In connection with SHC's $100.0 million dividend payment on its common stock in May 2003, the number of SHC stock options and the exercise price were adjusted to preserve the intrinsic value of the stock options that existed prior to the dividend through decreasing the exercise price of outstanding options and increasing the number of outstanding options. The following is a summary of SHC's stock option activity and related information for the six-month period ended June 30, 2003 as adjusted for the transaction described above:

	Number of options	Weighted- average exercise price
Outstanding at December 31, 2002	501,480	$7.20
Granted	2,598	25.74
Exercised	(21,434)	6.97
Cancelled/Expired	(10,484)	6.97

Outstanding at June 30, 2003	472,160	$7.33

10.   Other Comprehensive Income:

        The following tables provide additional detail related to amounts recorded in Other Comprehensive Income during the six month period ended June 30, 2003:

	Unfunded Pension Losses	Unrealized gains on cash flow hedges	Foreign currency Adjustments	Accumulated Other Comprehensive Income
Balance at December 31, 2002	$(11.9)	$0.1	$11.9	$0.1
2003 changes	—	(0.2)	10.9	10.7

Balance at June 30, 2003	$(11.9)	$(0.1)	$22.8	$10.8

For the six months ended June 30, 2003:	Before tax Amount	Tax (expense) benefit	Net-of-tax Amount
Gas hedging adjustment	$(0.3)	$0.1	$(0.2)
Foreign currency translation adjustment	10.9	—	10.9

Other comprehensive income	$10.6	$0.1	$10.7

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements and Industry Data	i
Market and Industry Data and Forecasts	ii
Where You Can Find More Information	iii
Prospectus Summary	1
Risk Factors	13
The Exchange Offer	23
Use of Proceeds	32
Capitalization	33
Selected Combined and Consolidated Financial Information	34
Management's Discussion and Analysis of Financial Condition and Results of Operations	36
Business	54
Management	71
Principal Stockholders	78
Related Party Transactions	80
Description of Other Indebtedness and Preferred Stock	83
Description of the Exchange Notes	87
Book-Entry; Delivery and Form	128
Plan of Distribution	130
Material United States Federal Income Tax Consequences	131
Legal Matters	137
Experts	137
Index to Combined and Consolidated Financial Statements	F-1

        Until                    , 2003, all dealers effecting transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SALT HOLDINGS CORPORATION

Offer to Exchange $123,500,000 aggregate
principal amount at maturity of our
12 3/4% Senior Discount Notes due 2012
which have been registered under the
Securities Act of 1933, as amended, for
any and all of our outstanding 12 3/4%
Senior Discount Notes due 2012.

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article Sixth of Salt Holdings' amended and restated certificate of incorporation eliminates the liability of directors to Salt Holdings or its stockholders to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL").

        Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which the director derived an improper personal benefit.

        The amended and restated certificate of incorporation and by-laws of Salt Holdings provide for the indemnification of all officers or directors to the fullest extent permitted by the DGCL and Salt Holdings' amended and restated certificate of incorporation. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Compass Minerals has purchased and maintains insurance on behalf of Salt Holdings' directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

(A) Exhibits

        The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit No.	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated October 13, 2001, among IMC Global Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.
2.2*	Amendment No. 1 to Agreement and Plan of Merger, dated November 28, 2001, among IMC Global Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.
3.1*	Amended and Restated Certificate of Incorporation of Salt Holdings Corporation.
3.2*	By-laws of Salt Holdings Corporation.
4.1*	Indenture, dated December 20, 2002, between Salt Holdings Corporation, as issuer, and The Bank of New York, as trustee.
4.2*	Form of Initial Note (included as Exhibit A to Exhibit 4.1).
4.3*	Form of Exchange Note (included as Exhibit B to Exhibit 4.1).

4.4*	Registration Rights Agreement, dated December 20, 2002, between Salt Holdings Corporation, as issuer, and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as initial purchasers.
4.5*	First Supplemental Indenture to the Indenture governing the 12 3/4% Senior Discount Notes Due 2012 of Salt Holdings Corporation, dated May 21, 2003, between Salt Holdings Corporation and The Bank of New York, as trustee.
4.6*	Indenture, dated May 22, 2003, governing the 12% Senior Subordinated Discount Notes Due 2013 of Salt Holdings Corporation, between Salt Holdings Corporation, as issuer, and The Bank of New York, as trustee.
4.7*	Form of 12% Senior Subordinated Discount Note (included as Exhibit A to Exhibit 4.6).
4.8*	Registration Rights Agreement, dated May 22, 2003, between Salt Holdings Corporation and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Credit Lyonnais Securities (USA) Inc., as initial purchasers of the 12% Senior Subordinated Discount Notes Due 2013.
5.1*	Opinion of Latham & Watkins LLP, special counsel to Salt Holdings Corporation.
10.1*	Salt mining lease, dated November 9, 2001, between the Province of Ontario, as lessor, and Sifto Canada Inc. as lessee.
10.2*	Salt and Surface Agreement, dated June 21, 1961, by and between John Taylor Caffery, as agent for Marcie Caffery Gillis, Marcel A. Gillis, Bethia Caffery McCay, Percey McCay, Mary Louise Caffery Ellis, Emma Caffery Jackson, Edward Jackson, Liddell Caffery, Marion Caffery Campbell, Martha Gillis Restarick, Katherine Baker Senter, Caroline Baker, Bethia McCay Brown, Donelson Caffery McCay, Lucius Howard McCurdy Jr., John Andersen McCurdy, Edward Rader Jackson III, individually and as trustee for Donelson Caffery Jackson, and the J.M. Burguieres Company, LTD., and Carey Salt Company as amended by Act of Amendment to Salt Lease, dated May 30, 1973, as further amended by Agreement, dated November 21, 1990, and as further amended by Amendment to Salt and Surface lease, dated July 1, 1997.
10.3*	Royalty Agreement, dated September 1, 1962, between IMC Kalium Ogden Corp. and the Utah State Land Board.
10.4*	Amended and Restated Credit Agreement, dated April 10, 2002, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint-bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.
10.5*	Amendment No. 1 to the Amended and Restated Credit Agreement, dated December 19, 2002, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.

10.6*	Amendment No. 2 to the Amended and Restated Credit Agreement, dated May 5, 2003, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, and J.P. Morgan Europe Limited, as U.K. agent.
10.7*	Amendment No. 3 to the Amended and Restated Credit Agreement, dated May 21, 2003, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, and J.P. Morgan Europe Limited, as U.K. agent.
10.8*	U.S. Collateral and Guaranty Agreement, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals Group, Inc., Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc., North American Salt Company and JPMorgan Chase Bank, as collateral agent.
10.9*	U.S. Collateral Assignment, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals Group, Inc. and JPMorgan Chase Bank.
10.10*	Foreign Guaranty, dated November 28, 2001, among Sifto Canada Inc., Salt Union Limited, IMC Global (Europe) Limited, IMC Global (UK) Limited, London Salt Limited, Direct Salt Supplies Limited, J.T. Lunt & Co. (Nantwich) Limited, and JPMorgan Chase Bank, as collateral agent.
10.11*	2001 Stock Option Plan of Salt Holdings Corporation, as adopted by the Board of Directors of Salt Holdings Corporation on November 28, 2001.
10.12*	Salt Holdings Corporation Senior Executives' Deferred Compensation Plan, effective as October 8, 2001.
10.13*	Service Agreement, dated September 1, 1997, between Salt Union Limited and David J. Goadby.
10.14*	Investor Rights Agreement, dated November 28, 2001, between Salt Holdings Corporation and the holders of securities of Salt Holdings Corporation party thereto.
10.15*	Amended and Restated Stock Rights Agreement, dated as of June 23, 2003, by and among Salt Holdings Corporation, Apollo Management V L.P., each of the stockholders listed on Schedule A attached thereto and IMC Global Inc.
10.16*	Management Consulting Agreement, dated November 28, 2001, between Salt Holdings Corporation and Apollo Management V L.P.
10.17*	Master Assignment Agreement, dated April 10, 2002, among Compass Minerals Group, Inc., a Delaware corporation, the lenders party thereto and JPMorgan Chase Bank, as administrative agent for the Existing Lenders (as defined in the Master Assignment Agreement).
10.18*	Employment Agreement, dated March 12, 2002, between Compass Minerals Group, Inc. and Michael E. Ducey.
10.19*	Certificate of Designation for the 13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock.
12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
16.1*	Letter of Ernst & Young LLP regarding change in certifying accountants, dated September 17, 2003.
21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Latham & Watkins LLP, special counsel to Salt Holdings Corporation (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included on signature pages of the previously filed Registration Statement).
25.1*	Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Salt Holdings Corporation to Registered Holders and DTC Participants.
99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99.5*	Form of Letter to Clients.
99.6*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Previously filed.

(B) Financial Statement Schedules

SCHEDULE II—VALUATION RESERVES

Salt Holdings Corporation
December 31, 2002, 2001 and 2000
(in millions)

Description	Balance at the Beginning of the Year	Additions Charged to Expense	Deductions(1)	Other(2)	Balance at the End of the Year
Deducted from Receivables—Allowance for Doubtful Accounts
2002	$2.0	$0.0	$(0.4)	$—	$1.6
2001	1.8	1.6	(1.4)	—	2.0
2000	1.7	0.7	(0.6)	—	1.8
Deducted from Deferred Income Taxes—Valuation Allowance
2002	$44.3	$—	$(2.9)	$—	$41.4
2001	48.3	—	—	(4.0)	44.3
2000	48.3	—	—	—	48.3

(1)
Deduction for purposes for which reserve was created.

(2)
Corresponding tax asset diminished upon Recapitalization.

Item 22. Undertakings

        The Registrant hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means.

    This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5)
  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on October 20, 2003.

SALT HOLDINGS CORPORATION
By:	/s/ MICHAEL E. DUCEY
Name: Michael E. Ducey
Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ MICHAEL E. DUCEY Michael E. Ducey	President, Chief Executive Officer and Director	October 20, 2003
* Rodney L. Underdown	Chief Financial Officer and Vice President	October 20, 2003
* Robert H. Falk	Director	October 20, 2003
* Joshua J. Harris	Director	October 20, 2003
* Scott M. Kleinman	Director	October 20, 2003
*By:	/s/ MICHAEL E. DUCEY Attorney-in-fact	October 20, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated October 13, 2001, among IMC Global Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.
2.2*	Amendment No. 1 to Agreement and Plan of Merger, dated November 28, 2001, among IMC Global Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.
3.1*	Amended and Restated Certificate of Incorporation of Salt Holdings Corporation.
3.2*	By-laws of Salt Holdings Corporation.
4.1*	Indenture, dated December 20, 2002, between Salt Holdings Corporation, as issuer, and The Bank of New York, as trustee.
4.2*	Form of Initial Note (included as Exhibit A to Exhibit 4.1).
4.3*	Form of Exchange Note (included as Exhibit B to Exhibit 4.1).
4.4*	Registration Rights Agreement, dated December 20, 2002, between Salt Holdings Corporation, as issuer, and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as initial purchasers.
4.5*	First Supplemental Indenture to the Indenture governing the 12 3/4% Senior Discount Notes Due 2012 of Salt Holdings Corporation, dated May 21, 2003, between Salt Holdings Corporation and The Bank of New York, as trustee.
4.6*	Indenture, dated May 22, 2003, governing the 12% Senior Subordinated Discount Notes Due 2013 of Salt Holdings Corporation, between Salt Holdings Corporation, as issuer, and The Bank of New York, as trustee.
4.7*	Form of 12% Senior Subordinated Discount Note (included as Exhibit A to Exhibit 4.6).
4.8*	Registration Rights Agreement, dated May 22, 2003, between Salt Holdings Corporation and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Credit Lyonnais Securities (USA) Inc., as initial purchasers of the 12% Senior Subordinated Discount Notes Due 2013.
5.1*	Opinion of Latham & Watkins LLP, special counsel to Salt Holdings Corporation.
10.1*	Salt mining lease, dated November 9, 2001, between the Province of Ontario, as lessor, and Sifto Canada Inc. as lessee.
10.2*	Salt and Surface Agreement, dated June 21, 1961, by and between John Taylor Caffery, as agent for Marcie Caffery Gillis, Marcel A. Gillis, Bethia Caffery McCay, Percey McCay, Mary Louise Caffery Ellis, Emma Caffery Jackson, Edward Jackson, Liddell Caffery, Marion Caffery Campbell, Martha Gillis Restarick, Katherine Baker Senter, Caroline Baker, Bethia McCay Brown, Donelson Caffery McCay, Lucius Howard McCurdy Jr., John Andersen McCurdy, Edward Rader Jackson III, individually and as trustee for Donelson Caffery Jackson, and the J.M. Burguieres Company, LTD., and Carey Salt Company as amended by Act of Amendment to Salt Lease, dated May 30, 1973, as further amended by Agreement, dated November 21, 1990, and as further amended by Amendment to Salt and Surface lease, dated July 1, 1997.
10.3*	Royalty Agreement, dated September 1, 1962, between IMC Kalium Ogden Corp. and the Utah State Land Board.
10.4*	Amended and Restated Credit Agreement, dated April 10, 2002, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint-bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.

10.5*	Amendment No. 1 to the Amended and Restated Credit Agreement, dated December 19, 2002, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.
10.6*	Amendment No. 2 to the Amended and Restated Credit Agreement, dated May 5, 2003, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, and J.P. Morgan Europe Limited, as U.K. agent.
10.7*	Amendment No. 3 to the Amended and Restated Credit Agreement, dated May 21, 2003, among Salt Holdings Corporation, Compass Minerals Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K. borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, and J.P. Morgan Europe Limited, as U.K. agent.
10.8*	U.S. Collateral and Guaranty Agreement, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals Group, Inc., Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc., North American Salt Company and JPMorgan Chase Bank, as collateral agent.
10.9*	U.S. Collateral Assignment, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals Group, Inc. and JPMorgan Chase Bank.
10.10*	Foreign Guaranty, dated November 28, 2001, among Sifto Canada Inc., Salt Union Limited, IMC Global (Europe) Limited, IMC Global (UK) Limited, London Salt Limited, Direct Salt Supplies Limited, J.T. Lunt & Co. (Nantwich) Limited, and JPMorgan Chase Bank, as collateral agent.
10.11*	2001 Stock Option Plan of Salt Holdings Corporation, as adopted by the Board of Directors of Salt Holdings Corporation on November 28, 2001.
10.12*	Salt Holdings Corporation Senior Executives' Deferred Compensation Plan, effective as October 8, 2001.
10.13*	Service Agreement, dated September 1, 1997, between Salt Union Limited and David J. Goadby.
10.14*	Investor Rights Agreement, dated November 28, 2001, between Salt Holdings Corporation and the holders of securities of Salt Holdings Corporation party thereto.
10.15*	Amended and Restated Stock Rights Agreement, dated as of June 23, 2003, by and among Salt Holdings Corporation, Apollo Management V L.P., each of the stockholders listed on Schedule A attached thereto and IMC Global Inc.
10.16*	Management Consulting Agreement, dated November 28, 2001, between Salt Holdings Corporation and Apollo Management V L.P.
10.17*	Master Assignment Agreement, dated April 10, 2002, among Compass Minerals Group, Inc., a Delaware corporation, the lenders party thereto and JPMorgan Chase Bank, as administrative agent for the Existing Lenders (as defined in the Master Assignment Agreement).
10.18*	Employment Agreement, dated March 12, 2002, between Compass Minerals Group, Inc. and Michael E. Ducey.
10.19*	Certificate of Designation for the 13 3/4% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock.

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
16.1*	Letter of Ernst & Young LLP regarding change in certifying accountants, dated September 17, 2003.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Latham & Watkins LLP, special counsel to Salt Holdings Corporation (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included on signature pages of the previously filed Registration Statement).
25.1*	Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Salt Holdings Corporation to Registered Holders and DTC Participants.
99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99.5*	Form of Letter to Clients.
99.6*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Previously filed.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA AND FORECASTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
Summary of the Terms of the Exchange Offer
Terms of the Exchange Notes
Risk Factors
Company Overview
Recapitalization and Recent Developments
Post-Recapitalization Organization
Summary Combined and Consolidated Financial Information
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
SALT SEGMENT
SPECIALTY POTASH SEGMENT
INTELLECTUAL PROPERTY
EMPLOYEES
PRINCIPAL PROPERTIES
ENVIRONMENTAL, HEALTH AND SAFETY MATTERS
LEGAL MATTERS
MANAGEMENT
Summary Compensation Table
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
SALT HOLDINGS CORPORATION INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants
Report of Independent Auditors
SALT HOLDINGS CORPORATION CONSOLIDATED BALANCE SHEETS December 31, 2002 and 2001 (in millions, except share data)
SALT HOLDINGS CORPORATION COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended December 31, 2002, 2001 and 2000 (in millions)
SALT HOLDINGS CORPORATION COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) For the years ended December 31, 2002, 2001 and 2000 (in millions)
SALT HOLDINGS CORPORATION COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2002, 2001 and 2000 (in millions)
SALT HOLDINGS CORPORATION NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
SALT HOLDINGS CORPORATION CONSOLIDATED BALANCE SHEETS (unaudited) (in millions, except share data)
SALT HOLDINGS CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in millions)
SALT HOLDINGS CORPORATION CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (unaudited) For the six months ended June 30, 2003 (in millions)
SALT HOLDINGS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in millions)
SALT HOLDINGS CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SCHEDULE II—VALUATION RESERVES Salt Holdings Corporation December 31, 2002, 2001 and 2000 (in millions)
SIGNATURES
EXHIBIT INDEX